UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VCA Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of VCA Inc. (the “common stock”)
(2)

Aggregate number of securities to which transaction applies:

82,692,327 shares of common stock, which includes: 81,581,214 issued and outstanding shares of common stock (including 349,029 shares of restricted common stock), 441,245 shares of common stock issuable upon the exercise of outstanding “in-the-money” options to purchase shares of common stock, 669,868 shares of common stock underlying restricted stock units (assuming maximum achievement of any applicable performance goals) (in each case, as of the close of business on January 31, 2017).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $890,392.19 was determined by multiplying 0.0001159 by the aggregate merger consideration of $7,682,417,526.30. The aggregate merger consideration was calculated as the sum of: (A) the product of 81,581,214 shares of common stock issued and outstanding (including 349,029 shares of restricted common stock) multiplied by the merger consideration of $93.00 per share; (B) the product of 441,245 shares of common stock issuable upon the exercise of outstanding “in-the-money” options to purchase shares of common stock multiplied by $74.94 (which is the difference between the merger consideration of $93.00 per share and the weighted average exercise price of such options of $18.06); and (C) the product of 669,868 shares of common stock underlying restricted stock units (assuming maximum achievement of any applicable performance goals) multiplied by the merger consideration of $93.00 per share (in each case, as of the close of business on January 31, 2017).

	(4)	Proposed maximum aggregate value of transaction: $7,682,417,526.30
	(5)	Total fee paid: $890,392.19

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2017

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064

(310) 571-6500

[DATE]

DEAR VCA STOCKHOLDERS

You are cordially invited to attend a special meeting of the stockholders of VCA Inc., a Delaware corporation (the “Company,” “VCA,” “we,” “our” or “us”), which we will hold on [•], at [•][a.m.][p.m.] Pacific Time, at VCA’s corporate offices located at 12401 W. Olympic Boulevard, Los Angeles, California 90064-1022.

At the special meeting, holders of our common stock, par value $0.001 per share (“common stock”), will be asked to consider and vote on a proposal to approve the adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of January 7, 2017, by and among the Company, MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely for purposes of Section 9.15 of the merger agreement, Mars, Incorporated, a Delaware corporation (“Mars”).

Pursuant to the merger agreement and subject to the terms and conditions set forth therein, at the effective time of the merger (the “effective time”), (1) Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Acquiror, and (2) each share of common stock, par value $0.001 per share, of the Company issued and outstanding immediately prior to the effective time (other than shares owned (or held in treasury) by the Company, shares owned by any of the Company’s subsidiaries, Mars, Acquiror or Merger Sub (or any other subsidiary of Mars) and shares owned by stockholders who properly demand and have not otherwise lost their appraisal rights under Delaware law as more fully described in the enclosed proxy statement) will be cancelled and automatically converted into the right to receive $93.00 in cash, without interest and less any applicable withholding taxes.

Our board of directors (the “Board”) unanimously approved and declared advisable the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE MERGER. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the issued and outstanding shares of our common stock vote in favor of the adoption of the merger agreement. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

While our stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of common stock to be voted on the matters to be considered at the special meeting even if you are unable or do not wish to attend. If you desire your shares of common stock to be voted in accordance with the Board’s unanimous recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope.

Otherwise, please mark the proxy to indicate your voting instructions, sign and date the proxy, and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of common stock. Without those instructions, your shares of common stock will not be voted, which will have the same effect as voting against the proposal to approve the adoption of the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, by calling (888) 750-5834 toll-free or (212) 750-5833 collect.

As always, on behalf of the Board and the rest of our organization, I thank you for your continued confidence and support.

Sincerely,

Bob Antin

Chairman and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•] and is first being mailed to stockholders on or about [•].

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2017

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of VCA Inc., a Delaware corporation (the “Company,” “VCA,” “we,” “our” or “us”), will be held on [•], at [•] [a.m.][p.m.] Pacific Time, at VCA’s corporate offices located at 12401 W. Olympic Boulevard, Los Angeles, California 90064-1022 to consider and vote upon the following proposals:

1.	to approve the adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of January 7, 2017, by and among the Company, MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely for purposes of Section 9.15 of the merger agreement, Mars, Incorporated, a Delaware corporation;

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers (collectively, the “named executive officers”) in connection with the merger; and

3.	to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the adoption of the merger agreement (the “adjournment proposal”).

The holders of record of our common stock, par value $0.001 per share (“common stock”), as of the close of business on [•], are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof (to the fullest extent permitted by law). All stockholders are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “Board”) unanimously approved and declared advisable the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE MERGER. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the issued and outstanding shares of our common stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger requires the affirmative vote of holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on such proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting. The approval of these two proposals is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of common stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy to the Company by using a toll-free telephone number or the Internet. We have provided instructions on the enclosed proxy card for using these convenient services. See the section of the accompanying proxy statement entitled “The Special Meeting—Voting; Proxies; Revocation” beginning on page 24 for additional information.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal. If you fail to vote or submit your proxy, the effect will be that your shares of common stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the adjournment proposal.

Your proxy may be revoked at any time before the vote is taken at the special meeting by following the procedures outlined in the accompanying proxy statement. You may revoke your proxy by attending the meeting and voting in person in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Tomas W. Fuller

Chief Financial Officer,

Vice President and Secretary

[DATE]

SUMMARY

This Summary discusses certain material information contained in this proxy statement, including with respect to the merger agreement and the merger (each as defined below). We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. We have included page references to direct you to more complete descriptions of the topics presented in this Summary.

The Companies (page 20)

VCA Inc.

VCA Inc. (the “Company,” “VCA,” “we,” “our” or “us”) is a leading national animal healthcare company operating in the United States and Canada. We provide veterinary services and diagnostic testing to support veterinary care, and we sell diagnostic imaging equipment and other medical technology products and related services to the veterinary market.

Our animal hospitals offer a full range of general medical and surgical services for companion animals, as well as specialized treatments including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. In addition, we provide pharmaceutical products and perform a variety of pet wellness programs including health examinations, diagnostic testing, routine vaccinations, spaying, neutering and dental care. Our network of animal hospitals is supported by nearly 4,000 veterinarians and had approximately 9.8 million patient visits in 2015.

Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. Our network of veterinary diagnostic laboratories provides diagnostic testing for over 17,000 clients, which includes standard animal hospitals, large animal practices, universities and other government organizations.

Our medical technology business sells digital radiography, ultrasound imaging equipment and other advanced imaging/diagnostic modalities, in addition to providing education and training on the use of that equipment, and providing consulting and mobile imaging services.

Our pet services business primarily franchises a premier provider of pet services, including dog day care, overnight boarding, grooming and other ancillary services, at specially designed pet care facilities, principally under the trademark Camp Bow Wow®. Camp Bow Wow also operates several corporate-owned facilities.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 90.

Mars, Incorporated

Mars, Incorporated, referred to as “Mars,” is a Delaware corporation. Mars is a private family company, the control of all the stock of which rests with the family of Forrest E. Mars, Sr. Based in McLean, Virginia, Mars had net sales of more than $35 billion in 2016, six business segments including Petcare, Chocolate, Wrigley, Food, Drinks, Symbioscience, and more than 80,000 Associates worldwide. Mars brands include: Petcare – PEDIGREE®, ROYAL CANIN®, WHISKAS®, IAMS®, EUKANUBA®, WHISTLE®, BANFIELD® Pet Hospital, PET PARTNERS®, CESAR®, SHEBA®, DREAMIES®, WISDOM PANEL®, BLUEPEARL®, GREENIES® and NUTRO®; Chocolate – M&M’S®, SNICKERS®, DOVE®, GALAXY®, MARS®, MILKY WAY®, 3 MUSKETEERS®, BOUNTY®, MALTESERS®, TWIX® and AMERICAN HERITAGE®; Wrigley – DOUBLEMINT®, EXTRA®, ORBIT® and 5™ chewing gums, SKITTLES® and STARBURST® candies, and ALTOIDS® AND LIFESAVERS® mints; Food – UNCLE BEN’S®, DOLMIO®, EBLY®, MASTERFOODS®, SEEDS OF CHANGE® and ROYCO®; Drinks – ALTERRA COFFEE ROASTERS™, THE BRIGHT TEA COMPANY™, KLIX® and FLAVIA®; and Symbioscience – COCOAVIA®.

MMI Holdings, Inc.

MMI Holdings, Inc., referred to as “Acquiror,” is a Delaware corporation and a wholly owned subsidiary of Mars that operates certain portions of its Petcare segment.

Venice Merger Sub Inc.

Venice Merger Sub Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Acquiror that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

The Merger Proposal (page 27)

You are being asked to consider and vote upon the proposal to approve the adoption of the Agreement and Plan of Merger, dated as of January 7, 2017, by and among the Company, Acquiror, Merger Sub, and, solely for purposes of Section 9.15 of the merger agreement, Mars, which, as it may be amended from time to time, is referred to as the “merger agreement.” The merger agreement provides, among other things, that, subject to the terms and conditions set forth therein, at the effective time of the merger (the “effective time”), (1) Merger Sub will be merged with and into the Company (the “merger”), and (2) each share of the Company’s common stock, par value $0.001 per share (“common stock”), issued and outstanding immediately prior to the effective time (other than (a) shares owned (or held in treasury) by the Company, (b) shares owned by any of the Company’s subsidiaries, Mars, Acquiror or Merger Sub (or any other subsidiary of Mars) and (c) by stockholders who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw or otherwise lose their right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (such shares, “Dissenting Shares”)) will be cancelled and automatically converted into the right to receive $93.00 in cash, without interest and less any applicable withholding taxes.

Upon consummation of the merger, the Company will become a wholly owned subsidiary of Acquiror and an indirect, wholly owned subsidiary of Mars.

The Special Meeting (page 22)

The special meeting will be held on [●], at [●][a.m.][p.m.] Pacific Time, at VCA’s corporate offices located at 12401 W. Olympic Boulevard, Los Angeles, California 90064-1022.

Record Date and Quorum (page 22)

The holders of record of our common stock as of the close of business on [●] (the “record date”) are entitled to receive notice of, and to vote at, the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting or any adjournment or postponement thereof (to the fullest extent permitted by law).

Required Vote (page 23)

Each share of our common stock issued and outstanding as of the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the merger, among other things, stockholders holding a majority of the shares of our common stock issued and outstanding as of the close of business on the record date must vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve the adoption of the merger agreement.

Approval of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on such proposal at the special meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting. Abstentions, broker non-votes and being present in person at the special meeting and not voting on the adjournment proposal will have the same effect as a vote against this proposal.

As of the close of business on the record date, there were [●] shares of common stock issued and outstanding.

Conditions to Consummation of the Merger (page 69)

Each party’s obligation to complete the merger is subject to the fulfillment (or waiver by the party or parties entitled to the benefit of the relevant condition, to the extent not prohibited under applicable law) of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock;

•	the absence of any order or law that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the merger;

•	the absence of any claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action brought by any governmental entity that remains pending and that seeks an order that would prohibit, enjoin or make illegal the consummation of the merger (provided that this condition will be deemed to be satisfied on September 22, 2017, December 20, 2017 or March 23, 2018, depending on whether the outside date under the merger agreement has been extended); and

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of all other clearances or approvals under other applicable antitrust laws, including the Canadian Competition Act (the “Canadian Competition Act”).

The obligations of Acquiror and Merger Sub to complete the merger are also subject to the fulfillment (or waiver by Acquiror, to the extent not prohibited under applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company contained in the merger agreement (subject to certain materiality and material adverse effect qualifications);

•	the Company’s performance and compliance with the covenants and agreements in the merger agreement in all material respects;

•	the absence of a material adverse effect relating to the Company; and

•	the delivery of an officer’s certificate by the Company confirming that the conditions described in the three preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is also subject to the satisfaction (or waiver by the Company, to the extent permissible under applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of Acquiror contained in the merger agreement (subject to certain materiality and material adverse effect qualifications);

•	Acquiror’s and Merger Sub’s performance and compliance with the covenants and agreements in the merger agreement in all material respects; and

•	the delivery of an officer’s certificate by Acquiror confirming that the conditions described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 57)

The respective obligations of the parties to complete the merger are subject to the adoption of the merger agreement by the Company’s stockholders and the satisfaction or waiver of the other closing conditions. The merger agreement provides that the closing of the merger is to occur on the fifth business day after the satisfaction or waiver of the last of the closing conditions set forth in the merger agreement, unless another date is agreed to in writing by the parties.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (page 35)

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. For a description of the reasons considered by the Board in deciding to unanimously recommend adoption of the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 35.

Opinion of the Financial Advisor to the Company (page 39)

Barclays Capital Inc. (“Barclays”) delivered its opinion to the Board that, as of January 7, 2017, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the consideration to be offered to the stockholders of the Company (other than Acquiror and its affiliates) in the proposed transaction is fair, from a financial point of view, to such stockholders.

The full text of Barclay’s written opinion, dated January 7, 2017, is attached as Annex C to this proxy statement. Barclays provided its opinion to the Board in connection with its consideration of the merger. The opinion of Barclays is not a recommendation as to any stockholder of the Company as to how such stockholder should vote or act with respect to the proposed transaction or any other matter.

Certain Effects of the Merger (page 27)

If the conditions to the closing of the merger are either satisfied or waived (in accordance with the terms of the merger agreement), Merger Sub will be merged with and into the Company, Merger Sub will cease to exist as a separate corporate entity and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its property, rights, privileges, immunities, licenses, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. At the effective time, each share of common stock of the Company issued and outstanding immediately prior to the effective time (other than (a) shares owned (or held in treasury) by the Company, (b) shares owned by any of the Company’s subsidiaries, Mars, Acquiror or Merger Sub (or any other subsidiary of Mars) and (c) Dissenting Shares) will be converted into the right to receive $93.00 in cash, without interest and less any applicable withholding taxes. Following completion of the merger, the Company’s common stock will no longer be publicly traded, and the Company’s stockholders prior to the merger will cease to have any ownership interest in the Company.

As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Acquiror. Following the consummation of the merger, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to our common stock, in each case, in accordance with applicable law, rules and regulations.

Treatment of Company Equity Awards (page 58)

Options. At the effective time, each option to purchase shares of the Company’s common stock granted under a stock plan (each, a “Company Option”) that is outstanding and unexercised (whether vested or unvested) will be cancelled and converted into the right to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such Company Option multiplied by (ii) the excess, if any, of $93.00 over the exercise price per share of the Company’s common stock set forth in such Company Option.

Restricted Stock. At the effective time, each share of the Company’s common stock received in consideration for services that is subject to vesting or forfeiture granted under a Company stock plan (“Restricted Stock”) that is outstanding immediately prior to the effective time (other than shares of Restricted Stock held by employees of the Company or its subsidiaries that were granted during the 2016 calendar year and which would not vest by their terms on or prior to December 31, 2017, or if later, the effective time) shall vest and be free of any vesting, forfeiture or other restrictions, and shall entitle the holder to receive, in cash, $93.00; provided, however, that each share of Restricted Stock that was granted to employees of the Company or its subsidiaries in 2016 and that does not vest by its terms on or prior to December 31, 2017 or, if later, the effective time, shall vest and entitle the holder, on the first anniversary of the closing date, to receive an amount, in cash, equal to (i) $93.00 plus (ii) an additional matching amount of $93.00, subject to such holder satisfying the vesting conditions under the applicable award agreement (determined as if the vesting date was no earlier than the date that is the first anniversary of the closing date).

Restricted Stock Units. At the effective time, each award of restricted stock units payable in shares of the Company’s common stock or whose value is determined with reference to the value of shares of the Company’s common stock granted under a Company stock plan (“RSUs”) that is issued and outstanding immediately prior to the effective time (whether subject to service-based or performance-based vesting or delivery requirements) shall fully vest as to the number of shares of common stock issuable pursuant to such RSU (including, with respect to performance-based RSUs, upon attainment of the target level of performance applicable to such RSU) and become free of any vesting, forfeiture or other restriction, and shall entitle the holder to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such RSU (assuming attainment of the target level of performance applicable to such RSU) multiplied by (ii) $93.00.

Payment. Other than with respect to shares of Restricted Stock that were granted to employees of the Company or its subsidiaries in 2016 and that do not vest by their terms on or prior to December 31, 2017 or, if later, the effective time, which associated amounts will be paid (without interest and less applicable withholding taxes) on the first anniversary of the closing date, Acquiror will cause the payments required to be made in respect of the Company equity awards to be made no later than the first payroll date that is at least three business days after the effective time, without interest and less applicable withholding taxes.

Withholding Rights. Each of the Company, Acquiror, Merger Sub, the surviving corporation and the paying agent for the merger consideration will be entitled to deduct and withhold from the amounts that would otherwise be payable under the terms of the merger agreement any amounts that may be required to be deducted or withheld with respect to the making of such payment under any applicable tax law, and any amounts so deducted or withheld that, if required, are paid over to the applicable governmental entity will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Interests of the Company’s Directors and Executive Officers in the Merger (page 48)

In considering the unanimous recommendation of the Board that stockholders of the Company vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, stockholders should be aware that the Company’s directors and executive officers have interests in the merger that are different from, and/or in addition to, the interests of the stockholders of the Company generally. The Board was aware of and considered these differing interests, among other matters, in evaluating and negotiating the merger agreement and in unanimously recommending that the stockholders of the Company approve the adoption of merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. Interests of directors and executive officers that may be different from or in addition to the interests of the stockholders of the Company generally include:

•	the merger agreement provides for the acceleration of the vesting and settlement of Company Options, RSUs and shares of Restricted Stock held by the directors and executive officers immediately prior to the effective time;

•	the Company’s executive officers are parties to employment or severance agreements with the Company that provide for change of control or severance payments and benefits on consummation of the merger or on a qualifying termination;

•	certain of the Company’s executive officers are participants in a supplemental retirement benefit program that provides for acceleration of payments thereunder on consummation of the merger;

•	certain of the Company’s executive officers are entitled to receive post-retirement medical benefits in connection with their attainment of a certain age or termination of employment;

•	Mr. Frank Reddick, a director of the Company, is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”). Akin Gump has been retained by the Company as its legal counsel for the proposed transaction. See the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Fees Earned by Akin Gump Strauss Hauer & Feld LLP” beginning on page 51; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

The merger agreement provides that the officers of the Company prior to the effective time will be the officers of the Company after the merger. Specifically, following the merger, Mr. R. Antin is expected to continue to serve as the Company’s chief executive officer and, together with the rest of the Company’s management team (including the other named executive officers), is expected to continue to lead the Company. As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Acquiror or any of its affiliates regarding the terms and conditions of compensation, incentive pay or employment with the Company after the merger. Although no agreements have been entered into at this time with any of our executive officers, we have been informed that Acquiror and its affiliates plan to initiate discussions with members of our existing management team, including the named executive officers, regarding the terms of their employment with the Company after the merger. Prior to completion of the merger, members of our existing management team may enter into new agreements and/or amendments to existing employment or severance agreements with Acquiror or Merger Sub regarding their employment with the Company after the merger.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48.

Financing (page 39)

The merger is not conditioned upon receipt of financing by Acquiror. The acquisition of the Company is expected to be funded by a combination of third-party debt financing and cash on hand. Acquiror and Merger Sub have represented to the Company that they will have sufficient funds at the closing of the merger to pay all cash amounts required to be paid by Acquiror and Merger Sub under the merger agreement, and Mars has guaranteed such payment obligations.

Certain U.S. Federal Income Tax Considerations Relating to the Merger (page 53)

If you are a U.S. holder (as defined in “The Merger (Proposal 1)—Certain U.S. Federal Income Tax Considerations Relating to the Merger” beginning on page 53), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Regulatory Approvals (page 55)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and statutory waiting period requirements have been satisfied. Under the merger agreement, the parties agreed to make all necessary filings under the HSR Act no later than February 6, 2017, unless otherwise mutually agreed by the parties. The waiting period under the HSR Act is expected to expire 30 days after the parties make the required filings with the Antitrust Division and the FTC unless earlier terminated or extended by the issuance of a request for additional information and documentary material (a “Second Request”) to the parties by the FTC or the Antitrust Division prior to that time. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the merger will be extended for an additional period of 30 calendar days following both parties’ substantial compliance with that request unless earlier terminated by the FTC or the Antitrust Division. After that time, the waiting period may be extended only by court order or with the consent of the parties. At any time before or after the consummation of any such transactions, the FTC or the Antitrust Division could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the merger.

Under the Canadian Competition Act, transactions above certain financial thresholds, including the merger, may not be completed until notice has been given to, and prescribed information filed with, the Canadian Commissioner of Competition and all statutory waiting period requirements have been satisfied. On January 23, 2017, Mars filed a request for an advance ruling certificate or no-action letter with the Canadian Commissioner of Competition.

Pursuant to the merger agreement, completion of the merger is subject to receipt of the relevant approvals or the expiration or termination of the applicable waiting period following the making of required filings.

Appraisal Rights (page 82)

Under the DGCL, Company stockholders who do not vote for the adoption of the merger agreement (nor consent thereto in writing) have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of Section 262 of the DGCL, which are summarized in this proxy statement and set forth in their entirety in Section 262 of the DGCL (which is attached to this proxy statement as Annex D). The fair value of the shares of common stock as determined by the Delaware Court of Chancery could be more than, the same as or less than the value of the merger consideration of $93.00 per share. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the taking of the vote on the adoption of the merger agreement and not vote or otherwise submit a proxy in favor of (or consent in writing to the) adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D.

No Solicitation (page 63)

Except as expressly permitted by the merger agreement, the Company will, will cause its subsidiaries to and will use its reasonable best efforts to cause its and its subsidiaries’ representatives to (i) immediately cease and terminate any ongoing solicitation, encouragement, discussions or negotiations with any person (other than Mars and its subsidiaries including Acquiror) with respect to a Company takeover proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 63), and (ii) not, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Company takeover proposal;

•	engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company takeover proposal, other than (A) in response to an unsolicited inquiry exclusively to refer the inquiring person to the non-solicitation provisions of the merger agreement or (B) upon receipt of a bona fide, unsolicited written Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement solely to ascertain facts or clarify terms in order for the Board to have sufficient information to assess whether such Company takeover proposal is or could reasonably be expected to lead to a Company superior proposal;

•	approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to a Company takeover proposal;

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any person (other than Acquiror and its affiliates) or to any transactions constituting or contemplated by a Company takeover proposal;

•	cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations; or

•	resolve or agree to do any of the foregoing.

At any time before obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock in favor of the adoption of the merger agreement and the transactions contemplated thereby, including without limitation, the merger (the “Company stockholder approval”), in the event that (i) the Company receives a bona fide unsolicited written Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and (ii) the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company takeover proposal constitutes or could reasonably be expected to result in a Company superior proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 63), the Company may:

•	furnish information with respect to the Company and its subsidiaries to the party making such Company takeover proposal pursuant to an acceptable confidentiality agreement; and

•	engage in discussions or negotiations with such party regarding such Company takeover proposal.

If the Company receives a Company takeover proposal, the Company must:

•	promptly (and in any event within 24 hours) advise Acquiror of the receipt of any Company takeover proposal or a request for information relating to the Company or its subsidiaries that constitutes or contemplates a Company takeover proposal, including the identity of the person making such Company takeover proposal and a description of the material terms and conditions thereof; and

•	keep Acquiror reasonably informed on a reasonably current basis as to the status of the Company takeover proposal including any developments, discussions or negotiations in respect thereof.

Termination (page 71)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written agreement of the Company and Acquiror;

•	by either the Company or Acquiror:

•

if the effective time has not occurred on or prior to October 6, 2017 (which we refer to herein as the “outside date”). However, the outside date may be extended by either party to January 5, 2018 if on or after the fifth business day prior to September 22, 2017, and may be further extended by Acquiror to April 6, 2018, if, on or after the fifth business day prior to December 20, 2017, respectively, all conditions to closing, other than conditions relating to antitrust and regulatory approvals, have been satisfied (or are capable of being satisfied at such time) or waived (in accordance with the terms of the merger agreement). The right to terminate the merger agreement on or after the outside date (as extended, if applicable) is not available to a party if the failure of the closing to have occurred on or before such date was primarily due to the failure of such party to perform any of its obligations under the merger agreement (which failure constitutes a material breach of the merger agreement);

•	if any final and non-appealable order by any court or other governmental entity of competent jurisdiction has been entered, or any law has been adopted or becomes effective that permanently prohibits, enjoins or makes illegal the consummation of the merger. However, the right to terminate the merger agreement pursuant to the previous sentence is not available to a party (i) that fails to comply in all material respects with its obligations under the merger agreement regarding antitrust matters, including to contest, appeal and remove such order or (ii) if the issuance of the order or the occurrence of any such other action was primarily due to the failure of such party to perform any of its obligations under the merger agreement (which failure constitutes a material breach of the merger agreement); or

•	the Company stockholder approval shall not have been obtained at the Company special meeting or at any adjournment or postponement thereof.

•	by the Company:

•	if Acquiror or Merger Sub has (i) breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach would result in the failure to satisfy the closing conditions relating to Acquiror’s and Merger Sub’s representations and warranties or covenants and (ii) such breach is not curable or, if curable, is not cured by the earlier of (A) the outside date, extended outside date or further extended outside date (as such terms are defined in the section entitled “The Merger Agreement—Termination” beginning on page 71), as applicable, and (B) 20 business days following the Company’s written notice to Acquiror. However, the Company will not have the right to terminate the merger agreement pursuant to the previous sentence if the Company is in breach of any representation, warranty, covenant or other agreement contained in the merger agreement (which breach would result in the failure to satisfy the closing conditions relating to the Company’s representations and warranties, covenants or absence of a Company material adverse effect); or

•	prior to the receipt of the Company stockholder approval, subject to compliance with specified non-solicitation provisions of the merger agreement, in order to substantially concurrently with such termination enter into a definitive agreement relating to a Company superior proposal, subject to the prior or concurrent payment of the termination fee (as defined in the section entitled “The Merger Agreement—Termination Fee” beginning on page 72) to Acquiror.

•	by Acquiror:

•	if the Company has (i) breached any representation, warranty, covenant or other agreement contained in the merger agreement (other than an intentional and material breach of the non-solicitation provisions of the merger agreement), which breach would result in the failure to satisfy the closing conditions relating to the Company’s representations and warranties or covenants and (ii) such breach is not curable or, if curable, is not cured before the earlier of (A) the outside date, extended outside date or further extended outside date, as applicable, and (B) 20 business days following Acquiror’s written notice to the Company. However, Acquiror will not have the right to terminate the merger agreement pursuant to the previous sentence if Acquiror is in breach of any representation, warranty, covenant or other agreement contained in the merger agreement (which breach would result in the failure to satisfy the closing conditions relating to Acquiror’s or Merger Sub’s representations and warranties or covenants); or

•	(i) at any time following an adverse recommendation change; or (ii) if the Company materially breached the non-solicitation provisions of the merger agreement, provided, in each case, that Acquiror’s right to terminate the merger agreement pursuant to this sentence will expire upon receipt of the Company stockholder approval.

Termination Fee (page 72)

If the merger agreement is terminated in specified circumstances, the Company will be required to pay or cause to be paid to Acquiror a termination fee of $275,000,000, which we refer to as the “termination fee.” Acquiror would be entitled to receive the termination fee from the Company if the merger agreement is terminated:

•	by Acquiror, because the Company has made an adverse recommendation change or is in material breach of the non-solicitation provisions of the merger agreement giving rise to Acquiror’s right to terminate the merger agreement;

•	by the Company, prior to the receipt of the Company stockholder approval, subject to compliance with specified non-solicitation provisions of the merger agreement, in order to substantially concurrently with such termination enter into a definitive agreement relating to a Company superior proposal; or

•	under certain specified circumstances (as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 72), including if within 12 months of such termination, the Company consummates or enters into a definitive agreement with respect to an acquisition proposal for more than 50% of the Company’s stock or consolidated assets, or assets from which 50% or more of the consolidated revenues or earnings of the Company are derived.

These triggers for the termination fee are subject to additional conditions or qualifications, which are described in greater detail in the section entitled “The Merger Agreement—Termination Fee” beginning on page 72.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for additional information.

Q.	Why am I receiving this proxy statement?

A.	On January 7, 2017, the Company entered into the merger agreement, which, subject to certain terms and conditions, provides for the merger of Merger Sub, a wholly owned subsidiary of Acquiror, with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Acquiror. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve the adoption of the merger agreement and the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Acquiror through the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time, the Company will be a wholly owned subsidiary of Acquiror, and you will no longer own shares in the Company.

Q.	What will I receive in the merger?

A.	If the merger is completed, holders of shares of our common stock (other than shares of Restricted Stock, which are addressed below) issued and outstanding immediately prior to the effective time (other than (a) shares owned (or held in treasury) by the Company, (b) shares owned by any of the Company’s subsidiaries, Mars, Acquiror or Merger Sub (or any other subsidiary of Mars) and (c) Dissenting Shares) will be entitled to receive $93.00 in cash (which we refer to herein as the “merger consideration”), without interest and less any applicable withholding taxes, for each share of our common stock that a holder owns. For example, if you own 100 shares of common stock immediately prior to the effective time, you will be entitled to receive $9,300.00 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Acquiror or Mars.

Q.	What will the holders of outstanding Company equity awards receive in the merger?

A.	If the merger is completed, each Company Option that is outstanding and unexercised as of the effective time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of common stock subject to such Company Option and (ii) the excess, if any, of the merger consideration of $93.00 per share over the exercise price per share of common stock set forth in such Company Option (without interest and less any applicable withholding taxes).

If the merger is completed, each share of Restricted Stock that is issued and outstanding immediately prior to the effective time (other than shares of Restricted Stock held by employees of the Company or its subsidiaries that were granted during the 2016 calendar year and which would not vest by their terms on or prior to December 31, 2017, or if later, the effective time) shall, at the effective time, vest and be free of any vesting, forfeiture or other restrictions, and entitle the holder to receive, in cash, $93.00 (without interest and less any applicable withholding taxes). Each share of Restricted Stock that was granted to employees of the Company or its subsidiaries in 2016 and that does not vest by its terms on or prior to December 31, 2017 or, if later, the effective time, shall vest and entitle the holder, on the first anniversary of the closing date, to an amount, in cash, equal to (i) $93.00 plus (ii) an additional matching amount of $93.00 (in each case, without interest and less any applicable withholding taxes), subject to the holder of such Restricted Stock satisfying the vesting conditions under the applicable award agreement (determined as if the vesting date was no earlier than the date that is the first anniversary of the closing date).

If the merger is completed, each RSU that is outstanding immediately prior to the effective time (whether subject to service-based or performance-based vesting or delivery requirements) shall, at the effective time, fully vest as to the number of shares of common stock issuable pursuant to such RSU (including, with respect to performance-based RSUs, upon attainment of the target level of performance applicable to such RSU) and become free of any vesting, forfeiture or other restriction, and shall entitle the holder to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such RSU (assuming attainment of the target level of performance applicable to such RSU) multiplied by (ii) $93.00 (without interest and less any applicable withholding taxes).

Q.	Do any of the Company’s directors or executive officers have interests in the merger that may differ from or be in addition to the interests of the Company stockholders?

A.	The Company’s directors and executive officers have interests in the merger that are different from, and/or in addition to, the interests of the stockholders of the Company. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48.

Q.	How does the merger consideration compare to the market price of our common stock prior to the announcement of the Company’s entry into the merger agreement?

A.	The merger consideration of $93.00 per share in cash represents a premium of approximately 41% over the Company’s 30-day volume weighted average price ending as of January 6, 2017, the last trading day prior to our announcement of the Company’s entry into the merger agreement, and a premium of approximately 31% over the closing price of the Company’s common stock on such date.

Q.	What conditions must be satisfied to complete the merger?

A.	In addition to the approval of the proposal to approve the adoption of the merger agreement by our stockholders, the merger is subject to the satisfaction or waiver of various other conditions, including (1) the absence of any order or law that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the merger; (2) the absence of any claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action brought by any governmental entity that remains pending and that seeks an order that would prohibit, enjoin or make illegal the consummation of the merger (provided that this condition will be deemed to be satisfied on September 22, 2017, December 20, 2017 or March 23, 2018, depending on whether the outside date under the merger agreement has been extended) and (3) the expiration or termination of the applicable waiting period under the HSR Act and receipt of all other clearances or approvals under other applicable antitrust laws, including the Canadian Competition Act. The closing of the merger is not subject to a financing condition. For a more complete summary of the conditions that must be satisfied or waived (in accordance with the terms of the merger agreement) prior to the completion of the merger, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 69.

Q.	When do you expect the merger to be completed?

A.	The Company and Acquiror are working towards completing the merger as soon as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the merger agreement) of other closing conditions, including approval by our stockholders of the proposal to approve the adoption of the merger agreement, we anticipate that the merger will be completed in the third quarter of 2017.

Q.	Where and when is the special meeting?

A.	The special meeting will take place on [•], at [•][a.m.][p.m.] Pacific Time, at VCA’s corporate offices located at 12401 W. Olympic Boulevard, Los Angeles, California 90064-1022.

Q.	Who may attend and vote at the special meeting?

A.	All holders of our common stock as of the close of business on the record date for the special meeting, which is [•], are entitled to attend and vote at the special meeting or any adjournment or postponement thereof (to the fullest extent permitted by law). If you hold your shares in “street name,” you will need to provide proof of ownership as of the record date, such as a recent account statement from your bank, broker or other nominee, or other similar evidence of ownership, along with proper identification, in order to attend the Special Meeting. Please further note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, in order to vote your shares at the special meeting you will need to provide government issued photo identification and a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of common stock giving you the right to vote the shares at the meeting. Cameras, recording devices and all other electronic devices will not be permitted at the special meeting.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the close of business on the record date of [•].

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger; and

•	to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that our stockholders vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. The Board also unanimously recommends that our stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the adjournment proposal.

Q.	What vote of our stockholders is required to approve the adoption of the merger agreement?

A.	Stockholders holding a majority of the shares of our common stock issued and outstanding as of the close of business on the record date must vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve the adoption of the merger agreement.

As of the close of business on [•], the record date for the special meeting, there were [•] shares of common stock issued and outstanding.

Q.	What vote of our stockholders is required to approve the other matters to be considered at the special meeting?

A.	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on the proposal at the special meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Abstentions, broker non-votes and being present in person at the special meeting and not voting on the adjournment proposal will have the same effect as a vote against this proposal.

Q.	How many shares are needed to constitute a quorum?

A.	A quorum will be present if holders of record of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q.	What effects will the merger have on the Company?

A.	Our common stock is currently registered under the Exchange Act, and is quoted on the NASDAQ Global Select Market under the symbol “WOOF.” As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Acquiror. Following the consummation of the merger, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and the Company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case, in accordance with applicable law, rules and regulations.

Q.	What happens if the merger is not consummated?

A.	If the proposal to approve the adoption of the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be listed and traded on the NASDAQ Global Select Market. If the merger agreement is terminated under specified circumstances, the Company may be required to pay Acquiror a termination fee of $275 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 72.

Q.	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A.	The approval of this proposal is not a condition to the completion of the merger. The vote on executive compensation is advisory only, and it will not be binding on the Company, Acquiror, Mars or Merger Sub. Because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and the merger is completed, regardless of the outcome of the advisory vote.

Q.	What do I need to do now? How do I vote my shares of common stock?

A.	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by [•] to be counted.

If you sign, date and return your proxy card to the Company without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, and will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger or the adjournment proposal.

Q.	Can I revoke my proxy?

A.

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by sending written notice to VCA Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q.	What happens if I do not vote on the proposal to approve the adoption of the merger agreement?

A.	The vote to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger is based on the total number of shares of our common stock issued and outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote against the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

Q.	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of common stock you hold of record, any shares of common stock so held will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before completion of the merger?

A.	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q.	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A.	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow to receive the merger consideration, including, in the case of holders of stock certificates, if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificate(s). The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q.	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of common stock?

A.	Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement (nor consent thereto in writing) have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of Section 262 of the DGCL, which are summarized in this proxy statement and set forth in their entirety in Section 262 of the DGCL (which is attached to this proxy statement as Annex D). The fair value of the shares of common stock as determined by the Delaware Court of Chancery could be more than, the same as or less than the value of the merger consideration of $93.00 per share. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the taking of the vote on the proposal to approve the adoption of the merger agreement; and such stockholder must not vote or otherwise submit a proxy in favor of (nor consent in writing to the) adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D.

For additional information, see the section entitled “Appraisal Rights” beginning on page 82. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q.	What are the material U.S. federal income tax consequences of the merger to Company stockholders?

A.	If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. Alternatively, you may request a separate copy of the Company’s proxy materials if you write or call Innisfree M&A Incorporated by phone, toll-free at (888) 750-5834, or in writing at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q.	Who will solicit and bear the cost of soliciting votes for the special meeting?

A.	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. The Company has engaged Innisfree M&A Incorporated, which we refer to as “Innisfree,” to assist in the solicitation of proxies for the Company’s special meeting. The Company estimates that it will pay Innisfree a fee of approximately $25,000 plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q.	Where can I find the voting results of the special meeting?

A.	The Company will announce preliminary voting results at the special meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. If preliminary results are published in such Form 8-K, the Company will file an amended report on Form 8-K to disclose the final results within four business days after the final results are known.

Q.	Where can I find more information about the Company?

A.	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page 90.

Q.	Who can help answer my other questions?

A.	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, our proxy solicitation agent in connection with the merger, or the Company.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

or

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064

Attn: Tomas W. Fuller, Secretary

(310) 571-6505

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believe,” “intend,” “expect,” “estimate,” “may,” “plan,” “should,” “could,” “forecast,” “looking ahead,” “possible,” “will,” “project,” “contemplate,” “anticipate,” “predict,” “potential,” “continue,” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s current assumptions and expectations, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; (ii) the failure to satisfy or obtain waivers of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations of the Company, including the risk of adverse reactions or changes to business relationships with customers, suppliers and other business partners of the Company; (vi) potential difficulties in the hiring or retention of employees of the Company as a result of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) potential litigation relating to the merger agreement or the proposed transaction; (ix) unexpected costs, charges or expenses resulting from the proposed transaction; (x) competitive responses to the proposed transaction; (xi) legislative, regulatory and economic developments; and (xii) other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016, and the Company’s more recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See the section entitled “Where You Can Find Additional Information” beginning on page 90.

Many of the factors that will determine our future results are beyond our ability to control or predict. The Company can give no assurance that conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

VCA Inc.

VCA Inc. is a Delaware corporation. We are a leading national animal healthcare company operating in the United States and Canada. We provide veterinary services and diagnostic testing to support veterinary care, and we sell diagnostic imaging equipment and other medical technology products and related services to the veterinary market.

Our animal hospitals offer a full range of general medical and surgical services for companion animals, as well as specialized treatments including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. In addition, we provide pharmaceutical products and perform a variety of pet wellness programs including health examinations, diagnostic testing, routine vaccinations, spaying, neutering and dental care. Our network of animal hospitals is supported by nearly 4,000 veterinarians and had approximately 9.8 million patient visits in 2015.

Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. Our network of veterinary diagnostic laboratories provides diagnostic testing for over 17,000 clients, which includes standard animal hospitals, large animal practices, universities and other government organizations.

Our medical technology business sells digital radiography, ultrasound imaging equipment and other advanced imaging/diagnostic modalities, in addition to providing education and training on the use of that equipment, and providing consulting and mobile imaging services.

Our pet services business primarily franchises a premier provider of pet services, including dog day care, overnight boarding, grooming and other ancillary services, at specially designed pet care facilities, principally under the trademark Camp Bow Wow®. Camp Bow Wow also operates several corporate-owned facilities.

Our principal executive offices are located at 12401 West Olympic Boulevard, Los Angeles, California. We can be contacted at (310) 571-6500. We maintain a website with the address http://investor.vca.com. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website in this proxy statement.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” on page 90.

Mars, Incorporated

Mars, Incorporated, referred to as “Mars,” is a Delaware corporation. Mars is a private family company, the control of all the stock of which rests with the family of Forrest E. Mars, Sr. Based in McLean, Virginia, Mars had net sales of more than $35 billion in 2016, six business segments including Petcare, Chocolate, Wrigley, Food, Drinks, Symbioscience, and more than 80,000 Associates worldwide. Mars brands include: Petcare – PEDIGREE®, ROYAL CANIN®, WHISKAS®, IAMS®, EUKANUBA®, WHISTLE®, BANFIELD® Pet Hospital, PET PARTNERS®, CESAR®, SHEBA®, DREAMIES®, WISDOM PANEL®, BLUEPEARL®, GREENIES® and NUTRO®; Chocolate – M&M’S®, SNICKERS®, DOVE®, GALAXY®, MARS®, MILKY WAY®, 3 MUSKETEERS®, BOUNTY®, MALTESERS®, TWIX® and AMERICAN HERITAGE®; Wrigley – DOUBLEMINT®, EXTRA®, ORBIT® and 5™ chewing gums, SKITTLES® and STARBURST® candies, and ALTOIDS® AND LIFESAVERS® mints; Food – UNCLE BEN’S®, DOLMIO®, EBLY®, MASTERFOODS®, SEEDS OF CHANGE® and ROYCO®; Drinks – ALTERRA COFFEE ROASTERS™, THE BRIGHT TEA COMPANY™, KLIX® and FLAVIA®; and Symbioscience – COCOAVIA®.

MMI Holdings, Inc.

MMI Holdings, Inc., referred to as “Acquiror,” is a Delaware corporation and a wholly owned subsidiary of Mars that operates certain portions of its Petcare segment.

Venice Merger Sub Inc.

Venice Merger Sub Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Acquiror that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [•], at [•] [a.m.][p.m.] Pacific Time, at VCA’s corporate offices located at 12401 W. Olympic Boulevard, Los Angeles, California 90064-1022, or at any adjournment or postponement thereof.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [•].

Purposes of the Special Meeting

The principal purpose of the special meeting is for our stockholders to consider and vote upon the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. Our stockholders must approve the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, for the merger to occur. If our stockholders fail to approve the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement” beginning on page 56. Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. Accordingly, a stockholder may vote to approve the adoption of the merger agreement and not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory only, it will not be binding on the Company, Acquiror, Mars or Merger Sub. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and the merger is completed, regardless of the outcome of the advisory vote.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, and determined that (i) the terms of the merger agreement and the merger are fair to, and in the best interests of, the Company and its stockholders; (ii) it is in the best interests of the Company and its stockholders, and the Board has declared it advisable, to enter into the merger agreement; and (iii) it is advisable and in the best interests of the Company and its stockholders to approve the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 35.

The Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, “FOR” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and “FOR” the adjournment proposal.

Record Date and Quorum

The holders of record of common stock as of the close of business on [•], the record date, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof (to the fullest extent permitted by law). As of the close of business on the record date, [•] shares of common stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions, described below in the section entitled “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy” beginning on page 24, will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of our common stock issued and outstanding as of the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of our common stock issued and outstanding as of the close of business on the record date must vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to approve the adoption of the merger agreement.

Approval of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on such proposal at the special meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting. Abstentions, broker non-votes and being present in person at the special meeting and not voting on the adjournment proposal will have the same effect as a vote against this proposal.

As of the close of business on the record date, there were [•] shares of common stock issued and outstanding.

Voting by the Company’s Directors and Executive Officers

As of the close of business on the record date, directors and executive officers of the Company were entitled to vote [•] shares of our common stock, or approximately [•]% of the shares of our common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote all their shares in favor of the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, and the other proposals to be considered at the special meeting.

Relatedly, concurrent with the execution of the merger agreement on January 7, 2017, Robert L. Antin, our Chairman and Chief Executive Officer, and Arthur J. Antin, our Chief Operating Officer, each entered into a voting agreement, which we refer to as the “voting agreements”, with Acquiror, pursuant to which each of Messrs. R. Antin and A. Antin, among other things, is required to vote in favor of the adoption of the merger agreement.

As of the close of business on the record date, Mr. R. Antin was entitled to vote [•] shares of our common stock, or approximately [•]% of the shares of our common stock issued and outstanding on that date, and Mr. A. Antin was entitled to vote [•] shares of our common stock, or approximately [•]% of the shares of our common stock issued and outstanding as of that date.

A form of voting agreement is attached as Annex B to this proxy statement. For a more complete description of the voting agreements, see the section entitled “The Voting Agreements” beginning on page 75.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [•], the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as government issued photo identification. If you hold your shares in “street name,” you will need to provide proof of ownership as of the record date, such as a recent account statement from your bank, broker or other nominee, or other similar evidence of ownership, along with proper identification, in order to attend the Special Meeting. Cameras, recording devices and all other electronic devices will not be permitted at the special meeting.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a bank, broker or other nominee, you must provide government issued photo identification and a “legal proxy” from your bank, broker or other nominee giving you the right to vote the shares at the meeting in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address, in each case, as specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by [•] to be counted.

If you sign, date and return your proxy card to the Company without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, and will not affect the outcome of the vote regarding the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the adjournment proposal.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy and entitled to vote at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of shares of the Company’s common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present in person or represented by proxy and entitled to vote at the special meeting. Broker non-votes, if any, will be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, and the adjournment proposal, but will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering a written notice of revocation to VCA Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation with sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the merger agreement and the adjournment proposal, and will have no effect on the outcome of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to approve the adoption of the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting.

The special meeting may be adjourned by the chairman of the meeting or by the vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Any signed proxies received by the Company in which no voting instruction is provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting, including for the purpose of soliciting additional proxies, will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting when reconvened.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our issued and outstanding common stock. Innisfree M&A Incorporated, a proxy solicitation firm, has been retained to assist us in the solicitation of proxies for the special meeting, and we expect to pay Innisfree M&A Incorporated approximately $25,000, plus reimbursement of out-of-pocket expenses, in connection with this solicitation. Proxies may be solicited in person, by mail, email or telephone, via the Internet by Innisfree M&A Incorporated or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived (in accordance with the terms of the merger agreement), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Acquiror.

Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time (other than (a) shares owned (or held in treasury) by the Company, (b) shares owned by any of the Company’s subsidiaries, Mars, Acquiror or Merger Sub (or any other subsidiary of Mars) and (c) Dissenting Shares) will be converted into the right to receive $93.00 in cash, without interest and less any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Select Market under the symbol “WOOF.” As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Acquiror. Following the consummation of the merger, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case, in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of the Company’s business and long-term strategic goals and plans, the Board and senior management have periodically reviewed and assessed the Company’s operations, financial performance and competitive position, as well as industry conditions and potential strategic initiatives. These periodic evaluations included, among other things, a review of the Company’s long-term strategic business plan prepared by senior management and the opportunities and risks in executing on the plan. From time to time the Company has been approached by various parties associated with the veterinary services industry, including investment banking firms and private equity firms, seeking to assess the Company’s interest in a possible transaction involving either the sale of the Company as a whole or one or more divisions or a portion of its assets. Prior to the events discussed below, no specific proposal has been made by any of these groups and the contacts have been limited to general inquiries.

The Company’s senior management in the ordinary course has considered and evaluated multiple potential strategic transactions involving the acquisition by the Company of veterinary hospitals, veterinary laboratories and technology and other service companies serving the veterinary services industry. The Company is one of the most active acquirors in the veterinary services industry, acquiring over 272 animal hospitals, 4 veterinary laboratories, a doggy day care business, kennels and related businesses during the last five years. As part of these activities, the Company’s senior management is in regular discussions with investment banking and private equity firms and strategic operators regarding industry trends, potential acquisition targets and M&A valuations in comparable transactions in the industry. Due to its leadership position in the industry and its own ongoing search for suitable acquisitions, the Board and senior management have substantial knowledge and experience with the other companies in the veterinary services industry, many of which (including Banfield Pet Hospitals, Blue Pearl Veterinary Partners and Pet Partners, which are owned by Mars) are customers of the Company’s Antech Diagnostic laboratories.

In the summer of 2014, Mars approached the Company and indicated an interest in purchasing all of the outstanding shares of the Company. In response, the Board undertook a thorough review of the Company’s strategic business plan, sought the advice of a financial advisor and held meetings with senior management to consider Mars’ proposal. After a thorough review, the Board concluded that the Company’s prospects for growth and execution of its business plan were strong, and determined to continue as an independent company and not engage in negotiations with Mars regarding a potential change of control transaction. The Company did not enter into a confidentiality agreement with Mars at that time and Mars was not provided access to non-public information of the Company.

Since that time, the Company’s management team has had regular contact with Mars and certain of the businesses in Mars’ Petcare segment (including Banfield Pet Hospitals, Blue Pearl Veterinary Partners and Pet Partners) in the ordinary course of their respective businesses. Banfield Pet Hospitals, Blue Pearl Veterinary Partners and Pet Partners are all customers of the Company’s Antech Diagnostic laboratories and imaging businesses, and the Company and its animal hospitals are customers of Mars’ nutritional pet food businesses. Through these regular contacts, the two companies’ management teams have become familiar with each other and have developed a deep understanding of each other’s businesses.

In October 2016, representatives of a private equity firm, which we refer to as “Potential Buyer A,” contacted Robert L. Antin, Chairman, Chief Executive Officer and President of the Company, indicating that it may have an interest in acquiring all of the capital stock of the Company. In response, the Board authorized management to enter into a confidentiality agreement with Potential Buyer A and permit it access to a limited amount of non-public information to determine whether a sale of the Company in a leveraged buyout transaction represented a feasible strategic alternative at such time. The confidentiality agreement expressly prohibited Potential Buyer A from contacting any actual or potential co-investors, financiers or other third parties who would or might provide equity, debt or other financing for a transaction without the Company’s consent. The confidentiality agreement also contained customary standstill provisions which, among other things, prevented Potential Buyer A and its representatives from acquiring the Company’s common stock or participating in a proxy solicitation regarding the Company’s common stock without the Company’s consent. There were no discussions with Potential Buyer A regarding price or other terms of a potential transaction and the Board did not engage a financial advisor. Potential Buyer A was first provided access to a “virtual data room” for this purpose on November 8, 2016.

On November 11, 2016, Grant F. Reid, Chief Executive Officer of Mars, left a voicemail for Mr. R. Antin. Mr. R. Antin called Mr. Reid back on November 12, 2016 and on that call Mr. Reid invited Mr. R. Antin to dinner on November 14, 2016. Present at the dinner meeting held in Los Angeles, California were Mr. R. Antin, Mr. Reid and

Claus Aagaard, Chief Financial Officer of Mars. Messrs. Reid and Aagaard outlined a proposal pursuant to which Mars would acquire all of the capital stock of the Company in a merger transaction at $90 per share in cash. They emphasized the similar cultures of the two companies, the Mars Petcare segment’s vision to Make a Better World for Pets and Mars’ history of operating acquired companies as stand-alone business units within Mars. They indicated that Mars intended that, if an acquisition were effected, the Company’s headquarters would remain in Los Angeles and the Company would continue to operate as a separate business unit with the existing leadership team intact, with Mr. R. Antin continuing to serve as Chief Executive Officer of the Company. They indicated that Mars had done a substantial amount of due diligence on the Company and its business, albeit without access to non-public information, from which Mars had concluded that there were no material hurdles to completing a transaction. They told Mr. R. Antin that Mars was prepared to move quickly to negotiate and document a transaction, subject to limited confirmatory due diligence.

This discussion continued among Messrs. R. Antin, Reid and Aagaard at a breakfast meeting on the morning of November 15, 2016, broadly covering similar topics from the prior evening’s conversation.

From November 14 through November 16, 2016, Mr. R. Antin contacted each member of the Board to inform them of the discussions with Mars held on November 14 and November 15, 2016.

On November 16, 2016, Mr. R. Antin requested that Mr. Reid provide in writing Mars’ indication of interest to allow the Board to review the proposal.

On November 18, 2016, Mr. R. Antin received a letter from Mr. Reid, dated November 17, 2016 (the “indication of interest”), which contained a written, non-binding proposal to acquire all of the outstanding common stock of the Company for a price of $90 per share in cash noting the proposal would not be subject to any financing contingency. The letter confirmed that Mars envisioned that, following the proposed acquisition, “[the Company] would continue to be operated as a separate business and brand within Mars’ petcare business and would largely continue to be managed by its current senior management team, including [Mr. R. Antin], while benefitting from the scale and resources of operating within a large, well respected, efficiently managed organization.” Mars also indicated that it was prepared to enter into a confidentiality agreement to facilitate Mars’ due diligence review of the Company.

On November 21, 2016, the Board held a telephonic special meeting to discuss the indication of interest from Mars, including Mars’ non-binding proposal to acquire all of the outstanding common stock of the Company for a price of $90 per share in cash. The Board discussed the feasibility of the proposed transaction and certainty of closing following the execution of definitive agreements. It was the consensus of the Board that the discussions with Mars should be continued in order to determine whether a transaction could be achieved that was in the best interests of the Company’s stockholders and that such discussions be conducted in complete confidence since a public disclosure that the Company was engaged in discussions of this nature followed by a subsequent failure to enter into a definitive agreement could have a material adverse effect on the Company and its business. Further, in light of the potential adverse consequences to the Company if a transaction were announced and not consummated, the Board considered it essential that Mars agree to accept all antitrust risk related to any transaction. The Board authorized Mr. R. Antin to respond to Mars to confirm receipt of the indication of interest and to enter into a confidentiality agreement and permit Mars to begin limited, confirmatory due diligence. The Board also directed Mr. R. Antin not to have any discussions with Mars on price or terms of any potential transaction except after consultation and direction of the Board and to refrain from any discussion of the terms of any future employment of Mr. R. Antin following the consummation of any transaction until further Board approval was received.

The Board then discussed the engagement of a financial advisor and legal counsel in connection with the Board’s review of Mars’ proposal. It was the consensus of the Board to engage Barclays Capital, Inc., or “Barclays”, as its financial advisor. In making such determination, the Board noted that Barclays as a firm, and the investment banking team in particular, has deep knowledge of the veterinary services industry and had assisted the Company on a previous financing. The Board then discussed the fact that one of its directors, Mr. Reddick, is a partner in Akin Gump Strauss Hauer & Feld LLP, or “Akin Gump”. After giving consideration to any conflicts, including consideration of the relationship disclosure provided by Akin Gump, the Board determined that Akin Gump did not have any conflicts that would prevent Akin Gump from representing the Company, and it was the consensus of the Board to continue to use Akin Gump as its legal counsel in connection with its exploration of strategic alternatives, including a potential transaction with Mars, and to engage a Delaware law firm to advise it on matters relating to Delaware law, including the exercise of the directors’ fiduciary duties.

Prior to the Board meeting on November 21, 2016, Potential Buyer A, having been informed by the Company’s management of interest from a strategic buyer, suspended its due diligence examination and indicated that it would not be interested in pursuing a transaction at the price included in the Mars proposal. After receiving this indication, the Company terminated Potential Buyer A’s access to the virtual data room.

On November 22, 2016, Mr. R. Antin sent a letter to Mr. Reid confirming receipt of the indication of interest and discussing the Board’s authorization, subject to the execution of a mutually acceptable confidentiality agreement, to provide Mars access to the Company’s non-public information to conduct customary, limited confirmatory due diligence.

On November 29, 2016, the Company and Mars entered into a confidentiality agreement pursuant to which the two companies could commence to engage in due diligence. The confidentiality agreement expressly prohibited Mars from contacting any actual or potential unaffiliated co-investors or financiers (with limited exceptions for certain existing lenders to Mars) or other third parties who would or might provide equity, debt or other financing for a transaction without the Company’s consent. The confidentiality agreement also contained customary standstill provisions which, among other things, prevented Mars and its representatives from acquiring Company common stock or participating in a proxy solicitation regarding the Company’s common stock without the Company’s consent.

Later on that same day, Mr. R. Antin had lunch with Messrs. Reid and Aagaard in New York, New York, to discuss the transaction and the cultures of each company. They discussed the proposed transaction in general and the respective businesses and cultures of the Company and Mars, as well as each company’s history of building its business over the long-term and the importance of the culture at each company. Mr. R. Antin shared with Messrs. Reid and Aagaard the Board’s concern that the discussions between the two companies be kept strictly confidential and the potential material adverse consequences to the Company and its business attendant to a public disclosure if the parties later failed to enter into a definitive agreement. Messrs. Reid and Aagaard said that they had the same concerns and Messrs. Antin, Reid and Aagaard agreed that it was in the interests of both companies that they proceed with all due speed to determine whether a transaction involving the sale of the Company was advisable at this time.

On November 30, 2016, Mr. R. Antin met with representatives of Barclays and informed them that it was the consensus of the Board, subject to ratification at a subsequent meeting, to engage Barclays to assist the Board in its evaluation of the proposed transaction and its potential terms. Mr. R. Antin had a subsequent telephone conversation with Messrs. Reid and Aagaard in which he informed them that the Company intended to engage Barclays as its financial advisor if a transaction were to be pursued. Messrs. Reid and Aagaard had previously informed Mr. R. Antin that Mars had engaged Morgan Stanley & Co. LLC, or “Morgan Stanley”, and BDT & Co., or “BDT”, as Mars’ financial advisors.

Between December 1 and December 7, 2016, at the request of the Company, representatives of Barclays had numerous discussions with the representatives of Morgan Stanley and BDT to learn more about the financing structure for the transaction and the areas and depth of diligence required by Mars given the Company’s sensitivity with respect to confidentiality and the offer price. During this same time period, representatives of Akin Gump had numerous conversations with representatives of Skadden, Arps, Slate, Meagher & Flom LLP, or “Skadden”, legal counsel to Mars in connection with the transaction, regarding the due diligence process contemplated by Skadden and Mars.

On December 8, 2016, the Board held an in-person meeting in Los Angeles, California to consider Mars’ proposal and potential alternatives (including continuing to execute on the Company’s strategic plan as an independent company (including continuing to make acquisitions in the veterinary industry). Also present at the meeting were members of the Company’s management, representatives of Barclays, representatives of Akin Gump and representatives of Potter Anderson & Corroon LLP, or “Potter Anderson”, which had been retained as legal counsel for matters relating to Delaware law, including the exercise of the directors’ fiduciary duties. Prior to the representatives of Barclays joining the meeting, a representative of Potter Anderson reviewed with the members of the Board their fiduciary duties in the context of considering the proposal from Mars and potential alternatives. The Board then discussed the potential engagement of Barclays. The Board then considered the relationship disclosure provided by Barclays and determined that Barclays did not have any conflicts that would prevent Barclays from representing the Company. The Board authorized Mr. John Baumer, a director, and Mr. R. Antin to negotiate an engagement letter for the retention of Barclays.

Representatives of Barclays then joined the meeting and discussed with the Board its preliminary financial analysis of the Company, Mars’ proposal, comparable companies’ historic stock prices, preliminary valuation analyses and a list of additional parties that might be interested in considering an acquisition of the Company. The preliminary analysis used the Preliminary Management Projections (as defined in the section entitled “—Projected Financial Information” beginning on page 46) furnished by management to Barclays on December 6, 2016. As part of its report, a representative from Barclays reported on its discussions with representatives of Morgan Stanley and BDT regarding the proposed financing structure for the transaction, the status of the financing discussions and the due diligence being requested by Mars. The Board discussed the fact that Mars had advised the Company that it had done a substantial amount of due diligence, albeit without access to non-public information, and had concluded that there were no material impediments to consummation of a transaction if it were to be pursued. The Board reiterated to management that it was the consensus of the Board that the discussions with Mars should be conducted in complete confidence since a public disclosure that the Company was engaged in discussions of this nature followed by a subsequent failure to enter into a definitive agreement could have a material adverse effect on the Company and its business. Following discussion, the Board authorized Mr. R. Antin to inform Mars that the Company would be establishing a virtual data room to facilitate Mars’ due diligence and would be willing to participate in a diligence session with Mars’ management and advisors. The Board then requested Barclays to contact Mars’ financial advisors and inform them that the Board believed the proposed $90 per share price offered undervalued the Company but the Board was confident that additional value could be shown through the diligence process. The Board also discussed whether to solicit other indications of interest from other potentially interested parties. Following discussion, the Board determined not to solicit other indications of interest based on (a) the size of the premium offered by Mars and the Board’s belief, based on its familiarity with the industry and after consideration of the materials provided by Barclays, that other potentially interested parties would not likely be prepared to pay more than the price that Mars would be prepared to offer, (b) Potential Buyer A’s suspension of its due diligence examination and indication that it would not be interested in pursuing a transaction at the price included in the Mars proposal, (c) concern that, given the lack of other potentially interested parties prepared to pay more than what Mars would be prepared to offer, soliciting other indications of interest would increase the risk of public disclosure and potentially cause material harm to the Company and its business, (d) the risk that soliciting additional indications of interest could delay discussions with Mars and potentially risk losing the opportunity of effecting a transaction with Mars and (e) the fact that the other potentially interested parties would be able to submit a competing proposal, if they so desired, following the announcement of the execution of any merger agreement. It was also the consensus of the Board that the Company should request that any merger agreement include a “go-shop” provision, which would permit the Company to solicit competing proposals for a period of time following signing.

On December 9, 2016, Mr. R. Antin called Mr. Reid to indicate that the Company was willing to permit Mars to continue to conduct limited due diligence in order for the Board to determine if a transaction could be achieved that was in the best interests of the stockholders, and Messrs. R. Antin and Reid agreed to hold a diligence meeting on December 20, 2016, with representatives of the Company’s management and Mars, and their respective advisors, in attendance.

Later that day, Skadden distributed an initial draft merger agreement to Akin Gump. The draft merger agreement (i) provided that Acquiror, rather than Mars itself, would be the acquiror in the merger and that a guarantee of the obligations of the acquisition vehicle under the merger agreement would be provided by a code-named Mars entity, (ii) contemplated that the Acquiror would require financing to consummate the merger (without specifying the status of any commitment to provide financing (although consummation of financing was not a condition to the closing)), (iii) indicated that treatment of outstanding Company equity awards was to be discussed, (iv) provided Acquiror a right to terminate the merger agreement in the event that a regulatory body required Acquiror or the Company to dispose of assets that would be material to Acquiror and its affiliates (with materiality being determined relative to the size of the Company), (v) did not include a “go-shop” provision and (vi) provided for deal protection covenants in the form of no-shop and termination fees. The merger agreement contemplated a voting agreement to be executed by Messrs. R. Antin and A. Antin with respect to the shares of the Company’s common stock that they owned or over which they had the power to direct the vote, a draft of which was also sent by Skadden to Akin Gump that day.

During the period from December 9, 2016 to December 14, 2016, the Company’s financial and legal advisors reviewed the draft merger agreement and representatives of Barclays continued discussions with representatives of Morgan Stanley and BDT regarding Mars’ plans to finance the transaction.

On December 11, 2016, representatives from Barclays contacted Mars’ financial advisors and indicated that the Board believed the proposed $90 per share price offered undervalued the Company, but that the Company (i) would be establishing a virtual data room and arranging a management presentation to facilitate Mars’ due diligence and (ii) was confident that additional value could be shown through the diligence process.

On that same day, Messrs. R. Antin and Aagaard had a telephonic discussion regarding (i) the due diligence requests previously provided by Mars to the Company and (ii) a high-level agenda for a potential December meeting between the parties’ management teams.

On December 15, 2016, the Board had a telephonic special meeting to give further consideration to Mars’ proposal. Representatives of Barclays updated the Board on the status of the discussions between the parties, the related financing and the status of Mars’ due diligence review. Mr. R. Antin informed the Board that a due diligence session was scheduled to take place on December 20, 2016 at which management of the Company would present with respect to the Company’s operations and strategic plans. Representatives of Akin Gump led a discussion of the key terms and conditions of the draft of the merger agreement. In particular, the Board discussed the terms addressing the guarantee, financing, treatment of outstanding Company equity awards, closing conditions, termination, deal protection provisions, specific performance, the lack of a “go-shop” and the Company’s affirmative and negative covenants. A representative of Potter Anderson then provided a detailed overview of the Board’s fiduciary duties under Delaware law, as well as the standards of care applicable to transactions of the type proposed by Mars. Included as part of its overview, the representative of Potter Anderson reviewed, among other things, the deal protection provisions proposed by the draft merger agreement in the context of current market practice and Delaware case law. Representatives of Akin Gump then reviewed with the Board a summary of key terms that could be sought in negotiations of a merger agreement, including (a) confirmation that the guarantee would be provided by Mars, (b) all financing necessary to complete the merger would be fully committed at the time of the signing of any merger agreement, (c) a “go-shop” provision that would permit the Company to solicit competing proposals for a period of time following signing, (d) a “hell or high water” provision pursuant to which Mars would be required to take all actions necessary to obtain antitrust approval and (e) a modified termination fee structure and other deal protection terms more favorable to the Company. It was the consensus of the Board that the “hell or high water” term was important in light of, among other things, the potential damage to the Company if a transaction were announced and not consummated. The Board then discussed the proposed $90 per share cash price. Based on its familiarity with the industry and after consideration of the materials provided by Barclays, the Board directed Barclays, following the planned December 20, 2016 due diligence meeting, to inform Mars’ financial advisors that the Board would require an increased proposal on price.

On December 16, 2016, management made available to Barclays updated financial projections, which were revised from the Preliminary Management Projections (as defined in the section entitled “—Projected Financial Information” beginning on page 46) delivered to Barclays on December 6, 2016, by refining certain of the assumptions and estimates included in the Preliminary Management Projections to better reflect the information available to management as of December 16, 2016. These revised financial projections were also made available to Mars and its advisors on December 16, 2016.

Also on December 16, 2016, the Company provided Mars and its representatives with access to a virtual data room established by the Company. Beginning on such date and continuing through execution of the merger agreement on January 7, 2017, the Company continued to upload diligence materials to the virtual data room for review by Mars and its representatives.

On December 20, 2016, management and the legal and financial advisors of Mars met with members of senior management of the Company and its legal and financial advisors to conduct due diligence with respect to the Company. Topics covered in the presentation delivered by the Company’s senior management included, among other things, an overview of each of the businesses of the Company, historic operating performance, the preliminary revenue and Adjusted EBITDA portions of the updated management projections made available to Barclays and Mars on December 16, 2016 and growth strategies. Mars also furnished certain financial information related to Mars financing a portion of the transaction. Following the due diligence session, representatives of Akin Gump met with representatives of Skadden to discuss the key terms presented in the draft merger agreement as discussed with the Board, including the “hell or high water” provision, the identity of the guarantor, the “go-shop” and other deal protection provisions. Representatives of Barclays met with representatives of Morgan Stanley and BDT to review the status of Mars’ due diligence and next steps in the discussions. The representatives of Morgan Stanley and BDT informed the representatives of Barclays that they would provide to Barclays a supplemental due diligence request list following consultation with Mars and their review of the meetings held during the course of the day.

On December 21, 2016, Akin Gump circulated to Skadden a revised draft of the merger agreement reflecting the Board’s positions on the key terms and conditions.

During the period from December 21, 2016 through signing, representatives of Akin Gump engaged in discussions with representatives of Skadden and McDermott Will & Emory, LLP, antitrust co-counsel to Mars, regarding their respective views of antitrust matters relating to a potential transaction between Mars and the Company.

On December 22, 2016, Mars’ financial advisors provided to Barclays a list of additional due diligence requests for purposes of Mars’ due diligence, which included a number of follow up calls with Company management on specific topics requested to be conducted over the following week.

Also on December 22, 2016, Messrs. R. Antin and Aagaard had a telephonic discussion regarding, among other things, operational matters and the intention of the parties that, if an acquisition were effected, the Company would continue to operate as a separate business unit within Mars.

On December 23, 2016, Barclays reaffirmed to Morgan Stanley and BDT that the Board would require an increased proposal on purchase price and wanted to see such proposal before proceeding with additional diligence.

On December 24, 2016, representatives of Morgan Stanley and BDT called Barclays to convey the following revised proposal: Mars was increasing its proposal from $90 cash per share to $93 cash per share, contingent on (i) a termination fee of 3.75% structured more along the lines proposed in the initial Mars draft of the merger agreement, (ii) deal protection provisions more in line with the initial Mars draft of the merger agreement, (iii) the removal of the “go-shop” provision and (iv) the regulatory-related efforts provisions proposed in the original Mars draft rather than a “hell or high water” provision.

On December 26, 2016, Mr. R. Antin and Poul Weihrauch, Global President of Mars’ PetCare segment, had a telephonic discussion regarding the post-closing reporting lines, organizational structure roles and responsibilities for the Company’s existing leadership team. Mr. Weihrauch reiterated Mars’ intentions that, if an acquisition were effected, the Company’s headquarters would remain in Los Angeles and the Company would continue to operate as a separate business unit with the existing leadership team intact.

On December 27, 2016, the Board held a telephonic special meeting, attended by representatives of Akin Gump, Potter Anderson and Barclays, to discuss Mars’ revised proposal. A representative of Barclays reported on the status of the negotiations, the conduct of Mars’ due diligence and an updated preliminary valuation analysis. This updated preliminary valuation analysis used the updated management projections furnished by management to Barclays on December 16, 2016, which management had advised the Board reflected, as of such date, management’s best available estimates and judgment regarding the Company’s future financial performance, but management was continuing to review such projections. Barclays also reviewed recent stock price performance of the Company and selected comparable companies since December 8, 2016. The Board discussed the revised proposal with its financial and legal advisors. Mr. R. Antin then led a discussion of management’s views of the Company’s prospects as a stand-alone company as well as the feasibility of the potential strategic alternatives. It was the belief of the Board, taking into account, among other things, its familiarity with the industry and financial analyses prepared by Barclays, that neither continuing to operate standalone nor any of these potential strategic alternatives was reasonably likely to create greater value for the Company’s stockholders than the Mars revised proposal.

Following discussion, the Board instructed Barclays to inform Morgan Stanley and BDT that, although it appreciated Mars’ revised proposal, the Board would need to review a full proposal (including revised transaction documentation) before responding.

On December 27, 2016, Skadden delivered to Akin a revised draft of the merger agreement, reflecting the proposal made by Mars’ financial advisors on December 24, 2016.

On December 27 through December 29, 2016, management of the Company participated in diligence calls with representatives of Mars and its advisors with respect to tax, legal, accounting, laboratory strategy, employee benefits, information technology security and various other operational matters.

On December 28, 2016, and continuing through January 7, 2016 (the date on which the merger agreement was executed), the parties and their respective legal advisors conducted further negotiations of the terms and conditions of the merger agreement. These negotiations focused on the operating covenants and closing conditions to be included in the merger agreement and the key terms previously discussed with the Board.

On December 29, 2016, the Board held a telephonic special meeting, attended by representatives of Akin Gump, Potter Anderson and Barclays, to discuss the revised draft of the merger agreement delivered to Akin Gump by Skadden on December 27, 2016. A representative of Akin Gump provided an update on the status of the negotiations on the merger agreement. In the update, the representative of Akin Gump noted that: (a) Mars agreed that it would provide the guarantee, (b) Mars agreed that all financing necessary to complete the merger would be fully committed at the time of the signing of any merger agreement, (c) as reflected in the revised proposal, Mars was unwilling to include a “go-shop” provision (indicating that it would be a “non-starter”), (d) as reflected in the revised proposal, Mars was unwilling to agree to the request for a “hell or high water” provision and (e) other deal protection provisions had been modified to be consistent with current market practice. A representative of Potter Anderson then reviewed the deal protection provisions proposed in the current negotiations. The Board discussed the revised proposal with its financial and legal advisors. A representative of Barclays described the anticipated commitment letters to provide financing for a portion of the transaction. The Board discussed work being done, in conjunction with counsel for Mars, regarding the regulatory filings that would be required in conjunction with the proposed transaction, the likely timing of such filings and the possible timing of and process to achieve the necessary regulatory approvals to close the transaction. After extensive discussion and deliberation on the proposed transaction, the Board determined that negotiations with Mars should continue.

Between December 29, 2016 and January 7, 2017 the parties and their financial and legal advisors continued to telephonically discuss various issues related to the potential transaction and negotiate the terms and form of the merger agreement and the other transaction documents, including the covenants related to regulatory approvals, the Company’s conduct of business between execution of the merger agreement and the closing of the potential transaction and the treatment of certain equity awards.

On December 30, 2016, the Company provided to Barclays the Final Management Projections (as defined in the section entitled “—Opinion of the Financial Advisor to the Company” beginning on page 39) (which did not materially differ from the December 16, 2016 updated financial projections utilized by Barclays and furnished by management to the Board in connection with the meeting of the Board held on December 27, 2016) and instructed Barclays to use such Final Management Projections in connection with the preparation of any fairness opinion to be delivered to the Board. Later on the same day, the Company provided the Final Management Projections to Mars. While certain underlying components comprising the definition of Unlevered Free Cash Flow were provided to Mars, the Company’s arithmetical calculation of Unlevered Free Cash Flow was not provided to Mars.

On December 31, 2016, Akin Gump sent Skadden a revised draft of the merger agreement, reflecting, among other items, the inclusion of the “hell or high water” provision and indicating that the termination fee was to be discussed.

On January 1, 2017, Skadden sent to Akin Gump an initial draft of the commitment letter to be executed by JPMorgan Chase Bank, N.A., or “JPMorgan”, Mars and the other parties thereto related to the financing of a portion of the transaction.

On January 4, 2017, representatives of Morgan Stanley and BDT called Barclays to convey the following: (i) Mars would be willing to agree to a “hell or high water” provision pursuant to which it will be required to take all actions necessary to obtain antitrust approval but the Company could not make acquisitions between the execution of the merger agreement and closing of the potential transaction without the consent of Mars (subject to certain terms and conditions), (ii) Mars would be willing to agree to reduce the Company termination fee to $275 million, which, consistent with termination fees payable in comparable transactions, represents approximately 3.58% of the aggregate consideration to be paid in respect of the Company’s common stock and Company equity awards in connection with the merger, and (iii) Mars was not prepared to increase the price above $93 per share.

Later that day, Skadden sent to Akin Gump a revised draft of the merger agreement, reflecting the proposal described in the preceding paragraph.

From the evening of January 4, 2017 through January 7, 2017 (the date on which the merger agreement was executed), the parties, Skadden and Akin Gump continued to discuss the terms of the merger agreement, with Skadden and Akin Gump exchanging several revised drafts of the merger agreement. As part of those discussions, Mars agreed, among other things, that the Company could, subject to certain terms and conditions, continue its acquisition strategy between the execution of the merger agreement and the closing of the proposed transaction, and such agreement was to be memorialized in the merger agreement.

On January 5, 2017, Messrs. R. Antin and Aagaard had a telephonic discussion, pursuant to which Mr. Aagaard confirmed that the board of directors of Mars had approved the proposed transaction.

On January 7, 2017, Skadden provided a signed copy to Akin Gump of the commitment letter from JPMorgan and the other parties thereto.

Also on January 7, 2017, the Board held a telephonic special meeting, attended by members of Company senior management and representatives of Akin Gump, Potter Anderson and Barclays. A representative of Akin Gump summarized the material terms of the proposed final draft of the merger agreement compared to the initial draft presented by Mars, including without limitation, (i) the increase in merger consideration from $90 per share to $93 per share; (ii) the addition of a “hell or high water” provision relating to the parties’ required efforts to obtain the requisite antitrust law approvals (which enhanced the likelihood of closing); (iii) indemnification and expense reimbursement for the Company’s directors and officers; (iv) provisions regarding the continuity of certain employee benefit and compensation related matters; and (v) with respect to the merger agreement’s interim operating covenants, enhanced flexibility to permit the Company to continue its successful acquisition strategy (subject to certain terms and conditions). A representative of Potter Anderson, as a follow-up to the earlier presentations given on December 8, 2016 and December 15, 2016, provided a detailed overview of the Board’s fiduciary duties under Delaware law and the standards of review applicable to the proposed transaction and provided additional insight as to current market practice and Delaware law considerations with respect to certain of the merger agreement’s provisions. A representative of Barclays then reviewed with the Board presentation materials circulated to the Board in advance of the meeting. In accordance with the instructions provided by management, the analysis used the Final Management Projections. A representative of Barclays then provided a detailed overview of the fairness opinion delivered by Barclays, as more fully described in the section entitled “—Opinion of the Financial Advisor to the Company” beginning on page 39, including an explanation of the process used to formulate the fairness opinion (including the various valuation methodologies that Barclays had examined). The representative of Barclays then rendered its oral opinion (which was subsequently confirmed in writing) to the Board that, as of January 7, 2017 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of the Company (other than Acquiror and its affiliates) in the proposed transaction is fair, from a financial point of view, to such stockholders. The Board, after weighing all factors it deemed relevant including, among other things, (i) Mars’ unwillingness to include a “go-shop” provision, (ii) the Board’s ability, under certain circumstances, to terminate the merger in order to accept a Company superior proposal, subject to paying Acquiror a termination fee, and (iii) the significant and attractive premium offered by Mars, concluded it was comfortable proceeding without a “go-shop” provision. Following extensive discussions, including as to the matters described in the section entitled “—Reasons for the Merger” beginning on page 35, the Board unanimously approved and declared advisable the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, and resolved to recommend that the stockholders of the Company approve the adoption of the merger agreement. In addition, the Board unanimously adopted resolutions to adopt the fourth amended and restated bylaws of the Company to add a forum selection provision and incorporate two previously adopted amendments.

Following the Board’s approval of the merger agreement, Messrs. R. Antin and Aagaard had a telephonic discussion, during which Mr. R. Antin informed Mr. Aagaard that the Board had approved the proposed transaction. Shortly thereafter, representatives of the parties executed the merger agreement and the other transaction documents, and Messrs. R. Antin and A. Antin executed the voting agreements.

The Company and Mars publicly announced the transaction through the joint issuance of a press release prior to the opening of trading on the National Market System on January 9, 2017. Later on the same day, the Company filed Current Reports on Form 8-K with the SEC disclosing, among other things, (i) the execution of the merger agreement and filing the joint press release as an exhibit and (ii) summarizing the material terms of the merger agreement and filing the merger agreement as an exhibit.

Reasons for the Merger

Recommendation of the Company’s Board of Directors and Reasons for the Merger

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

At a special meeting of the Board on January 7, 2017, after careful consideration at this and prior Board meetings, the Board unanimously approved and declared advisable the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. The Board also resolved that the merger agreement be submitted for consideration by the Company’s stockholders at a special meeting of stockholders and to recommend that the stockholders approve the adoption of the merger agreement.

In reaching its decision, the Board consulted with the Company’s senior management and its outside financial and legal advisors at various times and considered a number of factors, including the following principal factors (which are not exhaustive and are not presented in any relative order of importance) that the Board believed supported its decision:

•	Merger Consideration. The $93 per share in cash to be paid as merger consideration in relation to the current market price of our common stock and also in relation to the current value of the Company and our Board’s view as to the potential future value of the Company as an independent entity and, specifically, the fact that the merger consideration of $93 per share in cash represented the following significant and attractive premiums and multiples:

•	a 31% premium to the closing price of the Company’s common stock on January 6, 2017, the last trading day prior to our announcement of the Company’s entry into the merger agreement;

•	a 41% premium to the Company’s 30-day volume weighted average stock price on January 6, 2017;

•	a 26% premium to the highest trading price of the Company’s common stock during the 52 weeks ending on January 6, 2017;

•	an aggregate enterprise value equal to 19.1 times the Company’s adjusted EBITDA over the 12 months ended on September 30, 2016, compared to the Company’s enterprise value multiple, calculated as of September 30, 2016, equal to 15.2 times the Company’s adjusted EBITDA over the 12 months ended on September 30, 2016;

•	an aggregate enterprise value equal to 18.5 times the Company’s projected adjusted EBITDA for the year ended December 31, 2016, compared to Company’s enterprise value multiple, calculated as of January 6, 2017, equal to 14.8 times the Company’s estimated adjusted EBITDA for the year ended December 31, 2016; and

•	an aggregate enterprise value equal to 16.1 times the Company’s projected adjusted EBITDA for the year ended December 31, 2017, compared to the Company’s enterprise value multiple calculated as of January 6, 2017, equal to 12.9 times the Company’s projected adjusted EBITDA for the year ended December 31, 2017.

•

Financial Analysis of Barclays and Receipt of Fairness Opinion. Representatives of Barclays reviewed with the Board its analyses of the $93 per share cash consideration to be paid to the Company’s stockholders in the proposed transaction, and the Board received the oral opinion of Barclays, delivered to the Board on January 7, 2017, and confirmed by delivery of a written opinion dated as of January 7, 2017, that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of the Company (other than Acquiror and its affiliates) in the proposed transaction is fair, from a financial point of view, to such stockholders, as more fully described in the section entitled “—Opinion of the Financial Advisor to the Company” beginning on page 39. The full text of the written opinion of Barclays, dated as of January 7, 2017, which sets forth, among other things, the qualifications, limitations and assumptions made and relied upon, the procedures followed and the factors considered in the review undertaken by Barclays in rendering its opinion, is attached as Annex C to this proxy statement.

•	Best Available Alternative for Maximizing Stockholder Value. The Board’s belief that the merger consideration of $93 cash per share was more favorable on a risk-adjusted basis to the Company’s stockholders than the continued operation of the Company on a standalone basis and the other potential strategic alternatives reasonably available to the Company. The Board believed that a variety of factors supported this conclusion, including:

•	the Board’s assessment of the Company’s competitive position and historical and projected financial performance, strategy and prospects, and current industry, economic and market conditions;

•	the Board’s extensive discussions and deliberations with senior management and certain outside financial and legal advisors and other participants in the veterinary services industry over several years regarding industry trends, potential acquisition targets and M&A valuations in comparable transactions in the industry, and recent discussions with senior management and Barclays regarding other industry participants and the perceived likelihood of any of these other parties having the interest and ability to acquire the Company on terms (including price) superior to those agreed with Mars;

•	the Board’s belief, in consultation with senior management and Barclays and based on its deep experience and familiarity with the veterinary services industry, that in light of Mars’ industry position, complementary businesses and stated strategic objectives, together with Mars’ strong balance sheet and financial position, Mars would be the potential transaction partner most likely to offer the best combination of value and closing certainty to the Company’s stockholders and, further, that if there were another buyer capable of making and willing to make a more compelling offer to acquire the Company, agreeing to and announcing a transaction with Mars would be the best way to elicit any such offer, which offer would not be precluded by the terms of the merger agreement;

•	the facts that (x) Potential Buyer A, after being informed by the Company’s management of the interest from a strategic buyer, suspended its due diligence examination and indicated that it would not be interested in pursuing a transaction at the $90 cash per share price included in the initial Mars proposal and (y) Mars’ final offer price increased further to $93 cash per share;

•	the timing of the merger and the risk that, if the Company did not accept Mars’ offer, it might not have another opportunity to do so; and

•	the fact that the price proposed by Mars reflected extensive negotiations between the parties and their respective advisors and the Board’s belief, based on input from senior management and Barclays with respect to Mars’ and its financial advisors’ statements made and positions taken during extensive negotiations, that the price of $93 cash per share reflected in the merger agreement was the maximum amount that Mars would be willing to pay to acquire the Company.

•

Appropriate Time to Engage in a Sale of the Company. The Board’s belief that while the Company’s business is strong and continues to present opportunities for growth, as the Company has grown and competition in the industries in which it competes has increased, there are increasing challenges to maintaining the Company’s historic and expected growth rate and profitability as a standalone company; and that the Company’s stock is currently trading at multiples of earnings and adjusted EBITDA that are relatively high compared to historical norms, and could decrease, and consequently lead to a decrease in the Company’s stock price even if the Company’s earnings and adjusted EBITDA did not decrease, if investor sentiment regarding the Company and industries in which it competes generally, or the equity markets generally, were to change in a negative fashion. In forming this belief, the Board considered the execution risks associated with the Company’s plans and the current state of the economy and financial markets generally.

•	Appropriateness of Process. The Board believed that negotiating with Mars and not affirmatively soliciting other bidders was most likely to result in the best value reasonably available for the Company’s stockholders based on (1) its belief that Mars was well positioned to make the highest offer in light of Mars’ strategic interest and significant financial resources, (2) its concern that given the lack of other potentially interested parties prepared to pay more than what Mars would be prepared to offer, soliciting other bidders would be detrimental to the Company by posing significant risks to our existing operations, including risks related to preserving our acquisition pipeline and employee and customer retention, and increasing the risk of a leak which could damage the business, (3) its concern that the delay that would be likely to result from seeking and soliciting other bidders might lead Mars to withdraw its offer and (4) the fact that the other potentially interested parties would be able to submit a competing proposal in accordance with and subject to the terms of the merger agreement, if they so desired, following the announcement of the execution of any merger agreement.

•	Certainty of Value. The merger consideration is all cash, which the Board believed will allow the Company’s stockholders to realize a fair, certain and liquid value for their investment, thereby eliminating all business and execution risks otherwise associated with an investment in the Company’s equity.

•	High Likelihood of Completion. The Board considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement and the closing conditions, including (1) the fact that the merger agreement contains a “hell or high water” provision pursuant to which Mars is required to take all actions necessary to obtain all antitrust approvals, thus eliminating the only material regulatory uncertainty with respect to the transaction known to the Board, (2) the absence of a financing condition in the merger agreement, as well as the representation of Acquiror in the merger agreement that at the closing of the merger it will have sufficient available funds to consummate the merger, (3) the fact that, under the merger agreement, Mars guaranteed all of the obligations of Acquiror and Merger Sub, taking into account Mars’ financial information that had been provided, and (4) the fact that Mars had fully committed financing necessary to complete the merger and, if alternative sources of financing are necessary, it is a major global company of sufficient size and liquidity that it is capable of arranging such financing.

•	Arm’s-Length Terms and Other Factors Related to the Merger Agreement. The Board’s view that the merger agreement was the product of arm’s-length negotiations and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the merger agreement, including:

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be adopted by the stockholders holding a majority of the shares of our common stock issued and outstanding;

•	the Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties who make unsolicited Company takeover proposals (see the section entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 63);

•	the Company’s ability, under certain circumstances, to terminate the merger in order to accept a Company superior proposal, subject to paying Acquiror a termination fee of $275,000,000, which, consistent with termination fees payable in comparable transactions, represents approximately 3.58% of the aggregate consideration to be paid in respect of the Company’s common stock and Company equity awards in connection with the merger (see the section entitled “The Merger Agreement—Termination Fee” beginning on page 72);

•	the Board’s belief that the terms of the merger agreement would be unlikely to deter or preclude third parties from making a Company superior proposal, including the merger agreement’s terms and conditions as they relate to the ability of the Board to make an adverse recommendation change and the amount of the termination fee (see the sections entitled “The Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” and “The Merger Agreement—Other Covenants and Agreements—The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on pages 63 and 65, respectively);

•	the Company’s ability, under circumstances specified in the merger agreement, to seek specific performance of Mars’, Acquiror’s and Merger Sub’s obligation to close the merger if and when required to do so by the merger agreement; and

•	the scope of the representations, warranties and covenants being made by Mars, Acquiror and Merger Sub.

•	Appraisal Rights. The Board also considered the fact that holders of dissenting shares will be entitled to the payment of the appraisal value of such dissenting shares in accordance with Section 262 of the DGCL, and that, if any such holder fails to perfect or otherwise waives or loses its rights to appraisal under Section 262 of the DGCL, then that holder’s rights to be paid fair value for its dissenting shares will cease and will become rights solely to the merger consideration.

The Board also considered various potentially countervailing factors in its deliberations related to the merger, including the following:

•	the fact that the holders of common stock will not have an opportunity to participate in any future earnings or growth of the combined company following the merger, as the merger consideration is all cash;

•	that the Company cannot solicit other acquisition proposals, and must pay Mars a termination fee of $275 million if the merger agreement is terminated under certain circumstances, including if the Board changes its recommendation to the Company’s stockholders to approve the adoption of the merger agreement or exercises its right to enter into a transaction that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders than the merger;

•	the possible harmful effects of the announcement and pendency (or termination) of the merger agreement on the Company’s business, operating results, prospects, employee relationships, customers, distributors and suppliers, which effects the Company believes could be exacerbated the longer the time period between the signing and any termination of the merger agreement;

•	the possibility that the merger might not be completed as a result of, among other reasons, the failure of the Company’s stockholders to approve the adoption of the merger agreement or the failure to secure required regulatory approvals, and the effect the termination of the merger agreement may have on the trading price of the Company’s common stock, its business, operating results and prospects, which effect the Company believes could be exacerbated the longer the time period between the signing and any termination of the merger agreement;

•	that the restrictions imposed by the merger agreement on the conduct of the Company’s business prior to completion of the merger, generally requiring the Company to conduct its business in the ordinary course consistent with past practice and imposing additional specific restrictions, may delay, limit or prevent the Company from undertaking business opportunities that may arise during that period, which effect the Company believes could be exacerbated the longer the time period between the signing and any termination of the merger agreement;

•	the fact that the receipt of cash by stockholders in exchange for their shares of common stock pursuant to the merger will generally be a taxable transaction to Company stockholders for U.S. federal income tax purposes;

•	the risks and costs associated with any legal proceedings that may be instituted against the Company and others related to the merger agreement;

•	that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of the Company’s stockholders (see the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48);

•	the fact that the Company is subject to various remedies available to Mars should it fail to complete the merger or breach the merger agreement; and

•	that if Mars fails to complete the merger as a result of a breach of the merger agreement, the Company’s rights and remedies may be expensive and difficult to enforce through litigation, and the success of any such action may be uncertain.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but summarizes many of the material factors considered by the Board in its consideration of the proposed transaction. After considering these and other factors, the Board concluded that the potential benefits of the proposed transaction outweighed the uncertainties and risks. In view of the variety and complexity of the factors considered, the Board did not find it practicable to, and did not, quantify, assign relative weight or make any other specific determination as to any particular factor, or any particular aspect of any factor in reaching its determination and recommendation. The Board based its recommendation on the totality of the information it considered. Moreover, each member of the Board applied his or her own personal judgment to the process and may have assigned different weights to different factors.

In considering the recommendation of the Board with respect to the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, and determined that (i) the terms of the merger agreement and the merger are fair to, and in the best interests of, the Company and its stockholders; (ii) it is in the best interests of the Company and its stockholders, and the Board has declared it advisable, to enter into the merger agreement; and (iii) it is advisable and in the best interests of the Company and its stockholders to approve the merger agreement and the transactions contemplated thereby, including, without limitation, the merger.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

Financing

The merger is not conditioned upon receipt of financing by Acquiror. The acquisition of the Company is expected to be funded by a combination of third-party debt financing and cash on hand. Acquiror and Merger Sub have represented to the Company that they will have sufficient funds at the closing of the merger to pay all cash amounts required to be paid by Acquiror and Merger Sub under the merger agreement, and Mars has guaranteed such payment obligations.

Opinion of the Financial Advisor to the Company

The Company engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for the Company, including a possible sale of the Company. On January 7, 2017, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion the consideration to be offered to the stockholders of the Company (other than Acquiror and its affiliates) in the proposed transaction is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of January 7, 2017, is attached hereto as Annex C. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Board, addresses only the fairness, from a financial point of view, of the merger consideration of $93.00 per share of common stock to be offered to the stockholders of the Company (other than Acquiror and its affiliates) and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between the Company and Acquiror and were unanimously approved by the Board. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the proposed transaction. No limitations were imposed by the Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the proposed transaction;

•	reviewed and analyzed publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including preliminary financial information for the quarter and fiscal year ended December 31, 2016 and final updated financial projections of the Company prepared by management of the Company as of December 30, 2016 (which projections are referred to in this proxy statement as the “Final Management Projections”). See the section entitled “—Projected Financial Information” beginning on page 46;

•	reviewed and analyzed a trading history of the Company’s common stock from January 6, 2014 through January 6, 2017 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company;

•	had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Final Management Projections, upon advice of the Company, Barclays assumed that such Final Management Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company at the time such Final Management Projections were prepared as to the Company’s future financial performance and that the Company would perform in accordance with such Final Management Projections. Barclays assumed no responsibility for and expressed no view as to any such Final Management Projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, Barclays was not authorized by the Company to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 7, 2017. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after January 7, 2017.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of the Company’s common stock but rather made its determination as to fairness, from a financial point of view, to the Company’s stockholders (other than Acquiror and its affiliates) of the consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the proposed transaction. None of the Company, Acquiror, Mars, Merger Sub, Barclays or any other person assumes any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Discounted Cash Flow Analysis

In order to estimate the present value of the Company’s common stock, Barclays performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays added (i) the Company’s projected Unlevered Free Cash Flows (as defined in the section entitled “—Projected Financial Information” beginning on page 46) for the years ending December 31, 2017 through December 31,

2021, based on the Final Management Projections to (ii) the “terminal value” of the Company as of December 31, 2021, and discounted both such amounts to its present value, as of December 31, 2016, using a range of selected discount rates. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples of 12.0x to 14.0x, which was informed by analyzing the results from the selected comparable company analysis described below and qualitative judgments made by Barclays, and applying such range to the Company’s estimated 2021 Adjusted EBITDA (as defined in the section entitled “—Projected Financial Information” beginning on page 46) included in the Final Management Projections. The range of after-tax discount rates of 8.0% to 10% was selected by Barclays based on an analysis of the weighted average cost of capital of the Company and the comparable companies (listed below). Using a range of estimated enterprise values of the Company calculated using the discounted cash flow method as described above, Barclays then calculated a range of implied equity values per share of the Company by subtracting the sum of management’s estimates of short and long-term debt less management’s estimates of cash and cash equivalents, or “net debt” ($1.286 million, as provided by the Company’s management) and the book value of any minority interest (or other such similar interests) ($120 million, as provided by the Company’s management), in each a case, as of December 31, 2016, from the estimated enterprise value using the discounted cash flow method as described above and dividing such amount by the fully diluted number of shares of the Company’s common stock as provided by the Company’s management as of January 6, 2017.

The following summarizes the results of these calculations (rounded to the nearest $0.25 per share):

	Implied Equity Value Per Share
Discounted Cash Flow Analysis	Low	High
Terminal EV/EBITDA Multiple Method	12.0x Adjusted EBITDA and 10% Discount Rate	14.0x Adjusted EBITDA and 8.0% Discount Rate
	$69.75	$92.50

Barclays noted that, on the basis of the discounted cash flow analysis, the transaction consideration of $93.00 per share of the Company’s common stock was above the range of implied equity values per share calculated using the Final Management Projections.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays deemed relevant, based on its experience with merger and acquisition transactions and its familiarity with the animal health industry.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Announced	Acquiror	Target
December 12, 2015	Merial Animal Health	Sanofi

May 4, 2015	Patterson Companies	Animal Health International

January 12, 2015	AmerisourceBergen	MWI Veterinary Supply

January 6, 2015	Ontario Teachers	PetVet Care Centers

November 17, 2014	Zoetis	Abbott Animal Health

July 21, 2014	Summit Partners	Independent VetCare

July 17, 2014	Ares Management	National Veterinary Associates

April 22, 2014	Eli Lilly	Novartis Animal Health

November 30, 2009	Henry Schein	Butler Animal Health Supply

EV / LTM ADJUSTED EBITDA
High	19.3x

Mean	14.5x

Median	13.8x

Low	9.9x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Barclays selected a range of 13.0x to 19.0x multiples for the Company and applied such range to the LTM Adjusted EBITDA ending September 30, 2016, to calculate a range of implied enterprise values for the Company. Barclays then calculated a range of implied equity values per share of the Company by subtracting estimated net debt and the book value of any minority interests (or other such similar interests) (in each case, as of December 31, 2016) from the range of estimated enterprise values and dividing such amounts by the fully diluted number of shares of the Company’s common stock. The following table sets forth the results of such analysis (rounded to the nearest $0.25 per share):

	Selected Multiple Range	Implied Equity Value Per Share

EV/LTM ADJUSTED EBITDA	13.0x – 19.0x	$57.75 – $92.25

Barclays noted that, on the basis of the selected precedent transaction analysis, the transaction consideration of $93.00 per share of the Company’s common stock was above the range of implied equity values per share of common stock in such selected precedent transactions.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays deemed comparable to the Company. The selected comparable companies were:

Zoetis Inc.

IDEXX Laboratories, Inc.

Patterson Companies, Inc.

Virbac S.A.

Dechra Pharmaceuticals PLC

Phibro Animal Health Corporation

Abaxis, Inc.

CVS Group PLC

Heska Corporation

VETOQUINOL S.A.

PETMED EXPRESS, INC.

Barclays selected the comparable companies listed in this section because of similarities in one or more business or operating characteristics with the Company. However, because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis, and took into account that, compared to an average, or peer index (as per FactSet), of the average multiples of selected comparable companies, over the prior three years, the Company’s common stock traded on average at a lower multiple of its next twelve months adjusted P/E (based on FactSet consensus analyst estimates and computed as described below) and at a lower ratio of enterprise value to next twelve months adjusted EBITDA (as per FactSet).

Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or “P/E”) (adjusted to exclude amortization of purchased intangibles except to the extent tax deductible and to include the impact of stock-based compensation expenses, adjusted P/E), and the ratio of each company’s enterprise value, or “EV”, to adjusted EBITDA (as per FactSet). The enterprise value of each company was obtained by adding its estimated net debt and the book value of any minority interests (or other such similar interests), to the market value of its diluted common equity. All of these calculations were performed, and based on publicly available financial data (including FactSet) and closing prices, as of January 6, 2017. The results of this selected comparable company analysis are summarized below:

	EV / ADJUSTED EBITDA	ADJUSTED P / E
	CY 2017E	CY 2017E

High	24.9x	47.9x

Mean	16.2x	27.4x

Median	15.6x	23.5x

Low	9.1x	17.3x

Based upon Barclays’ qualitative judgments referred to above, Barclays selected a range of 12.0x to 16.0x multiples of CY 2017E EV/ ADJUSTED EBITDA and 19.0x to 25.0x multiples of CY 2017E ADJUSTED P/E for the Company and applied such ranges to the Final Management Projections to calculate a range of implied equity values per share of the Company’s common stock. The following summarizes the result of these calculations (rounded to the nearest $0.25 per share):

	Selected Multiple Range	Implied Equity Value Per Share
CY 2017E EV/ ADJUSTED EBITDA	12.0x – 16.0x	$64.75 – 92.00

CY 2017E ADJUSTED P/E	19.0x – 25.0x	$60.50 – 79.50

Barclays noted that, on the basis of the selected comparable company analysis, the transaction consideration of $93.00 per share of the Company’s common stock was above each of the ranges of implied equity values per share of common stock so calculated.

Present Value of Future Stock Price

Barclays performed an illustrative analysis of the implied present value of the future value per share of the Company’s common stock, but did not rely on this analysis in formulating its opinion. Using the Final Management Projections, Barclays derived a range of theoretical per share future values for the shares of the Company’s common stock as of December 31 of each of 2017 through 2020, based on forward adjusted P/E multiples. Using an illustrative discount rate of 10.0%, reflecting Barclays’ estimate of the Company’s cost of equity, Barclays discounted to present value as of January 6, 2017, the range of theoretical future values per share it derived as of December 31 of each of 2017 through 2020 to yield illustrative present values per share of the Company’s common stock ranging from $62.00 to $79.50 (rounded to the nearest $0.25 per share).

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of the Company’s common stock, Barclays reviewed historical data with regard to the trading prices of the Company’s common stock for the period from January 6, 2016 to January 6, 2017, but did not rely on this analysis in formulating its opinion. During the 52 weeks prior to January 6, 2017, the trading price of the Company’s common stock ranged from $44.00 to $73.69 per share.

Analyst Price Targets

Barclays reviewed selected analyst price targets found in publicly available equity research for the Company’s common stock, but did not rely on this analysis in formulating its opinion. The price targets obtained by Barclays in this analysis ranged from $60.00 to $90.00 per share.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Barclays because of Barclays’ familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the Company in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, the Company agreed to pay Barclays a fee of $2.5 million upon the delivery of Barclays’ opinion. The Company has also agreed to pay Barclays approximately $40.9 million upon completion of the proposed transaction, against which the amount paid in connection with the opinion will be credited. If the Company and/or any of its affiliates is paid a break-up, termination or similar fee, additional compensation will be payable equal to the lesser of (x) the transaction fee that would have been payable and (y) the amount equal to 15% of any such break-up, termination or similar fee. In addition, the Company has agreed to reimburse Barclays for reasonable expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for the Company and Mars and certain of their affiliates in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services with respect to the Company and its affiliates: (i) Joint Lead Arranger in the refinancing of the Company’s $1.6 billion Revolving Credit Facility and Term Loan A Facility and (ii) acted as a lender under the Company’s Revolving Credit Facility. In the past two years, in addition to the fees described above for its services in connection with the proposed transaction, Barclays has received and booked from the Company and its affiliates an aggregate of approximately $0.3 million in respect of services provided thereto. Barclays has not, in the past two years, performed any investment banking or financial services for, and has not received or become entitled to receive any fees from, Mars or its affiliates. Barclays and its affiliates engage in a wide range of businesses, including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Mars and certain of their respective affiliates for Barclays’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Projected Financial Information

The Company provides public equity investors with full-fiscal-year financial guidance that includes revenue, net income, diluted earnings per diluted share and non-GAAP adjusted diluted earnings per share, which is updated from time to time during the relevant fiscal year based on actual operating results and changes in outlook. The Company does not make public long-term projections of future performance or earnings due to, among other reasons, the unpredictability of the underlying assumptions and estimates and the inherent unreliability of such projections. To assist the Board in its evaluation of a potential strategic transaction, management prepared preliminary financial projections through fiscal year 2021 (the “Preliminary Management Projections”), which it provided to Barclays solely for the purpose of enabling Barclays to prepare its preliminary financial analysis of the Company, which was discussed with the Board at its December 8, 2016 meeting. The Company informed Barclays that management was continuing its review of the Preliminary Management Projections, and expected to revise certain of the assumptions and estimates used in the Preliminary Management Projections during the course of its continuing review. The Preliminary Management Projections were not provided to Mars.

Between December 6, 2016 and December 30, 2016, management refined the assumptions and estimates used in the preparation of its financial projections, as further described below. On December 16, 2016, management provided Barclays with updated financial projections, which were revised from the Preliminary Management Projections, for the purpose of enabling Barclays to prepare its updated preliminary financial analysis of the Company, which was discussed with the Board at its December 27, 2016 meeting. These revised financial projections were also made available to Mars and its advisors on December 16, 2016. On December 30, 2016, the Company provided to Barclays the Final Management Projections, which did not materially differ from the December 16, 2016 projections, and instructed Barclays to use the Final Management Projections in connection with the preparation of its fairness opinion to the Board. The Final Management Projections were also made available to Mars and the Board. While certain underlying components comprising the definition of Unlevered Free Cash Flow were provided to Mars, the Company’s arithmetical calculation of Unlevered Free Cash Flow was not provided to Mars.

The Management Projections, which consist of the Preliminary Management Projections and the Final Management Projections, were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Management Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, KPMG LLP, our independent registered public accounting firm, has not examined, compiled or performed any procedures with respect the Management Projections. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Management Projections and should not be read to do so. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The Management Projections were prepared solely for internal use of the Company and are subjective in many respects.

Although a summary of the Preliminary Management Projections and the Final Management Projections is presented with numerical specificity, the Management Projections reflect estimates made by our management as to future events that our management believed were reasonable (subject, in the case of the Preliminary Management Projections, to the ongoing review by management of certain of the assumptions and estimates used therein), at the time they were prepared and numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other important factors that may affect actual results and cause the Management Projections not to be achieved (see the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 19). In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Management Projections will or would be realized, and actual results may be materially better or worse than those contained in the Management Projections.

The inclusion of this information should not be regarded as an indication that the Board, the Company or any of its affiliates or their respective directors, officers, employees or advisors or any other recipient of this information considered, or now considers, the Management Projections to be material information of the Company or predictive of actual future results nor should it be construed as financial guidance, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to approve the adoption of the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger or otherwise, including whether or not to seek appraisal rights with respect to shares of our common stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in our public filings with the SEC. Our management reviewed the Management Projections with the Board, which only considered the Final Management Projections in connection with its evaluation and approval of the merger agreement and the merger because it had been advised by management that the Final Management Projections reflected management’s best available estimates and judgment regarding the Company’s future financial performance. In preparing its financial analyses and opinion summarized in the section entitled “—Opinion of the Financial Advisor to the Company” beginning on page 39, Barclays assumed that the Final Management Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management regarding the Company’s future financial performance and that the Company would perform in accordance with such Final Management Projections. The Board did not rely upon the Preliminary Management Projections in its evaluation and approval of the merger agreement and the merger at its meeting on January 7, 2017, and Barclays did not rely upon any portion of the Preliminary Management Projections in arriving at its opinion to the Board.

The Management Projections constitute forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 19.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections, as applicable, to reflect circumstances existing after the date when the Company’s management prepared the Management Projections, as applicable, or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Management Projections are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to rely on the Management Projections.

Furthermore, as noted below, certain of the measures included in the Management Projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The principle differences in the assumptions and estimates underlying the Preliminary Management Projections and the Final Management Projections are as follows:

•	the projected rate of growth of the Company’s business was revised due to management’s belief that the Company’s revenue would grow at projected rates of 14.3% and 9.8% for the years ended 2017 and 2018, respectively, based on recent historical performance of the Company, as opposed to the projected rates of 14.9% and 10.0% for the years ended 2017 and 2018, respectively, that were used in the Preliminary Management Projections. The change in the projected rates was driven by management’s downward adjustment to projected acquisition activity and a slight decrease in management’s organic growth projections for the years ended 2016-2017. The decrease in these revenue growth projections resulted in a decrease in the projected revenues for the Company in all projected years; and

•	as a result of the above mentioned decrease in the projected revenues, as well as management’s lower projected gross margin expansion for all projected years and management’s slight increase in management’s projection for the selling, general, and administrative expenses growth rate in 2017, Adjusted Net Income and Adjusted EBITDA were lower in the Final Management Projections than in the Preliminary Management Projections for all projected years and Unlevered Free Cash Flow was lower in each year from 2018-2021.

The following tables reflect selected metrics reflected in the Preliminary Management Projections and the Final Management Projections:

Table 1: Preliminary Management Projections

($ in millions, except per share data) † Source: Company management as of December 6, 2016.	FY 2016E*	FY 2017E	FY 2018E	FY 2019E	FY 2020E	FY 2021E
Total Revenue	$2,515	$2,889	$3,177	$3,481	$3,803	$4,120
Adjusted EBITDA(1)	$489	$568	$647	$734	$825	$915
Adjusted Net Income(2)	$235	$266	$305	$349	$399	$447
Fully Diluted Shares Outstanding(3)	81.58	82.60	82.89	83.18	83.46	83.60
Adjusted Fully Diluted EPS(4)	$2.88	$3.22	$3.68	$4.20	$4.78	$5.35
Unlevered Free Cash Flow(5)	N/A	($44)	$34	$69	$120	$176

Table 2: Final Management Projections

($ in millions, except per share data) † Source: Company management as of December 30, 2016.	FY 2016E*	FY 2017E	FY 2018E	FY 2019E	FY 2020E	FY 2021E
Total Revenue	$2,514	$2,875	$3,156	$3,459	$3,780	$4,096
Adjusted EBITDA(1)	$491	$563	$635	$719	$804	$889
Adjusted Net Income(2)	$234	$263	$298	$340	$386	$430
Fully Diluted Shares Outstanding(3)	81.58	82.60	82.89	83.18	83.46	83.60
Adjusted Fully Diluted EPS(4)	$2.87	$3.18	$3.59	$4.09	$4.63	$5.14
Unlevered Free Cash Flow(5)	N/A	($32)	$27	$60	$108	$159

*	Represents Q1-Q3 2016 actual figures plus Q4 2016 estimates.

†	All figures are rounded.
(1)	Adjusted EBITDA is defined for the purposes of the Management Projections as “Consolidated Adjusted EBITDA”, as such term is defined in the Credit Agreement, dated June 29, 2016, by and among the Company and the other parties thereto, which is attached as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on June 29, 2016, with further adjustments to add back (1) certain integration costs incurred in connection with business combinations, (2) unusual or non-recurring losses or expenses, (3) charges resulting from foreign exchange losses, (4) reasonable expenses related to equity offerings or acquisitions, recapitalizations, divestitures or asset sales, (5) minority interests (or other similar interests), and subtract (6) income resulting from foreign exchange gains, (7) non-cash stock based compensation, and (8) interest income. Adjusted EBITDA is a non-GAAP financial measure of performance.
(2)	Adjusted Net Income is defined for the purposes of the Management Projections as consolidated GAAP net income, with further adjustments to add back (1) certain consolidated acquisition related amortization expense (net of tax effects), (2) certain integration costs incurred in connection with acquisitions (net of tax effects), (3) other non-cash items reducing consolidated net income (net of tax effects) and (4) unusual or non-recurring losses or expense (net of tax effects). Adjusted Net Income is a non-GAAP financial measure of performance.
(3)	Fully Diluted Shares Outstanding is defined for the purposes of the Management Projections as the weighted average number of common shares outstanding, after giving effect to all dilutive potential common shares outstanding during the period.
(4)	Adjusted Fully Diluted EPS is defined for the purposes of the Management Projections as Adjusted Net Income divided by Fully Diluted Shares Outstanding. Adjusted Fully Diluted EPS is a non-GAAP financial measure of performance.
(5)	Unlevered Free Cash Flow is defined for purposes of the Management Projections as tax-affected adjusted earnings before interest, tax expense and amortization (with expected stock-based compensation treated as a cash expense and excluding amortization of purchased intangibles deductible for tax purposes), plus depreciation and amortization of purchased intangibles deductible for tax purposes, minus capital expenditures and adjusted for changes in working capital. Unlevered Free Cash Flow was not calculated for 2016.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the unanimous recommendations of the Board that stockholders of the Company vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, stockholders should be aware that the Company’s directors and executive officers have interests in the merger that are different from, and/or in addition to, the interests of the stockholders of the Company generally. The Board was aware of and considered these differing interests, among other matters, in evaluating and negotiating the merger agreement and in unanimously recommending that the stockholders of the Company approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

Treatment of Equity and Equity-Based Awards

The Company’s executive officers and directors hold various equity awards, as further described below.

Company Options. As identified in the table below, certain of the Company’s executive officers hold Company Options. At the effective time, each Company Option that is outstanding and unexercised (whether vested or unvested) will be cancelled and converted into the right to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such Company Option multiplied by (ii) the excess, if any, of $93.00 over the exercise price per share of the Company’s common stock set forth in such Company Option.

Restricted Stock Units. As identified in the table below, certain of the Company’s executive officers hold RSUs. At the effective time, each RSU award that is outstanding immediately prior to the effective time will fully vest as to the number of shares of common stock issuable pursuant to such RSU (including, with respect to performance-based RSUs, upon attainment of the target level of performance applicable to such RSU) and become free of any vesting, forfeiture or other restriction, and shall entitle the holder to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such RSU (assuming attainment of the target level of performance applicable to such RSU) multiplied by (ii) $93.00.

Restricted Stock. As identified in the table below, the Company’s directors hold Restricted Stock. At the effective time, each share of Restricted Stock that is outstanding immediately prior to the effective time and held by our directors will vest and be free of any vesting, forfeiture or other restrictions, and will entitle the director holding such share of Restricted Stock to receive, in cash, $93.00.

The table below sets forth the number of Company Options, Restricted Stock and RSUs held by each of the Company’s executive officers and directors as of January 31, 2017, and the value that each executive officer and director can expect to receive for such awards as of the closing date, assuming they comply with any applicable service requirement and based on the per share merger consideration equal to $93.00.

Name	Number of Outstanding Company Options	Value of Outstanding Company Options (1)	Number of Shares of Restricted Stock	Value of Restricted Stock	Number of RSUs	Value of RSUs	Total Value of Outstanding Equity Awards
Robert L. Antin	232,435	$17,214,136	—	—	297,853	$27,700,302	$44,914,439
Arthur J. Antin	45,239	$3,350,400	—	—	68,276	$6,349,695	$9,700,095
Tomas W. Fuller	—	—	—	—	55,110	$5,125,190	$5,125,190
Neil Tauber	—	—	—	—	51,800	$4,817,373	$4,817,373
Josh Drake	—	—	—	—	54,442	$5,063,066	$5,063,066
John M. Baumer	—	—	3,037	$282,441	—	—	$282,441
John B. Chickering Jr.	—	—	3,037	$282,441	—	—	$282,441
John A. Heil	—	—	3,037	$282,441	—	—	$282,441
Frank Reddick	—	—	3,037	$282,441	—	—	$282,441

(1)	The outstanding Company Options for Messrs. R. Antin and A. Antin have exercise prices of $18.94 per share.

Employment and Severance Agreements

The Company is party to employment or severance agreements with (i) Robert L. Antin, the Company’s Chairman, Chief Executive Officer and President, (ii) Arthur J. Antin, the Company’s Chief Operating Officer and Senior Vice President, (iii) Tomas W. Fuller, the Company’s Chief Financial Officer, Vice President and Secretary and (iv) Neil Tauber, the Company’s Senior Vice President of Development, pursuant to which upon the consummation of the merger (which constitutes a “change in control” under such agreements):

•	Mr. R. Antin is entitled to (a) receive a lump sum payment equal to the sum of (x) five years’ base salary and (y) an amount equal to five times the greater of his last annual bonus or the average of all annual bonuses paid or payable under his employment agreement since November 27, 2001, and (b) continue to receive certain benefits and perquisites that Mr. R. Antin was receiving immediately prior to the change in control for five years.

•	Mr. A. Antin is entitled to (a) receive a lump sum payment equal to the sum of (x) three years’ base salary and (y) an amount equal to three times the greater of his last annual bonus or the average of all annual bonuses paid or payable under his employment agreement since November 27, 2001, and (b) continue to receive certain benefits and perquisites that Mr. A. Antin was receiving immediately prior to the change in control for three years.

•

Mr. Fuller is entitled to (a) receive a lump sum payment equal to the sum of (x) two years’ base salary and (y) an amount equal to two times the greater of his last annual bonus or the average of all annual bonuses paid or payable under his employment agreement since November 27, 2001, and (b) continue to receive certain benefits and perquisites that Mr. Fuller was receiving immediately prior to the change in control for two years.

•	Mr. Tauber is entitled to (a) receive a lump sum payment equal to the sum of (x) the amount he would have earned as base salary during the two years following such date and (y) an amount equal to two times his average annual bonus based on the annual bonuses paid or payable to him for the last three fiscal years, and (b) continue to receive certain benefits and perquisites that Mr. Tauber was receiving immediately prior to the change in control for two years.

The employment agreements of Messrs. R. Antin, A. Antin and Fuller and the severance agreement of Mr. Tauber also provide that, if any of the payments due to them thereunder qualify as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such executive is entitled to an additional payment to cover the tax consequences associated with excess parachute payments. However, based on the expected payments to be received by Messrs. R. Antin, A. Antin, Fuller and Tauber in connection with the merger, it is not expected that any of them will receive “excess parachute payments” and therefore none of them will be entitled to any such gross-up payment in respect of applicable excise tax.

For a calculation of the change in control payments or severance amounts to be paid to, and the benefits and perquisites expected to be received by, the named executive officers under the employment and severance agreements, please see the “Golden Parachute Compensation” table beginning on page 52.

Supplemental Executive Retirement Program (“SERP”) Agreements

The Company has entered into SERP agreements with each of Messrs. R. Antin, A. Antin, Fuller and Tauber, pursuant to which, in the absence of a change of control, each of the executives will receive 144 monthly payments in an amount equal to 1/12th of his “accrued benefit percentage,” as defined in the SERP agreement, multiplied by his “final salary.” Final salary is the greater of (i) the executive’s annual base compensation paid in cash immediately prior to the attainment of his normal retirement age, as defined in the SERP agreement or (ii) the average of such executive’s annual base compensation paid in cash for the three highest years during the ten-year period ending on the December 31st immediately preceding the attainment of his normal retirement age, as defined in the SERP agreement. Each of Messrs. R. Antin, A. Antin and Tauber has commenced receiving his benefits under his SERP agreement. Mr. Fuller will be entitled to receive his benefits under his SERP agreement on his 62nd birthday. However, upon the consummation of the merger, which constitutes a “change in control” under the SERP agreements, each executive officer will be paid a lump sum equal to the actuarial equivalent of any remaining monthly benefits owed to him as of the date of such change in control. For a calculation of the amounts to be paid to the named executive officers under the SERP agreements, please see the “Golden Parachute Compensation” table beginning on page 52.

Post-Retirement Medical Benefits Coverage

The Company has entered into post-retirement medical benefits coverage agreements, as amended, with each of Messrs. R. Antin, A. Antin, Fuller and Tauber, pursuant to which such executive officers will be entitled to receive company-paid medical benefits coverage commencing upon any termination of employment. For each of Messrs. R. Antin, A. Antin, Fuller and Tauber, such coverage expires on the later of (i) his death, (ii) the death of his spouse or (iii) the end of the month in which each of his children has had a 30th birthday. In addition, the post-retirement medical benefits coverage agreements provide (a) for dependent care benefits up to last day of the month that includes the 30th birthday and (b) the right to continue to participate in the Company’s employee discount program for pet care for a period of seven years following termination of employment, in each case, on the same terms as provided from time to time by the Company to its executive officers. If the continuation of medical benefits coverage is subject to taxation under Section 409A of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A of the Code, the Company will make a payment to the applicable executive officer in an amount equal to all federal, state and local taxes incurred by him as a result thereof. However, at this time, the Company does not expect any executive officer to become entitled to any tax gross-up payment in accordance with the preceding sentence. For a calculation of benefits expected to be received by the named executive officers under the post-retirement medical benefits coverage agreements, please see the Pension/NQDC column in the “Golden Parachute Compensation” table beginning on page 52.

Fees Earned by Akin Gump Strauss Hauer & Feld LLP

Mr. Frank Reddick, a director of the Company, is a partner in the law firm of Akin Gump. Akin Gump has been retained by the Company for the proposed transaction. The Company expects to pay Akin Gump approximately $4.0 million in connection with services related to the proposed transaction, none of which is contingent on the consummation of the proposed transaction. Akin Gump also provided legal services to the Company during 2016, 2015 and 2014 that were unrelated to the proposed transaction, for which the Company paid Akin approximately $2.4 million, $1.5 million and $0.9 million in 2016, 2015 and 2014, respectively.

Insurance and Indemnification of Directors and Executive Officers

The Company has entered into indemnification agreements with each of our directors and certain of our executive officers that require us, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification coverage under directors’ and officers’ liability insurance policies from the Company, as the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification and Insurance” beginning on page 67.

Positions with Mars Following the Merger

The merger agreement provides that the officers of the Company prior to the effective time will be the officers of the Company after the merger. Specifically, following the merger, Mr. R. Antin is expected to continue to serve as the Company’s chief executive officer and, together with the rest of the Company’s management team (including the other named executive officers), is expected to continue to lead the Company. As of the date of this proxy statement, none of our executive officers has entered into any new agreement, arrangement or understanding with Acquiror or any of its affiliates regarding the terms and conditions of compensation, incentive pay or employment with the Company after the merger. Although no agreements have been entered into at this time with any of our executive officers, we have been informed that Acquiror and its affiliates plan to initiate discussions with members of our existing management team, including the named executive officers, regarding the terms of their employment with the Company after the merger. Prior to completion of the merger, members of our existing management team may enter into new agreements and/or amendments to existing employment or severance agreements with Acquiror or Merger Sub regarding their employment with the Company after the merger.

Quantification of Payments and Benefits to the Named Executive Officers

The table below sets forth the amount of payments and benefits that constitute “golden parachute compensation” that each of the named executive officers will receive in connection with the merger, assuming that the merger is consummated on June 30, 2017. The term “golden parachute” generally refers to compensation arrangements with named executive officers concerning any type of compensation that is based on or relates to an acquisition, merger or similar transaction. The amounts below are determined using a price per share of common stock of $93.00 and are based on assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. Certain of the amounts payable may vary depending on the date on which the merger is actually completed. As a result, the actual amounts to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Robert L. Antin, Chairman of the Board, Chief Executive Officer and President	$19,196,625	$44,914,439	$4,646,403	$1,870,936	$70,628,403
Arthur J. Antin, Chief Operating Officer and Senior Vice President	$4,109,700	$9,700,095	$2,277,432	$1,461,379	$17,548,606
Tomas W. Fuller, Chief Financial Officer, Vice President and Secretary	$1,874,600	$5,125,190	$2,031,891	$2,051,098	$11,082,779
Neil Tauber, Senior Vice President of Development	$1,817,067	$4,817,373	$2,169,452	$2,410,766	$11,214,658
Josh Drake, President of Antech Diagnostics	—	$5,063,066	—	—	$5,063,066

(1)	Represents the cash change of control or severance payments payable to each named executive officer pursuant to his applicable employment or severance agreement. For purposes of calculating these change of control or severance payments, it is assumed that bonus component used in the applicable payment formula is equal to the maximum bonus amount each executive is eligible to receive with respect to services rendered in fiscal year 2016. The cash change of control or severance payments shown in this column are “single-trigger” benefits that are payable to the named executive officers upon the completion of the merger.
(2)	As described above, all unvested equity-based awards held by the named executive officers will become vested (to the extent not vested) and all equity awards held by the named executive officers will be settled no later than the first payroll date that is at least three business days after the effective time, without interest and less applicable withholding taxes. Therefore, the amounts shown in this column are “single-trigger” benefits that are payable to the named executive officers upon the completion of the merger. The values of each type of equity-based award that would be payable upon the effective time are described in the section entitled “—Treatment of Equity and Equity-Based Awards” beginning on page 48, and based on a price per share of the common stock of $93.00, less the applicable exercise price of $18.94 in the case of Company Options held by such named executive officers.
(3)	Represents SERP benefits payable to each applicable named executive officer under his applicable SERP agreement. The amounts shown in this column are “single-trigger” benefits that are payable to the named executive officers upon the completion of the merger.
(4)	Represents the aggregate amount of the post-retirement medical benefits, group life and other insurance, automobile and club membership benefits that each applicable named executive officer is entitled to receive under his applicable employment, severance agreement or post-retirement medical benefits agreement, in each case, as further described below. The amounts shown in the columns titled “Group Life and Other Company Insurance Benefits,” “Automobile” and “Club Membership” are “single-trigger” benefits that are payable to the applicable named executive officers upon the completion of the merger. The amounts shown in the columns titled “Medical Benefits, including Post-Retirement Medical Benefits” and “Pet Care Benefits” are not triggered by the merger and will be payable to the applicable named executive officer if he experiences a qualifying termination as described in the section entitled “—Post-Retirement Medical Benefits Coverage” beginning on page 50. These amounts represent the aggregate expected payments and are not discounted to reflect present value.

Name	Medical and Dental Benefits, Excluding Post-Retirement Medical Benefits ($) (a)	Post-Retirement Medical Benefits ($) (b)	Pet Care Benefits (c)	Group Life and Other Company Insurance Benefits ($) (d)	Automobile ($)	Club Membership ($)	Total ($)
Robert L. Antin	$339,314	$1,026,467	$75,410	$4,684	$218,285	$206,776	$1,870,936
Arthur J. Antin	$156,962	$935,712	$75,410	$2,811	$211,839	$78,645	$1,461,379
Tomas W. Fuller	$80,582	$1,767,957	$75,410	$1,609	$125,540	—	$2,051,098
Neil Tauber	$110,084	$2,107,645	$75,410	$1,874	$115,753	—	$2,410,766

(a)	Represents medical and dental benefits payable to each applicable named executive officer during the applicable period described in the section entitled “—Employment and Severance Agreements” beginning on page 49, excluding the value of the benefits payable under the applicable post-retirement medical benefits agreements.

(b)	The cost reflects each named executive officer’s future cost of medical and dental insurance premiums, including projected annual cost for executive medical excess claims insurance coverage and Medicare and Medicare Supplemental premiums over the estimated term of each post-retirement medical benefits agreement. The estimated term of each agreement is based on the life expectancy of each participant and spouse or registered domestic partner, if applicable. The life expectancies used are: Mr. R. Antin – 22 years; Mr. A. Antin – 22 years; Mr. Fuller – 24 years; and Mr. Tauber – 29 years.
(c)	Represents pet care benefits payable to each applicable named executive officer under applicable post-retirement medical benefits agreements. The cost reflects each applicable named executive officer’s right to continue to participate in the Company’s employee discount program for pet care for a period of seven years following the termination of employment. The cost is based on the average of the pet care discounts provided to the named executive officers group based on the preceding four fiscal years’ experience of such group and assuming an annual cost increase based on a 5% trend factor.
(d)	Consists of payment of vision, death, disability and long-term disability insurance premiums for each named executive officer during the applicable period described in the section entitled “—Employment and Severance Agreements” beginning on page 49.

Certain U.S. Federal Income Tax Considerations relating to the Merger

The following discussion summarizes the U.S. federal income tax considerations generally applicable to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under state, local or non-U.S. tax laws or U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as U.S. federal estate or gift tax). This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This summary of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax, and any other U.S. federal, state, local, non-U.S. or other tax laws.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, retirement plans, banks and certain other financial institutions, broker-dealers, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities and their owners, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who hold (directly, indirectly or constructively) 5% or more (by vote or value) of the Company’s issued and outstanding shares of common stock, U.S. holders who will hold (directly, indirectly or constructively) an equity interest in the surviving corporation immediately after the merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner of a partnership holding shares of common stock, you should consult your tax advisor.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received pursuant to the merger and (2) the U.S. holder’s adjusted tax basis in its shares of common stock sold or exchanged therefor.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Information Reporting

Payments made in exchange for shares of common stock pursuant to the merger will be reported to holders of common stock and to the IRS to the extent required by the Code and applicable U.S. Treasury regulations promulgated thereunder. Under the Code, a U.S. holder (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY STOCKHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Approvals

Under the merger agreement, the parties agreed to make all necessary filings under the HSR Act and Canadian Competition Act no later than February 6, 2017, unless otherwise mutually agreed by the parties.

Approval in the United States

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until required information and materials are furnished to the Antitrust Division and the FTC and statutory waiting period requirements have been satisfied. Under the merger agreement, the parties agreed to make all necessary filings under the HSR Act no later than February 6, 2017, unless otherwise mutually agreed by the parties. The waiting period under the HSR Act is expected to expire 30 days after the parties make the required filings with the Antitrust Division and the FTC unless earlier terminated or extended by the issuance of a Second Request to the parties by the FTC or the Antitrust Division prior to that time. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the merger will be extended for an additional period of 30 calendar days following both parties’ substantial compliance with that request unless earlier terminated by the FTC or the Antitrust Division. After that time, the waiting period may be extended only by court order or with the consent of the parties. At any time before or after the consummation of any such transactions, the FTC or the Antitrust Division could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the merger.

Canadian Competition Act

Under the Canadian Competition Act, the merger cannot be consummated until one of the following has occurred: (a) the issuance of an advance ruling certificate as defined in Section 102 of the Canadian Competition Act; (b) the Company and Mars have given the notice required under the Canadian Competition Act, and the applicable waiting period has expired or has been terminated; or (c) the obligation to give the requisite notice has been waived. In the case of (c), the Company and Mars must also have received a no-action letter with respect to the merger.

On January 23, 2017, Mars filed a request for an advance ruling certificate or no-action letter with the Canadian Commissioner of Competition.

State and Local Approvals

In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Mars believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you and is subject to, and qualified in its entirety by, the full text of the merger agreement. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to the Company. The merger agreement contains representations and warranties by, and covenants of, the Company, Acquiror and Merger Sub (and solely in connection with providing a guaranty of Acquiror’s and Merger Sub’s obligations under the merger agreement, Mars) that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being modified and qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are not third-party beneficiaries under the merger agreement. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Acquiror, Merger Sub or Mars.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 90.

Structure of the Merger; Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

At the effective time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Acquiror. At the effective time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the surviving corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the surviving corporation, all as provided under the DGCL. The certificate of incorporation and bylaws of Merger Sub that are in effect immediately prior to the effective time (which will include provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to any person who is or prior to the effective time becomes, or has been at any time prior to the date of the merger agreement, a director or officer of the Company or any of its subsidiaries or any of their predecessors (in each case, when acting in such capacity or as a fiduciary of any Company benefit plan), which we collectively refer to as the “Company indemnified parties,” with respect to actions or omissions occurring at or prior to the effective time than those contained in the Company’s current certificate of incorporation and bylaws) will become the certificate of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with its terms and the DGCL, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving corporation as VCA Inc.

Subject to applicable law, the directors of Merger Sub immediately prior to the effective time shall be the initial directors of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time shall be the initial officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective; Closing and Effective Time

The closing of the merger will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m., New York City time, on the fifth business day (or other date agreed to by the parties) after the satisfaction or, if permissible, waiver of the last of the closing conditions set forth in the merger agreement (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing of the merger), unless another time, date or place is agreed to in writing by the Company and Acquiror.

On the closing date, the parties will cause a certificate of merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by the Company and Acquiror and specified in the certificate of merger.

Effect of the Merger on the Company’s Common Stock

As of the effective time, each share of the Company’s common stock issued and outstanding immediately prior to the effective time (other than (a) shares owned (or held in treasury) by the Company, (b) shares owned by any of the Company’s subsidiaries, Mars, Acquiror or Merger Sub (or any other subsidiary of Mars) and (c) Dissenting Shares) shall be cancelled and automatically converted into the right to receive $93.00 in cash (which we refer to herein as the “merger consideration”), without interest, and subject to any applicable withholding taxes.

As of the effective time, each share of the Company’s common stock owned or held in treasury by the Company immediately prior to the effective time will be cancelled without any conversion thereof and no consideration will be delivered with respect thereto.

As of the effective time, each share of the Company’s common stock that is owned by any direct or indirect subsidiary of the Company or by Mars or any of its subsidiaries (including Acquiror and its subsidiaries) immediately prior to the effective time will remain outstanding and will not be converted into the right to receive the merger consideration.

Shares of the Company’s common stock issued and outstanding immediately prior to the effective time with respect to which a Company stockholder did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and is entitled to demand and has properly made a demand for appraisal and who does not thereafter fail to perfect, effectively withdraw, or otherwise lose such stockholder’s right to appraisal in accordance with Section 262 of the DGCL, will not be converted into the right to receive the merger consideration, but instead at the effective time will be converted into the right to receive payment of such amounts as are payable in accordance with Section 262 of the DGCL.

As of the effective time, each issued and outstanding share of Merger Sub common stock will be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation.

Withholding Rights

Each of the Company, Acquiror, Merger Sub, the surviving corporation and the paying agent for the merger consideration will be entitled to deduct and withhold from the amounts that would otherwise be payable under the terms of the merger agreement any amounts that may be required to be deducted or withheld with respect to the making of such payment under any applicable tax law, and any amounts so deducted or withheld that, if required, are paid over to the applicable governmental entity will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Company Equity Awards

The merger agreement provides that, at the effective time:

•	each Company Option that is outstanding and unexercised (whether vested or unvested) will be cancelled and converted into the right to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such Company Option multiplied by (ii) the excess, if any, of $93.00 over the exercise price per share of the Company’s common stock set forth in such Company Option;

•	each share of Restricted Stock that is issued and outstanding immediately prior to the effective time (other than shares of Restricted Stock held by employees of the Company or its subsidiaries that were granted during the 2016 calendar year and which would not vest by their terms on or prior to December 31, 2017, or if later, the effective time) shall, at the effective time, vest and be free of any vesting, forfeiture or other restrictions, and entitle the holder to receive, in cash, $93.00;

•	each share of Restricted Stock that was granted to employees of the Company or its subsidiaries during the 2016 calendar year and that does not vest by its terms on or prior to December 31, 2017 or, if later, the effective time, shall vest and entitle the holder, on the first anniversary of the closing date, to an amount, in cash, equal to (i) $93.00 plus (ii) an additional matching amount of $93.00, subject to the holder of such Restricted Stock satisfying the vesting conditions under the applicable award agreement (determined as if the vesting date was no earlier than the date that is the first anniversary of the closing date); and

•	each RSU that is outstanding immediately prior to the effective time (whether subject to service-based or performance-based vesting or delivery requirements) shall, at the effective time, fully vest as to the number of shares of the Company’s common stock issuable pursuant to such RSU (including, with respect to performance-based RSUs, upon attainment of the target level of performance applicable to such RSU) and become free of any vesting, forfeiture or other restriction, and entitle the holder to receive an amount, in cash, equal to (i) the total number of shares of the Company’s common stock subject to such RSU (assuming attainment of the target level of performance applicable to such RSU) multiplied by (ii) $93.00.

Payment for Common Stock and Company Equity Awards in the Merger

Prior to the effective time, Acquiror will appoint a paying agent reasonably acceptable to the Company. Acquiror will deposit with, or will make or cause to be made available to, the paying agent cash sufficient to pay the aggregate merger consideration payable pursuant to the merger agreement. Promptly after the effective time, Acquiror will cause the paying agent to send, to each record holder of shares of the Company’s common stock that were converted into the right to receive the merger consideration a letter of transmittal and instructions for use in such payment.

Upon surrender of a certificate (or effective affidavit of loss in lieu thereof) or transfer of book-entry share, as applicable, to the paying agent together with the letter of transmittal, duly completed and validly executed, the holder of such certificate or book-entry share will be entitled to receive the merger consideration (less applicable withholding taxes) in exchange for each share of the Company’s common stock formerly represented by the certificate or book-entry share. No interest will be paid or will accrue on the cash payable upon the surrender or transfer of such certificate or book-entry share.

Other than with respect to shares of Restricted Stock that were granted to employees of the Company or its subsidiaries in 2016 and that do not vest by their terms on or prior to December 31, 2017 or, if later, the effective time, which will be paid on the first anniversary of the closing date, Acquiror will cause the payments required to be made in respect of the Company equity awards (as described under “—Treatment of Company Equity Awards” beginning on page 58) to be made no later than the first payroll date that is at least three business days after the effective time, without interest and less applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, Acquiror, Merger Sub and, solely in connection with providing a guaranty of Acquiror’s and Merger Sub’s obligations under the merger agreement, Mars.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” qualification with respect to the Company or an “Acquiror material adverse effect” qualification with respect to Acquiror and Merger Sub. For purposes of the merger agreement, a “Company material adverse effect” with respect to the Company means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing (i) that is materially adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (ii) that prevents, materially delays or materially impairs the ability of the Company to consummate the merger or the other transactions contemplated by the merger agreement; provided, however, that, in the case of (i), “Company material adverse effect” shall not be deemed to include the impact of:

(i).	changes in GAAP (or authoritative interpretation or enforcement thereof);

(ii).	changes in laws (or authoritative interpretation or enforcement thereof);

(iii).	changes in global, national or regional political conditions (including cyber-attacks, acts of terrorism or sabotage, the outbreak of war or other armed hostilities or the escalation of any of the foregoing);

(iv).	any hurricane, flood, tornado, earthquake or other natural disaster;

(v).	actions or omissions required of the Company or any of its subsidiaries by the merger agreement or any action or omission taken at the written request of Acquiror;

(vi).	the announcement of the merger agreement or the merger, including the announcement of the identity of Acquiror (provided, that the forgoing will not apply to certain representations or warranties related to (A) required governmental filings, consents and approvals, (B) conflicts or violations under contracts, organizational documents and laws, (C) compliance with applicable laws, (D) acceleration or triggering of certain employee benefits and (E) gross-up or reimbursement of taxes for certain employee benefit plans, in each case, to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated therein), or any communication by Acquiror or any of its affiliates regarding plans or proposals, with respect to the Company and its subsidiaries;

(vii).	any breach of the merger agreement by Acquiror or Merger Sub;

(viii).	a change, in and of itself, in the trading price or volume of the Company’s common stock or the failure, in and of itself, to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of a “Company material adverse effect”);

(ix).	changes in the global securities, credit or other financial markets, or in general economic, business or market conditions, including any disruptions thereof or any change in prevailing interest rates; or

(x).	conditions generally affecting the U.S. economy or the veterinary industry (including changes to commodity prices).

However, with respect to the matters described in (iii), (iv), (ix) and (x) above, such impact will be taken into account to the extent that the effects of the change are disproportionately adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, as compared to other companies in the veterinary industry.

For the purpose of the merger agreement, an “Acquiror material adverse effect” with respect to Acquiror and Merger Sub means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing that prevents, materially delays or materially impairs the ability of Acquiror or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement.

Subject to certain exceptions in the merger agreement, the confidential disclosure schedules delivered by the Company to Acquiror in connection with the merger agreement (which we refer to herein as the “Company disclosure schedules”) and certain of the Company’s public filings with the SEC filed after January 1, 2015 and made available prior to January 6, 2017, the merger agreement contains representations and warranties of the Company as to, among other things:

•	organization, good standing and qualification to do business;

•	capital stock;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	reports, forms, documents and financial statements of the Company required by the SEC;

•	establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed liabilities;

•	compliance with applicable laws and possession of permits necessary for the lawful operation of the Company and its subsidiaries’ businesses;

•	absence of investigations or reviews pending or threatened by any governmental entity and orders of or before any governmental entity;

•	certain details with respect to litigation against the Company or its subsidiaries;

•	compliance with applicable environmental laws and certain details with respect to other environmental matters;

•	certain details with respect to the Company’s employee benefit plans, employee relations and labor matters;

•	absence of certain events or changes in the businesses of the Company and its subsidiaries, including that there has not been a “Company material adverse effect”, from December 31, 2015 through the date of the merger agreement;

•	accuracy and completion of the information supplied by the Company for inclusion in this proxy statement;

•	certain details pertaining to the Company’s and its subsidiaries’ tax returns, filings and other tax matters;

•	certain details pertaining to the Company’s and its subsidiaries’ intellectual property;

•	certain details pertaining to the real estate owned and leased by the Company or its subsidiaries;

•	insurance;

•	certain details pertaining to the Company’s and its subsidiaries’ material contracts;

•	opinion of the Company’s financial advisor;

•	absence of broker’s and finder’s fees; and

•	certain actions in respect of potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Company’s certificate of incorporation or bylaws.

Subject to certain exceptions in the merger agreement, the merger agreement also contains representations and warranties of Acquiror and Merger Sub as to, among other things:

•	organization and good standing;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	accuracy and completion of the information supplied by Acquiror and Merger Sub for inclusion in this proxy statement;

•	sufficiency of funds necessary to consummate the transaction;

•	ownership, business and operations of Merger Sub;

•	absence of litigation in connection with the merger agreement or the merger;

•	absence of ownership of the Company’s common stock by Mars, Acquiror, Merger Sub and certain related parties as of the date of the merger agreement; and

•	solvency of the surviving corporation.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period commencing on the signing of the merger agreement and ending on the earlier of the termination of the merger agreement in accordance with its terms and the effective time, except (i) as required by applicable law, (ii) as expressly required by the merger agreement, (iii) as set forth in the Company disclosure schedules or (iv) with the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries and each entity (other than any subsidiary of the Company) the primary purpose of which is to provide professional veterinary services and that is consolidated by the Company in its financial statements (which we refer to herein as “practice entities”) to, (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve substantially intact its business organization, keep available the services of key employees and maintain satisfactory relationships and goodwill with the practice entities and any governmental entity that has jurisdiction over the Company, its subsidiaries or the practice entities and (z) prepare and file any required regulatory filings on a timely basis consistent with past practice.

Further, the merger agreement also provides that, from the signing date of the merger agreement through the earlier of the termination of the merger agreement in accordance with its terms and the effective time, except (i) as required by applicable law, (ii) as expressly required by the merger agreement, (iii) as set forth in the Company disclosure schedules or (iv) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Acquiror shall be permitted, in its sole discretion, to withhold, condition or delay its consent with respect to the matters described in (xi) below), the Company will not, and will cause its subsidiaries not to, and will not direct any practice entity to or consent to any request from a practice entity to, among other things:

(i).	amend the Company’s or its subsidiaries’ organizational documents except for amendments to its subsidiaries’ organizational documents that would not reasonably be expected to adversely affect Acquiror or any of its subsidiaries;

(ii).	split, combine or reclassify any of its capital stock, repurchase (or redeem, purchase or otherwise acquire) any shares of capital stock or make, declare or pay dividends or distributions thereon, subject to limited exceptions;

(iii).	issue, sell or grant any right to acquire additional shares of capital stock other than in connection with (i) equity awards outstanding as of the date of the merger agreement or (ii) benefit plans in effect as of the date of the merger agreement;

(iv).	enter into a voting agreement or adopt a shareholder rights plan;

(v).	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, subject to limited exceptions;

(vi).	incur indebtedness, subject to limited exceptions including indebtedness incurred in the ordinary course consistent with past practice (i) among the Company and its subsidiaries or practice entities or among the Company’s subsidiaries and practice entities or (ii) under the credit agreement to fund working capital, permitted capital expenditures and permitted acquisitions;

(vii).	incur any liens, except for permitted liens;

(viii).	redeem, repurchase or prepay indebtedness other than in the ordinary course consistent with past practice;

(ix).	dispose of material intellectual property rights, properties or assets, subject to limited exceptions;

(x).	cancel, release or assign any indebtedness owed to it or material claims held by it against any other person in excess of $50,000,000 in the aggregate;

(xi).	acquire any business, make any investment in any other person (other than ordinary course investments in subsidiaries of the Company), make any loans or advances to any other person (subject to limited ordinary course exceptions) or enter into a new line of business;

(xii).	make any capital expenditures other than in the ordinary course in an aggregate amount not more than an amount set forth in the Company disclosure schedules;

(xiii).	enter into a new material contract or terminate, materially amend or waive a material right under an existing material contract (or amend any contract such that it would constitute a material contract) other than in the ordinary course;

(xiv).	enter into any contract that contains, or amend an existing contract such that it would contain, terms that would be binding on Acquiror and its affiliates (other than the Company, its subsidiaries and practice entities) after giving effect to the merger and that would restrict their ability to compete in any business or with any person or in any geographic area or buy and sell products and services from or to any person;

(xv).

except as required by applicable law or pursuant to the requirements of any written agreements or benefit plans in existence as of the date of the merger agreement and except for retention or severance awards to be granted in accordance with certain parameters set forth in the Company disclosure schedules, (i) increase the compensation or benefits payable to any (A) director or named executive officer and (B) other employee or consultant who provides services on a substantially full-time basis with a base salary or annual fees of $225,000 or more (which we refer to herein, clauses (A) and (B) collectively, as “company associates”), other than in accordance with certain parameters set forth in the Company disclosure schedules, (ii) grant any increase in severance or termination pay to any company associate or pay or award any bonuses or incentive compensation to any company associate (other than any ordinary course annual bonuses consistent with certain parameters set forth in the Company disclosure schedules), (iii) amend any existing written employment agreement or offer letter with a company associate, (iv) amend or enter into any employment agreement or offer letter with any company associate or prospective company associate, (v) establish, adopt, enter into, amend, renew or terminate any collective bargaining agreement or benefit plan, (vi) take any action to accelerate any payment or benefit (or the funding thereof) payable or to become payable to any company associate, (vii) waive or modify any non-compete or similar restriction binding on any company associate, (viii) terminate the employment of any company associate, other than for cause, without reasonable consultation with Acquiror, (ix) hire any person who would be a company associate, without reasonable consultation with Acquiror or (x) take any action described in (i), (ii), (v) and (vi) with respect to any other employee or consultant, other than in the ordinary course of business consistent with past practice;

(xvi).	materially change financial accounting principles, practices or methods, other than as required by GAAP or applicable law;

(xvii).	settle litigation subject to limited exceptions;

(xviii).	engage in certain tax-related actions;

(xix).	other than in the ordinary course of business consistent with past practice, abandon or fail to take any actions necessary to maintain any of its rights in any of the Company’s material intellectual property;

(xx).	other than in the ordinary course of business consistent with past practice, fail to maintain adequate insurance covering the Company and its properties, businesses, assets and operations;

(xxi).	make or forgive any loans to any named executive officer or, other than in the ordinary course of business consistent with past practice, to other company associates, officers, employees or fulltime consultants of the Company or any of its subsidiaries; or

(xxii).	agree to take any of the above actions.

In addition to the foregoing, prior to the closing of the merger, the Company and its subsidiaries are prohibited from, and the Company will not direct any practice entity or consent to any request from any practice entity in connection with the, acquiring or making an offer or commitment to acquire any person or business for consideration that is (x) for a single acquisition or series of related acquisitions in excess of $50,000,000 and (y) together with all such transactions consummated or agreed to after the date of the merger agreement (other than certain specified acquisitions included in the Company disclosure schedules) in excess of $260,000,000 in the aggregate.

Other Covenants and Agreements

Non-Solicitation; Takeover Proposals

Except as expressly permitted by the merger agreement, the Company has agreed that it shall, and shall cause each of its subsidiaries to, and shall use its reasonable best efforts to cause its and its subsidiaries’ representatives (i) to immediately cease and terminate any ongoing solicitation, encouragement, discussions or negotiations with any person (other than Mars and its subsidiaries including Acquiror) with respect to a Company takeover proposal (as defined below), and (ii) not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company takeover proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company takeover proposal, other than (A) solely in response to an unsolicited inquiry to refer the inquiring person to the non-solicitation provisions of the merger agreement and to limit its communication exclusively to such referral or (B) upon receipt of a bona fide, unsolicited written Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement solely to ascertain facts or clarify terms in order for the Board to have sufficient information to determine whether such Company takeover proposal is or could reasonably be expected to lead to a Company superior proposal (as defined below);

•	approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company takeover proposal (other than to enter into a confidentiality agreement in accordance with the terms of the merger agreement);

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any person (other than Acquiror and its affiliates) or to any transactions constituting or contemplated by a Company takeover proposal;

•	cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations; or

•	resolve or agree to do any of the foregoing.

Under the merger agreement, a “Company takeover proposal” means any proposal or offer from any person (other than Mars and its subsidiaries) with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its subsidiaries, (ii) any acquisition of 20% or more of the Company’s outstanding common stock (or securities representing 20% or more of the voting power of the Company), (iii) any acquisition of assets or businesses of the Company or its subsidiaries representing 20% or more of the consolidated assets, revenues or net income of the Company, (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the Company’s outstanding common stock (or securities representing 20% or more of the voting power of the Company) or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company’s common stock (or voting power of securities of the Company other than common stock) involved is 20% or more.

Receipt of Company Takeover Proposal

If (i) prior to the receipt of the Company stockholder approval (as defined in the section entitled “Summary—No Solicitation” beginning on page 7), the Company or any of its representatives receives a bona fide, unsolicited written Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and (ii) the Board determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company takeover proposal constitutes or could reasonably be expected to result in a Company superior proposal (as described below), then the Company and its representatives may, prior to the time the Company stockholder approval is obtained, but not after:

•	furnish, pursuant to a confidentiality agreement that contains provisions that are no less favorable to the Company than the confidentiality agreement between the Company and Mars, information with respect to the Company and its subsidiaries to the person who has made such Company takeover proposal; provided, that, to the extent permitted by law, the Company must concurrently provide to Acquiror any such information that is non-public; and

•	engage in discussions or negotiations with the person making such Company takeover proposal regarding such Company takeover proposal.

Under the merger agreement, a “Company superior proposal” means a bona fide, unsolicited written Company takeover proposal (i) that if consummated would result in a third party (or the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the Company’s outstanding common stock or more than 50% of the assets of the Company and its subsidiaries, taken as a whole, and (ii) that the Board determines in good faith (in accordance with the merger agreement), after consultation with its outside financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by the merger agreement, and after giving effect to any changes to the merger agreement proposed by Acquiror in response to such Company takeover proposal (in accordance with the merger agreement) and all other financial, legal, regulatory, tax and other aspects of such Company takeover proposal, including all conditions contained therein and the person making such Company takeover proposal, as the Board deems relevant, is more favorable from a financial standpoint to the stockholders of the Company than the merger.

Notice of Company Takeover Proposal

Under the terms of the merger agreement, the Company must (i) promptly (and in any event within 24 hours) advise Acquiror of receipt of any Company takeover proposal or a request for information relating to the Company or its subsidiaries that constitutes or contemplates a Company takeover proposal, including the identity of the person making such Company takeover proposal and a description of the material terms and conditions thereof and (ii) keep Acquiror reasonably informed on a reasonably current basis as to the status of the Company takeover proposal including any developments, discussions or negotiations and a description of any changes to the material terms and conditions in respect thereof.

The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception

As described above, and subject to the provisions described below, the Board has unanimously made the recommendation that the Company stockholders vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, which unanimous recommendation we refer to as the “Company recommendation.” The merger agreement provides that the Board will not effect an “adverse recommendation change” (as described below) except as described below.

Under the merger agreement, generally, the Board may not: (i) (A) fail to include the Company recommendation in this proxy statement; (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Acquiror, the Company recommendation; or (C) adopt, approve or recommend to the Company stockholders, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to the Company stockholders, a Company takeover proposal (any action described in (i) being referred to as an “adverse recommendation change”) or (ii) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any such Company takeover proposal (other than a confidentiality agreement entered into in accordance with the merger agreement).

The Board may, prior to receipt of Company stockholder approval:

•	with respect to a bona fide, unsolicited Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement, make an adverse recommendation change or cause the Company to terminate the merger agreement in order to substantially concurrently with such termination enter into a definitive agreement relating to such Company takeover proposal if and only if, prior to taking either such action, (i) the Company has complied with its obligations under the non-solicitation provision of the merger agreement (including the notice obligations to Acquiror described below), (ii) the Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that the Company takeover proposal constitutes a Company superior proposal and (iii) the Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•	make an adverse recommendation change in response to any fact, circumstance, occurrence, event, development, change or condition or combination thereof (other than (x) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of any financial or operating metrics for any period or (y) any changes in the market price or trading volume of the Company’s common stock or (z) any reasonably foreseeable consequence of the announcement of the merger agreement) that was not known to or reasonably expected by the Board as of or prior to the date of the merger agreement and is unrelated to any Company takeover proposal or expected receipt of a Company takeover proposal, which we refer to as a “intervening event recommendation change,” if (i) the Company has complied with its obligations under the non-solicitation provisions of the merger agreement (including the notice obligations to Acquiror described below) and (ii) the Board has determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Prior to making such adverse recommendation change, effecting any such termination or making an intervening event recommendation change, (i) the Company must give Acquiror at least five business days’ prior notice of its intention to do so, the reasons therefor, and certain information related thereto, (ii) the Company must negotiate in good faith with Acquiror to enable Acquiror to propose revisions to the terms of the merger agreement, and (iii) the Board must consider in good faith any revisions to the terms of the merger agreement proposed in writing by Acquiror (and not revoked) and determine in good faith after consultation with its outside financial advisor and outside legal counsel, either that the Company superior proposal continues to constitute a Company superior proposal if the revisions proposed by Acquiror were to be given effect, or that the failure to make an intervening event recommendation change would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, as the case may be. Further, in the event of any change to the financial terms or other material terms of a Company superior proposal, the Company must give a new notice to Acquiror consistent with that described in clause (i) above and a new notice period under clause (iii) above will commence, except that the five business day notice period will instead be the longer of three business days and the period remaining under the original notice period immediately prior to the delivery of such additional notice. The Company is not permitted to terminate the merger agreement under these provisions with respect to a Company superior proposal unless the Company pays Acquiror the termination fee (which is described in more detail in the section of this proxy statement entitled “—Termination Fee” beginning on page 72) prior to or concurrently with such termination.

Access to Information

Subject to certain exceptions and limitations, the Company will, and will cause its subsidiaries to (i) afford Acquiror and its representatives reasonable access during normal business hours, to the Company’s and its subsidiaries’ personnel, properties, contracts, commitments, books and records (including tax returns) and (ii) make available to Acquiror such other available information concerning its business, properties and personnel as Acquiror may reasonably request and shall instruct the Company’s (and its subsidiaries’) independent accountants to provide access to their work papers and such other information (including tax returns) as Acquiror may reasonably request (other than with respect to any person or information if so doing, in the Company’s and its outside counsel’s reasonable judgment, would violate any law or jeopardize the attorney-client privilege; provided, that the Company informs Acquiror of the general nature of such information and reasonably cooperates with Acquiror to share the information in such a manner that would not result in the violation of law or loss or waiver of such privilege). Any access or investigation must be conducted so as not to interfere unreasonably with the business and operations of the Company or any of its subsidiaries.

No investigation by Acquiror or its representatives will affect or be deemed to modify or waive the representations and warranties of the Company set forth in the merger agreement.

Indemnification and Insurance

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time, and any existing rights to advancement of expenses in favor of the Company indemnified parties, as provided in the organizational documents of the Company or its subsidiaries or any indemnification agreements in existence on the signing date of the merger agreement will survive the merger and may not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of Company indemnified parties with respect to acts or omissions occurring at or prior to the effective time. From and after the effective time, Acquiror will ensure the surviving corporation honors these obligations.

Prior to the effective time, at the Company’s option, the Company shall, or, if the Company is unable to, Acquiror shall cause the surviving corporation to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case with respect to acts or omissions occurring at or prior to the effective time and for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the date of the merger agreement; provided, however that the Company shall not pay an amount for the directors’ and officers’ insurance in excess of 300% of the annual premium currently paid by the Company. If such “tail” prepaid policy has been obtained by either the Company or the surviving corporation prior to or as of the effective time, Acquiror shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation. If such a “tail” policy cannot be obtained as of the effective time, then the surviving corporation is required to maintain in effect, for a period of not less than six years, the Company’s current directors’ and officers’ insurance policies or a comparable policy, subject to certain limitations and minimum standards.

Efforts to Complete the Merger; Regulatory Approvals

The merger agreement provides that the Company, Acquiror and Merger Sub will each use their respective reasonable best efforts to:

•	promptly submit all notifications to and obtain all clearances, authorizations, consents, orders and approvals of all governmental entities that may be or become necessary for execution and delivery of, and the performance of obligations pursuant to the merger agreement;

•	cooperate fully in promptly submitting all notifications and seeking to obtain all such clearances, authorizations, consents, orders and approvals; and

•	provide any other information such governmental entity may reasonably request in connection with the merger agreement (including requests for additional information or materials under the HSR Act or the Canadian Competition Act) as promptly as reasonably practicable.

Under the merger agreement, each party is required to (i) promptly, and in no event later than February 6, 2017 (unless otherwise mutually agreed to), make its respective filings pursuant to the HSR Act and the Canadian Competition Act and (ii) as promptly as practicable, make its respective filings and notifications, if any, under any other applicable antitrust, competition, foreign investment or trade regulation law, and, in each case, to supply to the appropriate governmental entities as promptly as practicable any additional information and documentary materials as may be requested.

Acquiror and the Company have agreed to take all steps necessary to avoid or eliminate any impediment under any antitrust, competition, foreign investment or trade regulation law that may be asserted by any antitrust or competition governmental entity, so as to enable the parties to close the merger as promptly as practicable, including:

•	proposing, negotiating, committing to and effecting, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired pursuant to the merger agreement;

•	entering into such other arrangements as are necessary or advisable to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, that would prevent the consummation of the merger; and

•	contesting and defending on the merits any claim asserted by a governmental entity in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the closing of the merger.

However, no party shall be required to commit to or effect any action that is not conditioned upon the consummation of the merger.

Acquiror and the Company have agreed that Acquiror shall control and direct the parties’ filings, strategies, process, negotiation of settlements (if any) and related proceedings to obtain regulatory approvals, and that Acquiror may take or pursue any reasonable actions or strategies to avoid, resist or reduce the scope of any action sought or required by governmental entities or pertaining to the submission of all required notices to any governmental entity and obtaining the consent therefrom, so long as such action or strategy will not delay satisfaction of the closing conditions past the “outside date” as it may be extended to the “extended outside date” or “further extended outside date,” as applicable (as such terms are defined in the section of this proxy statement entitled “—Conditions to Consummation of the Merger” beginning on page 69).

Mars, the Company and their respective subsidiaries (including Acquiror and Merger Sub) have agreed not to, prior to the closing of the merger, acquire or license any asset, businesses or securities of a third party if such action would reasonably be expected to prevent or delay the obtaining of necessary regulatory approvals.

Employee Matters

For a period of at least twelve months following the effective time, Acquiror or the surviving corporation shall, (i) provide each employee of the Company or any of its subsidiaries who continues as of the effective time to be employed by Acquiror, the surviving corporation or any affiliate (which we refer to herein as “continuing employees”) with at least the same level of base salary or hourly wage rate that was provided to such continuing employee immediately prior to the effective time and (ii) provide the continuing employees with other compensation and employee benefits substantially comparable in value, in the aggregate, to those provided to such continuing employees immediately prior to the effective time (including the grant date accounting value of target equity and equity-based compensation received in 2016, but excluding the value of any supplemental executive retirement plans and consulting agreements).

At the effective time, each continuing employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Acquiror employee benefit plans and arrangements (which we refer to herein as “Acquiror benefit plans”) with respect to his or her length of service with the Company (and its subsidiaries and predecessors) prior to the closing of the merger, provided that the foregoing shall not result in the duplication of benefits and service credit shall not be given for benefit accrual purposes under defined benefit pension plans and retiree medical plans.

After the effective time, Acquiror shall use its reasonable best efforts to (i) cause each continuing employee to be immediately eligible to participate in all Acquiror benefit plans to the extent coverage under such benefit plans replaces, to the extent that Acquiror deems it appropriate, coverage under a comparable Company benefit plan and (ii) for purposes of each Acquiror benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee and his or her covered dependents, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Acquiror benefit plan to be waived to the extent such limitations, exclusions, waiting periods and actively at work requirements were waived or satisfied under the comparable Company benefit plan and (B) recognize any eligible expenses incurred under a Company benefit plan during the portion of the plan year prior to the effective time to be taken into account under such Acquiror benefit plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements for the applicable plan year as if such amounts had been paid in accordance with such Company benefit plan.

Company Special Meeting

The Company has agreed to duly give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as promptly as practicable following resolution of any SEC comments with respect to this preliminary proxy statement (which the Company was required to use its reasonable best efforts to file within fifteen business days of signing the merger agreement). Subject to certain exceptions permitting a delay, the Company must hold a meeting of its stockholders for the purpose of voting on the adoption of the merger agreement on or around the twentieth business day following the commencement of the mailing of the proxy statement to its stockholders.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, covenants relating to regulatory filings and approvals (which are described in the section entitled “The Merger (Proposal 1)—Regulatory Approvals” beginning on page 55), reporting requirements under Section 16 of the Exchange Act, financing cooperation, the treatment of certain Company indebtedness, coordination with respect to litigation relating to the merger, public announcements with respect to the transactions contemplated by the merger agreement and notification regarding certain matters.

Conditions to Consummation of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock;

•	no order by any court or other governmental entity of competent jurisdiction shall have been entered and shall continue to be in effect, and no law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the merger;

•	no claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action shall have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the merger; provided, however, that if the effective time shall not have occurred prior to, as applicable, (x) if neither the Company nor Acquiror has exercised its right to extend the outside date to the extended outside date (as defined in the section entitled “—Termination” beginning on page 71) pursuant to the merger agreement, September 22, 2017 (which we refer to herein as the “first fallaway date”), (y) if the Company or Acquiror has exercised its right to extend the outside date to the extended outside date (as defined in the section entitled “—Termination” beginning on page 71) pursuant to the merger agreement, December 20, 2017 (which we refer to herein as the “second fallaway date”) or (z) if Acquiror has exercised its right to extend the extended outside date to the further extended outside date (as defined in the section entitled “—Termination” beginning on page 71) pursuant to the merger agreement, March 23, 2018, then from and after such date (September 22, 2017, December 20, 2017 or March 23, 2018, as applicable) this condition will be deemed to be satisfied; and

•	all waiting periods applicable to the merger under the HSR Act shall have expired or been terminated and all other clearances or approvals under applicable antitrust laws shall have been obtained.

The obligations of Acquiror and Merger Sub to consummate the merger are also subject to the satisfaction or waiver by Acquiror of the following conditions:

•	the representations and warranties of the Company:

•	regarding capital stock (other than as it relates to non-material subsidiaries and practice entities and certain specified representations related to Company equity awards), the right to acquire control or benefit from material practice entities, opinion of the financial advisor and state takeover statutes, being true and correct both at and as of January 7, 2017 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need to be true and correct only as of such date or period), except for any de minimis inaccuracies with respect to capital stock;

•	regarding corporate existence and good standing, the Company’s organizational documents, capital stock (but only with respect to material practice entities), corporate authority relative to the merger agreement and no violation thereof (with limited exceptions) and no finders or brokers, being true and correct in all material respects at and as of January 7, 2017 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need to be true and correct only as of such date or period);

•	regarding the absence of a “Company material adverse effect,” being true and correct at and as of January 7, 2017; and

•	other than the representations and warranties described in the three bullets above, being true and correct at and as of January 7, 2017 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need to be true and correct only as of such date or period), other than for failures to be so true and correct (without regard to materiality, “Company material adverse effect” and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a “Company material adverse effect.”

•	the Company having performed or complied with in all material respects all covenants required by the merger agreement to be performed or complied with by it prior to the closing of the merger;

•	no “Company material adverse effect” having arisen or occurred following January 7, 2017; and

•	Acquiror’s receipt of a certificate of the Company signed by its chief executive officer or another senior officer certifying the satisfaction of the foregoing three conditions.

The obligation of the Company to consummate the merger is also subject to the satisfaction or waiver by the Company of the following conditions:

•	the representations and warranties of Acquiror and Merger Sub:

•	regarding corporate existence and good standing, corporate authority relative to the merger agreement, regulatory approvals, and no conflict with organizational documents of Acquiror and Merger Sub and applicable laws (with limited exceptions), being true and correct in all material respects at and as of January 7, 2017 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need to be true and correct only as of such date or period); and

•

other than the representations and warranties described in the bullet above, being true and correct at and as of January 7, 2017 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need to be true and correct only as of such date or period), other than for failures to be so true and correct (without regard to materiality, “Acquiror material adverse effect” and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a “Acquiror material adverse effect.”

•	Acquiror and Merger Sub having performed or complied with in all material respects all covenants required by the merger agreement to be performed or complied with by it prior to the closing date; and

•	The Company’s receipt of a certificate of Acquiror signed by its chief executive officer or another senior officer certifying the satisfaction of the foregoing two conditions.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written agreement of the Company and Acquiror;

•	by either the Company or Acquiror:

•	if the effective time shall not have occurred on or prior to October 6, 2017 (which we refer to herein as the “outside date”). However, if, on or after the fifth business day prior to the first fallaway date, the condition relating to antitrust and regulatory approvals (or, as it relates to any antitrust law, the condition relating to the absence of an injunction or any suit, action or proceeding seeking an injunction) has not been satisfied or waived (in accordance with the terms of the merger agreement) but all other conditions to the merger have been satisfied (or are capable of being satisfied at such time) or waived (in accordance with the terms of the merger agreement), the outside date may be extended by either party to January 5, 2018 (which we refer to herein as the “extended outside date”). However, if, on or after the fifth business day prior to the second fallaway date, the condition relating to antitrust and regulatory approvals (or, as it relates to any antitrust law, the condition relating to the absence of an injunction or any suit, action or proceeding seeking an injunction) has not been satisfied or waived (in accordance with the terms of the merger agreement) but all other conditions to the merger have been satisfied (or are capable of being satisfied at such time) or waived (in accordance with the terms of the merger agreement), the extended outside date may be further extended by Acquiror to April 6, 2018 (which we refer to herein as the “further extended outside date”). Additionally, the right to terminate the merger agreement on or after the outside date, extended outside date or further extended outside date, as applicable, shall not be available to a party if the failure of the closing of the merger to have occurred on or before such date was primarily due to the failure of such party to perform any of its obligations under the merger agreement (which failure constitutes a material breach of the merger agreement);

•	if any final and non-appealable order by any court or other governmental entity of competent jurisdiction has been entered, or any law has been adopted or becomes effective that permanently prohibits, enjoins or makes illegal the consummation of the merger. However, the right to terminate the merger agreement pursuant to the previous sentence is not available to a party (i) that fails to comply in all material respects with its obligations under the merger agreement regarding antitrust matters, including to contest, appeal and remove such order or (ii) if the issuance of the order or the occurrence of any such other action was primarily due to the failure of such party to perform any of its obligations under the merger agreement (which failure constitutes a material breach of the merger agreement); or

•	the Company stockholder approval shall not have been obtained at the Company special meeting or at any adjournment or postponement thereof.

•	by the Company:

•	if Acquiror or Merger Sub has (i) breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach would result in the failure to meet the closing conditions relating to Acquiror’s and Merger Sub’s representations and warranties or covenants and (ii) such breach is not curable or, if curable, is not cured by the earlier of (A) the outside date, extended outside date or further extended outside date, as applicable, and (B) 20 business days following the Company’s written notice to Acquiror. However, the Company will not have the right to terminate the merger agreement pursuant to the previous sentence if the Company is in breach of any representation, warranty, covenant or other agreement contained in the merger agreement (which breach would result in the failure to meet the closing conditions relating to the Company’s representations and warranties, covenants or absence of a Company material adverse effect); or

•	prior to the receipt of the Company stockholder approval, subject to compliance with specified non-solicitation provisions of the merger agreement, to substantially concurrently with such termination enter into a definitive agreement relating to a Company superior proposal, subject to the prior or concurrent payment of the termination fee to Acquiror.

•	by Acquiror:

•	if the Company has (i) breached any representation, warranty, covenant or other agreement contained in the merger agreement (other than an intentional and material breach of the non-solicitation provisions of the merger agreement), which breach would result in the failure to meet the closing conditions relating to the Company’s representations and warranties or covenants and (ii) such breach is not curable or, if curable, is not cured before the earlier of (A) the outside date, extended outside date or further extended outside date, as applicable, and (B) 20 business days following Acquiror’s written notice to the Company. However, Acquiror will not have the right to terminate the merger agreement pursuant to the previous sentence if Acquiror is in breach of any representation, warranty, covenant or other agreement contained in the merger agreement (which breach would result in the failure to meet the closing conditions relating to Acquiror’s or Merger Sub’s representations and warranties or covenants); or

•	(i) at any time following an adverse recommendation change; or (ii) if the Company has materially breached the non-solicitation provisions of the merger agreement, provided, in each case, that Acquiror’s right to terminate the merger agreement pursuant to this sentence will expire upon receipt of the Company stockholder approval.

Termination Fee

If the merger agreement is terminated in specified circumstances, the Company will be required to pay or cause to be paid to Acquiror a termination fee of $275,000,000, which we refer to as the “termination fee.”

Acquiror would be entitled to receive the termination fee from the Company if the merger agreement is terminated:

•

(i) (A) by either Acquiror or the Company because (1) the closing of the merger has not occurred by the outside date, extended outside date or further extended outside date, as applicable or (2) the Company stockholder approval has not been obtained at the Company special meeting or (B) by Acquiror because the Company has breached a representation, warranty, covenant or other agreement in the merger agreement and which breach would result in the failure to meet a closing condition relating to the foregoing (or the merger agreement is terminated under any other applicable provision, and at such time could have been terminated for any of the foregoing reasons), (ii) any person has made or publicly made known (since the date of the merger agreement) a Company takeover proposal and not (x) if publicly made, publicly withdrawn such proposal or (y) if made privately, withdrawn such proposal in writing and in good faith, in either case, prior to the date of termination of the merger agreement or the Company special meeting, as applicable, and (iii) at any time on or prior to the first anniversary of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any Company takeover proposal (provided, that references in the definition of a “Company takeover proposal” as defined in the section of the proxy statement entitled “—Other Covenants and Agreements—Non-Solicitation; Takeover Proposals” beginning on page 63 to 20% are deemed to be 50%);

•	by Acquiror, because the Company has made an adverse recommendation change or is in material breach of the non-solicitation provisions of the merger agreement giving rise to Acquiror’s right to terminate the merger agreement; or

•	by the Company, prior to the receipt of Company stockholder approval, subject to compliance with certain non-solicitation provisions of the merger agreement, in order to substantially concurrently with such termination enter into a definitive agreement relating to a Company superior proposal.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Specific Performance; Remedies

In addition to any other remedy that may be available to any of the parties, including monetary damages, each of the Company, Acquiror and Merger Sub is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Amendment; Waiver

At any time prior to the effective time, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquiror and Merger Sub; provided, that, without the further approval of the Company stockholders and the sole stockholder of Merger Sub, no amendment or waiver will be made or given after the Company stockholder approval that requires the approval of the Company stockholders or the sole stockholder of Merger Sub under Delaware law unless the required further approval is obtained; provided, further, that certain sections of the merger agreement pertaining to debt financing, governing law, waiver of jury trial and absence of third-party beneficiaries may not be amended or waived in a manner adverse to the debt financing sources without the prior written consent of the debt financing sources.

At any time prior to the effective time, either the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, may, to the extent not prohibited by applicable law and except as otherwise set forth in the merger agreement:

•	extend the time for performance of any of the obligations or other acts of Acquiror or Merger Sub (in the case of an extension by the Company) or of the Company (in the case of an extension by Acquiror and Merger Sub);

•	waive any inaccuracies in the representations and warranties made to such party; and

•	waive compliance with any of the agreements or conditions for such party’s benefit.

Governing Law and Jurisdiction

The merger agreement is governed by Delaware law.

The Company, Acquiror and Merger Sub have agreed (i) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, with respect to any dispute arising out of, relating to or in connection with the merger agreement or transaction contemplated thereby, (ii) not to attempt to deny or defeat personal jurisdiction in any such court, (iii) not to bring any such action in any other court and (iv) not to plead or claim such courts are an inconvenient forum.

Notwithstanding the above, the Company, Acquiror and Merger Sub have agreed that (i) New York State or United States federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any claims, suits, actions or proceedings brought against any lender, arranger or other provider of debt financing, (ii) that no party will bring any such claim, suit or proceeding in any other court, except to the extent otherwise contemplated by any contract between any such debt financing source and Acquiror or any of its affiliates and (iii) except as expressly set forth in any agreement related to the debt financing to which a debt financing source is a party, all claims, suits or proceedings involving the debt financing shall be governed by the laws of the State of New York.

Guarantee

Mars, in order to induce the Company to execute and deliver the merger agreement, has absolutely, unconditionally and irrevocably guaranteed the covenants, agreements and other obligations of Acquiror and Merger Sub, including the due, punctual and full payment and performance of Acquiror’s and Merger Sub’s obligations, subject to limitations on Acquiror’s and Merger Sub’s obligations under the merger agreement.

THE VOTING AGREEMENTS

The following description sets forth the material provisions of the voting agreements, but does not purport to describe all of the terms of the voting agreements. The full text of the form of voting agreement is attached to this proxy statement as Annex B, and incorporated herein by reference. You are urged to read the form of voting agreement in its entirety.

Concurrently with the execution of the merger agreement on January 7, 2017, Robert L. Antin, our Chairman and Chief Executive Officer, and Arthur J. Antin, our Chief Operating Officer, each entered into a voting agreement, which we refer to as the “voting agreements”, with Acquiror, pursuant to which each of Messrs. R. Antin and A. Antin, among other things, is:

•	required to vote: (1) in favor of the adoption of the merger agreement and in favor of each of the other transactions expressly contemplated by the merger agreement for which approval of our stockholders is solicited; (2) against approval of any proposal, including any Company takeover proposal, made in opposition to, or in competition or inconsistent with, consummation of the merger or any other transactions contemplated by the merger agreement; (3) against any other action, agreement or transaction that is intended, or that would reasonably be expected, to materially impeded, interfere with, delay, postpose, discourage or adversely affect the merger or any of the other transactions expressly contemplated by the merger agreement or performance of his obligations under the voting agreement; (4) against any action, proposal, transaction or agreement that would, or would reasonably be expected to, result in a breach in any material respect of any covenant, representation or warranty of any other obligation or agreement of the Company contained in the merger agreement or of himself contained in the voting agreement; and (5) in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement, including the merger;

•	prohibited from transferring his shares of our common stock, subject to limited exceptions described in the voting agreements;

•	prohibited from (1) soliciting proxies or becoming a participant in a solicitation in connection with either a proposal to approve the merger agreement and the merger or any Company takeover proposal, (2) initiating, solely in his capacity as a stockholder, a stockholder vote with respect to a Company takeover proposal and (3) becoming a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to a Company takeover proposal; and

•	prohibited from exercising any appraisal or dissent rights in connection with the merger.

In addition, pursuant to the voting agreements, each of Messrs. R. Antin and A. Antin irrevocably granted a proxy appointing Acquiror and any designee of Acquiror as his attorney-in-fact and proxy, with full power of substitution, to vote and otherwise act (including in any action by written consent of the Company’s stockholders) with respect to all of the subject shares on the matters and in the manner specified above.

Notwithstanding the foregoing agreements, each of Messrs. R. Antin and A. Antin and Acquiror have agreed that the foregoing obligations will not in any way restrict either Messrs. R. Antin or A. Antin, respectively, from taking any action in his capacity as a director, officer or employee of the Company that is otherwise permitted to be taken pursuant to the merger agreement.

The voting agreements terminate upon the earliest to occur of (i) a termination of the merger agreement, (ii) the mutual written consent of Acquiror and Mr. R. Antin or Mr. A. Antin, as applicable and (iii) the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s common stock. As of the close of business on the record date, Mr. R. Antin was entitled to vote [•] shares of our common stock, or approximately [•]% of the shares of our common stock issued and outstanding as of that date, and Mr. A. Antin was entitled to vote [•] shares of our common stock, or approximately [•]% of the shares of our common stock issued and outstanding as of that date.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation that is based on or otherwise relates to the merger to its named executive officers, and we refer to it as the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. The compensation in question is summarized in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48 and the corresponding Golden Parachute Compensation table under that section, including the footnotes to the table.

The Board encourages you to review carefully the information disclosed in this proxy statement relating to the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

The Board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of VCA Inc. (“VCA”) hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by VCA to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to approve the adoption of the merger agreement. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger, and vice versa. Because the vote on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger is advisory only, it will not be binding on the Company, Acquiror, Mars or Merger Sub. Accordingly, because the Company is contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate how you wish to vote on the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, or the adjournment proposal, but do not indicate a choice on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger, your shares of common stock will be voted in favor of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

The above resolution approving the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger will require the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on such proposal at the special meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

The Board unanimously recommends a vote “FOR” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, if there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date, subject to specified limitations set forth in the merger agreement. In addition, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate how you wish to vote on the proposal to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger, but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

The Company does not intend to call a vote on this proposal if Proposal 1 is approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Abstentions, broker non-votes and being present in person at the special meeting and not voting on the adjournment proposal will have the same effect as a vote against this proposal.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF VCA COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WOOF.”

The following table sets forth the high and low closing sales price of our common stock, as reported on the NASDAQ Global Select Market, in respect of our common stock, during each of the periods indicated below:

	Closing Market Price
	High	Low
Fiscal Year 2015
First Quarter ended March 31, 2015	$54.82	$47.73
Second Quarter ended June 30, 2015	$55.71	$50.22
Third Quarter ended September 30, 2015	$61.53	$52.00
Fourth Quarter ended December 31, 2015	$56.49	$52.33

Fiscal Year 2016
First Quarter ended March 31, 2016	$57.73	$45.17
Second Quarter ended June 30, 2016	$67.70	$57.50
Third Quarter ended September 30, 2016	$73.39	$65.74
Fourth Quarter ended December 30, 2016	$71.16	$59.61

Fiscal Year 2017
First Quarter ended March 31, 2017 (through February 2, 2017)	$91.25	$70.29

We have never declared or paid any cash dividends on our capital stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay cash dividends on our common stock without Acquiror’s written consent.

On January 6, 2017, the last trading day prior to the public announcement of the proposed merger, the closing sales price of our common stock was $70.77 per share.

On [•], 2017, the most recent practicable trading day before the printing of this proxy statement, the closing price for our common stock on the NASDAQ Global Select Market was $[•] per share. You are encouraged to obtain current market quotations for the Company’s common stock.

Following the merger, there will be no further market for the Company’s common stock and it will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. As a result, following the merger the Company will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2017, by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and named executive officers as a group; and

•	all other stockholders known by us to beneficially own more than 5% of our issued and outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to Company Options held by that person that are currently exercisable or exercisable within 60 days following the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 81,581,214 shares of common stock issued and outstanding as of the close of business on January 31, 2017. Unless otherwise indicated, the address for each of the stockholders listed below is c/o VCA Inc., 12401 West Olympic Boulevard, Los Angeles, California 90064.

	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
BlackRock, Inc.(1)	7,411,403	9.08%
Glenview Capital Management, LLC(2)	6,320,549	7.75%
The Vanguard Group(3)	5,633,643	6.91%
Robert L. Antin(4)	2,809,558	3.44%
Arthur J. Antin(5)	346,468	*
Neil Tauber(6)	116,084	*
Tomas W. Fuller(7)	233,056	*
Josh Drake	13,396	*
John M. Baumer(8)	24,924	*
John B. Chickering, Jr.(9)	10,992	*
John A. Heil(10)	32,722	*
Frank Reddick(11)	24,924	*
All directors and executive officers as a group (9 persons)(12)	3,612,124	4.43%

*	Indicates less than one percent.

(1)	Information based on the Schedule 13G/A filed with the SEC on January 27, 2017. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 6,793,619 shares and sole dispositive power over 7,411,403 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	Information based on the Schedule 13G/A filed with the SEC on February 16, 2016. According to the Schedule 13G/A, Glenview Capital Management, LLC has shared voting power over 6,320,549 shares. The securities are held for the account of Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd. and Glenview Capital Opportunity Fund, L.P. (collectively, the “Glenview Funds”). Glenview Capital Management, LLC serves as the investment manager to each of the Glenview Funds. Lawrence M. Robbins is the chief executive officer of Glenview Capital Management, LLC and exercises dispositive power over the securities beneficially owned by Glenview Capital Management, LLC. The address of Glenview Capital Management, LLC is 767 Fifth Avenue, 44th Floor, New York, NY 10153.
(3)	Information based on the Schedule 13G/A filed with the SEC on February 11, 2016. According to the Schedule 13G/A, The Vanguard Group has sole voting power over 60,016 shares, shared voting power over 4,500 shares, sole dispositive power over 5,574,127 shares and shared dispositive power over 59,516 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Consists of (a) 2,172,132 shares held for the account of a trust of which Mr. R. Antin is trustee, (b) 404,991 shares held for the account of a limited liability company for which Mr. R. Antin serves as manager and which is owned by trusts established for the benefit of his children and (c) 232,435 shares of common stock reserved for issuance upon exercise of Company Options that are or will be exercisable on or before March 31, 2017.
(5)	Consists of (a) 301,229 shares held for the account of a trust of which Mr. A. Antin is trustee and (b) 45,239 shares of common stock reserved for issuance upon exercise of Company Options that are or will be exercisable on or before March 31, 2017.

(6)	Consists of (a) 100,175 shares and (b) 15,909 shares held for the account of a trust established for the benefit of Mr. Tauber’s child and of which his brother is trustee.
(7)	Shares held for the account of a trust of which Mr. Fuller is trustee.
(8)	Consists of (a) 21,887 shares and (b) 3,037 shares of Restricted Stock.
(9)	Consists of (a) 7,955 shares and (b) 3,037 shares of Restricted Stock.
(10)	Consists of (a) 29,685 shares and (b) 3,037 shares of Restricted Stock.
(11)	Consists of (a) 21,887 shares and (b) 3,037 shares of Restricted Stock.
(12)	Includes (a) 12,148 shares of Restricted Stock and (b) 277,674 shares of common stock reserved for issuance upon exercise of Company Options that are or will be exercisable on or before March 31, 2017.

APPRAISAL RIGHTS

If the merger agreement is adopted by the stockholders of the Company and the merger is consummated, any stockholders who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, effectively withdraw, or otherwise lose their right to appraisal in accordance with Section 262 of the DGCL (which we refer to as Section 262) shall be entitled to have the fair value of their shares appraised by the Delaware Court of Chancery in accordance with Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of our common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a bank, broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of our common stock who do not vote in favor of (or otherwise consent in writing to) the adoption of the merger agreement, who continuously are the record holders of such shares through the effective time and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 as described in the section entitled “—Determination of Fair Value” beginning on page 85).

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the merger, any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of, or consent in writing to, the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to approve the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to the Company a written demand for appraisal before the taking of the vote on the proposal to approve the adoption of the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time (note: a stockholder will lose appraisal rights with respect to any shares that the stockholder transfers before the effective time); and

•	The stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one-hundred twenty (120) days after the effective time (note: the surviving corporation is under no obligation to file any petition and has no intention of doing so).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or otherwise loses or effectively withdraws, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration applicable to the shares, without interest and less applicable withholding taxes.

Filing Written Demand

Any holder of shares of our common stock wishing to exercise appraisal rights must deliver to the Company, before the taking of the vote on the adoption of the merger agreement at the special meeting at which the proposal to approve the adoption of the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of (or otherwise consent in writing to) the proposal to approve the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve the adoption of the merger agreement, and it will nullify any previously delivered written demand for appraisal and the holder of the shares represented by the proxy will lose appraisal rights with respect to such shares. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to approve the adoption of the merger agreement or abstain from voting on the proposal to approve the adoption of the merger agreement. Neither voting against the proposal to approve the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to approve the adoption of the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve the adoption of the merger agreement. A proxy or vote against the proposal to approve the adoption of the merger agreement will not constitute a demand for purposes of Section 262. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to approve the adoption of the merger agreement at the special meeting of the Company’s stockholders will result in such stockholder losing its appraisal rights, and the stockholder’s shares of our common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration applicable to the shares, less applicable withholding taxes.

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 must be delivered to and received by the Company at the following address:

VCA Inc.

Attention: Tomas W. Fuller, Secretary

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

Any holder of Company common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company a written withdrawal of the demand for appraisal within 60 days after the effective date of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten (10) days after the effective time, the surviving corporation (i.e., the Company) will notify each holder of our common stock who has properly made a written demand for appraisal pursuant to Section 262 and who has not failed to perfect, effectively withdrawn, or otherwise lost their right to appraisal in accordance with Section 262, and who did not vote in favor of (or otherwise consent in writing to) the proposal to approve the adoption of the merger agreement, that the merger has become effective and the effective time thereof.

Filing a Petition for Appraisal

Within one-hundred twenty (120) days after the effective time, but not thereafter, the surviving corporation or any holder of our common stock who has complied with Section 262 and is entitled to appraisal rights thereunder may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of our common stock. Accordingly, any holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time periods and in the manner prescribed in Section 262. The failure of a holder of our common stock to file such a petition within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within one-hundred twenty (120) days after the effective time, any holder of our common stock who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive from the surviving corporation a written statement setting forth the aggregate number of shares not voted in favor of the proposal to approve the adoption of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of our common stock and a copy thereof is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss such stockholder from the proceedings.

Because immediately prior to the effective time shares of common stock will be listed on a national securities exchange as contemplated by Section 262(g) of the DGCL, under the circumstances, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, except as otherwise provided in Section 262, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceedings described above, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not in any manner address, fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Company nor Mars anticipates offering more than the merger consideration to any stockholder of the Company exercising appraisal rights, and each of the Company and Mars reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Company common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Company common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote the common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of our common stock, if any, payable to stockholders of the Company as of a record date prior to the effective time; provided, however, that if no petition for an appraisal is filed within 120 days after the effective time, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the terms and consideration offered pursuant to the merger agreement, either within sixty (60) days after the effective time or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective time.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one copy of the proxy statement will be delivered to any household at which two or more stockholders who share the same last name reside, unless the Company has received contrary instructions from one or more of the stockholders. Each stockholder in a shared household will continue to receive a separate proxy card.

The Company will promptly deliver upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to VCA Inc., Attention: Tomas W. Fuller, Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064-1022, Telephone: (310) 571-6505. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our stockholder meetings that occur after completion of the merger. Unless otherwise required under applicable law, the Company intends to hold an annual meeting of stockholders in 2017 only if the merger is not completed by that time.

Stockholder Nominations to the Board of Directors

Stockholders who wish to nominate a candidate for election as a director at the 2017 annual meeting of stockholders must have submitted their nomination in writing to the Secretary of the Company at our principal executive offices following the close of business on Thursday, December 15, 2016, and no later than the close of business on Friday, January 13, 2017, or, in the event the Company’s 2017 annual meeting of stockholders is advanced more than 30 days or delayed more than 70 days from the anniversary of the date of the 2016 Annual Meeting, must submit their nomination in writing to the Secretary of the Company at our principal executive offices by the close of business on the tenth day following the day on which public announcement of the 2017 annual meeting is first made by the Company.

Stockholders who wish to nominate a candidate for election as a director at the 2017 annual meeting of stockholders and wish to have such nominated candidate included in the proxy materials to be distributed in connection with the 2017 annual meeting of stockholders must have submitted their nomination in writing to the Secretary of the Company at our principal executive offices following the close of business on Wednesday, October 5, 2016, and no later than the close of business on Friday, November 4, 2016, or, in the event the Company’s 2017 annual meeting of stockholders is advanced more than 30 days or delayed more than 30 days from the anniversary of the date of the 2016 Annual Meeting, must submit their nomination in writing to the Secretary of the Company at our principal executive offices by the later of (i) the close of business on the date that is 180 days prior to the 2017 annual meeting or (ii) the close of business on the tenth day following the day on which public announcement of the 2017 annual meeting is first made by the Company.

To be in proper form, a stockholder’s notice must include the information required by our bylaws with respect to the nomination and all other information regarding the proposed nominee and the nominating stockholder required by Section 14 of the Exchange Act. The Company may refuse to consider any nomination that is not timely or otherwise does not meet the requirements of our bylaws. A written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder nomination.

Stockholder Proposals

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2017 annual meeting of stockholders must have submitted their proposals so that they are received at our principal executive offices no later than the close of business on Friday, November 4, 2016, or in the event the Company’s 2017 annual meeting is advanced more than 30 days or delayed more than 30 days from the anniversary of the date of the 2016 Annual Meeting, must submit their proposals so that they are received at our principal executive offices within a reasonable time before the Company begins to print and mail the proxy materials for the 2017 annual meeting. As the SEC rules make clear, simply submitting a proposal does not guarantee that it will be included in the Company’s proxy materials.

In addition, stockholders who wish to introduce a proposal from the floor of the 2017 annual meeting of stockholders (outside the processes of Rule 14a-8), must have submitted that proposal in writing to the Secretary of the Company at our principal executive offices following the close of business on Thursday, December 15, 2016, and no later than the close of business on Friday, January 13, 2017, or, in the event the Company’s 2017 annual meeting of stockholders is advanced more than 30 days or delayed more than 70 days from the date of the 2016 Annual Meeting, must submit their proposals so that they are received at our principal executive offices by the close of business on the tenth day following the day on which public announcement of the 2017 annual meeting is first made by the Company.

To be in proper form, a stockholder’s notice must include the information required by our bylaws with respect to each proposal submitted. The Company may refuse to consider any proposal that is not timely or otherwise does not meet the requirements of our bylaws or the SEC’s rules with respect to the submission of proposals.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company’s proxy statement and other documents filed with the SEC are available to the public through document retrieval services and free of charge at the SEC’s website (http://www.sec.gov). You may obtain copies of those documents at prescribed rates by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or read and copy any documents that we file with the SEC at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The Company will make available a copy of its public reports, without charge, through the investor relations section of the Company’s website (http://investor.vca.com) as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: VCA Inc., Attention: Tomas W. Fuller, Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064-1022, Telephone: (310) 571-6505. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to the foregoing address or telephone number.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, except that information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 26, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 6, 2016, August 5, 2016, and November 7, 2016, respectively;

•	our Definitive Proxy Statement for our 2016 Annual Meeting of Stockholders, filed on March 4, 2016; and

•	our Current Reports on Form 8-K, filed on February 29, 2016, April 18, 2016, May 3, 2016, June 30, 2016, and January 9, 2017.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VCA INC.,

MMI HOLDINGS, INC.,

VENICE MERGER SUB INC.

and (solely for the purpose of Section 9.15)

MARS, INCORPORATED

Dated as of January 7, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 7, 2017, is by and among VCA Inc., a Delaware corporation (the “Company”), MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and direct or indirect wholly owned Subsidiary of Acquiror (“Merger Sub”), and, solely for the purposes of Section 9.15, Mars, Incorporated, a Delaware corporation (“Parent”). Acquiror, Merger Sub, the Company and, solely for the purposes of Section 9.15, Parent are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions contained herein, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation;

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, any Dissenting Shares and any Remainder Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”), after due and careful consideration, and in consultation with the Company’s tax, legal and financial advisors, has unanimously (a) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, (d) resolved to submit this Agreement to the stockholders of the Company for their approval of the adoption hereof, and (e) subject to Section 6.3, resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board of Directors”) has unanimously approved the Merger and authorized the execution and delivery by Acquiror of this Agreement, the performance by Acquiror of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein; (b) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole stockholder; (c) resolved to submit this Agreement to the sole stockholder of Merger Sub for its approval of the adoption hereof; and (d) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent, Acquiror and Merger Sub to enter into this Agreement, each of Robert L. Antin and Arthur J. Antin is entering into a voting agreement with Acquiror (each, a “Voting Agreement”), pursuant to which such person is agreeing to vote all of the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, at the Company Special Meeting; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are no less favorable (other than in any immaterial and non-substantive respect) to the Company than those that are contained in the Confidentiality Agreement (including standstill restrictions, except that such agreement need not contain any restriction that would prohibit the counterparty from making a Company Takeover Proposal to the Company Board of Directors or acquiring the Company pursuant to such Company Takeover Proposal as contemplated by this Agreement) and that does not prohibit the Company from providing to Acquiror the information required to be provided pursuant to Section 6.3.

“Acquiror Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing that prevents, materially delays or materially impairs the ability of Acquiror or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

“Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests or other ownership interests, by Contract or otherwise.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and Canada Competition Act.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Governmental Entities in the State of Delaware are authorized or required by Law to close.

“Canada Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34 (as amended).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Available Software” shall mean any computer software which is off the shelf, generally commercially available pursuant to shrink wrap, click through or other non-negotiable licensing terms, used by the Company with little or no configuration.

“Company Associate” means (a) with respect to the Company, each director, each Named Executive Officer, and each other employee of the Company or individual consultant who provides services on a substantially full-time basis who, in each case, as of the end of the most recently completed fiscal year, had a base salary, in the case of employees, or annual fees, in the case of consultants, of $225,000 or more and (b) with respect to each Subsidiary of the Company, each director (or, in the case of limited liability company Subsidiaries, managers or, in the case of limited partnership Subsidiaries, general partners, in each case, only if such persons are natural persons) and each employee of such Subsidiary or individual consultant who provides services on a substantially full-time basis who, in each case, as of the end of the most recently completed fiscal year, earned $225,000 or more in base salary, in the case of employees, or annual fees, in the case of consultants.

“Company Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any Liability; provided, that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity to which the Company or any Subsidiary is required to contribute under applicable Law.

“Company Intellectual Property” means all Intellectual Property that, in whole or in part, is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (a) was not known to or reasonably expected by the Company Board of Directors as of or prior to the date of this Agreement and (b) does not relate to any Company Takeover Proposal or expected receipt of a Company Takeover Proposal; provided, however, that in no event shall any of the following constitute, or be taken into account in determining the existence of, a Company Intervening Event: (x) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or (y) the reasonably foreseeable consequences of the announcement of this Agreement.

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing (a) that is materially adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) that prevents, materially delays or materially impairs the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; provided, that for purposes of clause (a), “Company Material Adverse Effect” shall not be deemed to include the impact of (i) changes after the date hereof in GAAP (or authoritative interpretation or enforcement thereof), (ii) changes after the date hereof in Laws (or authoritative interpretation or enforcement thereof), (iii) changes after the date hereof in global, national or regional political conditions (including cyber-attacks, acts of terrorism or sabotage, the outbreak of war or other armed hostilities or the escalation of any of the foregoing), (iv) any hurricane, flood, tornado, earthquake or other natural disaster, (v) actions or omissions required of the Company or any of the Company’s Subsidiaries by this Agreement or any action or omission taken at the written request of Acquiror, (vi) (A) the announcement of this Agreement or the Merger, including the announcement of the identity of Acquiror (provided, that this clause (vi)(A) shall not apply to any representation or warranty in Section 4.3(c), Section 4.3(d), Section 4.7(a), Section 4.10(f) or Section 4.10(g) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), or (B) any communication by Acquiror or any of its Affiliates regarding plans or proposals, with respect to the Company and its Subsidiaries, (vii) any breach of this Agreement by Acquiror or Merger Sub, (viii) a change, in and of itself, in the trading price or volume of the Company’s common stock or the failure, in and of itself, to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of a Company Material Adverse Effect), (ix) changes after the date hereof in the global securities, credit or other financial markets or in general economic, business or market conditions, including any disruption thereof or any change in prevailing interest rates, or (x) conditions generally affecting the U.S. economy or the veterinary industry (including changes to commodity prices); except, with respect to clauses (iii), (iv), (ix) and (x) of this definition, to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the veterinary industry.

“Company Option” means any option to purchase Company Common Stock granted under a Company Stock Plan.

“Company Registrations” means all Patent Rights and all registrations and applications for Trademarks or Copyrights that are owned by the Company or any of its Subsidiaries, alone or jointly with others.

“Company Restricted Stock” means any share of Company Common Stock subject to vesting or forfeiture granted under a Company Stock Plan.

“Company Stock Plans” means, collectively, the Company’s 1996 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan, the Company’s 2006 Equity Incentive Plan and the Company’s 2015 Equity Incentive Plan.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Company Common Stock or more than fifty percent (50%) of the assets of the Company and its Subsidiaries, taken as a whole, that the Company Board of Directors determines in good faith (in accordance with Section 6.3(f)), after consultation with its outside financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, and after giving effect to any changes to this Agreement proposed by Acquiror in response to such Company Takeover Proposal (in accordance with Section 6.3(f)) and all other financial, legal, regulatory, Tax and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, as the Company Board of Directors deems relevant, is more favorable from a financial standpoint to the stockholders of the Company than the Merger.

“Company Takeover Proposal” means any proposal or offer from any person (other than Parent or any of its direct or indirect Subsidiaries), with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (b) any acquisition of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company, (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company, (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is twenty percent (20%) or more.

“Contract” (including, its correlative meaning, “Contractual”) means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“Debt Financing Sources” means any entity (other than Acquiror or any of its Affiliates) that has committed to provide, underwrite or arrange or act as an administrative or facility agent in respect of all or any part of the Debt Financing in connection with the Merger or other transactions contemplated by this Agreement, including any arranger, agent, lender or investor that is a party to any commitment letter, engagement letter, joinder agreement, purchase agreement, indenture, credit agreement or other definitive agreement entered into pursuant thereto or relating thereto, together with its Affiliates, and its and their respective officers, directors, employees, agents, Representatives, members, managers, general or limited partners, shareholders, controlling persons, successors and assigns.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

“ERISA” means the Employee Retirement Income and Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any similar Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous or medical waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (d) all lease obligations of such person that are required to be capitalized in accordance with GAAP as in effect on the date hereof on the books and records of such person, (e) all Indebtedness of others (excluding the Company and any of its Practice Entities or Subsidiaries (including Subsidiaries acquired after the date hereof in accordance with Section 6.1)) secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (f) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon and not repaid or reimbursed, and (h) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than the Company and any of its Practice Entities or Subsidiaries (including Subsidiaries acquired after the date hereof in accordance with Section 6.1).

“Intellectual Property” means the following, subsisting anywhere in the world: (a) patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (“Patent Rights”); (b) trademarks and service marks, logos, trade dress, Internet domain names, corporate names and doing business designations, including all goodwill therein, and all registrations and applications for registration of the foregoing (“Trademarks”); (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship (“Copyrights”); (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, formulas, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (e) the right to sue and recover damages and seek other remedies against past, present and future infringement or other violation thereof and rights of protection of interest therein under the Laws of all jurisdictions.

“knowledge” means, (i) with respect to the Company and its Subsidiaries, the knowledge of the individuals listed on Section 1.1(A)(i) of the Company Disclosure Schedule and (ii) with respect to Acquiror and Merger Sub, the knowledge of the individuals listed on Section 1.1(A)(ii) of the Company Disclosure Schedule.

“Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities.

“Legal Proceeding” means any claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“made available” means, with respect to any information, document or material, that such information, document or material was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) after January 1, 2015 and prior to the date hereof or (b) made available for review by Acquiror or its Representatives in the electronic data site established on behalf of the Company and to which Acquiror and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement on or prior to 5:00 P.M. New York time on January 6, 2017.

“Named Executive Officers” means the principal executive officer, the principal financial officer and the next three most highly paid executive officers of the Company as of the end of the most recently completed fiscal year, based on total compensation as determined under Rule 402 of Regulation S-K under the Securities Act of 1933, as amended.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings and, with respect to material amounts contested as of the date of the most recent consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent for greater than thirty (30) days or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, fire, health and Environmental Laws and similar regulations, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation, (e) Liens relating to intercompany borrowings among a person and its direct or indirect subsidiaries, (f) purchase money Liens securing payments under capital lease arrangements, (g) Liens securing obligations under the Credit Agreement, (h) other than with respect to Company Owned Real Property or Company Leased Real Property, Liens arising under, and the other terms and conditions set forth in, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and containing terms consistent with arm’s length transactions of a similar type, (i) Liens specifically identified, reflected in, reserved against or otherwise disclosed in the Company Financial Statements and (j) Liens on assets of Subsidiaries acquired in accordance with Section 6.1 after the date hereof that were existing on such assets prior to the date such acquisitions are consummated and would have been Permitted Liens had such assets and Subsidiaries been owned by the Company on the date hereof.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Practice Entity” means each entity (other than any Subsidiary of the Company), the primary purpose of which is to provide professional veterinary services, that is consolidated by the Company in the Company Financial Statements.

“Proxy Statement” means the proxy statement of the Company related to the solicitation of votes in favor of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, at the Company Special Meeting.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any person, such person’s Subsidiaries and such person’s and its Subsidiaries’ respective directors, officers, employees, agents, attorneys, accountants, financial advisors, investment bankers and other representatives.

“Restricted Stock Units” means any restricted stock unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock granted under a Company Stock Plan.

“Restrictive Covenant” means any agreement or obligation restricting or limiting the ability of a Company Associate to solicit or hire any employee of the Company or its Subsidiaries, solicit or conduct business with any business counterparty of the Company or its Subsidiaries or compete with the Company or its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“SRO” means any self-regulatory organization of any nature, including any United States or foreign securities exchange, futures exchange, commodities exchange or contract market and any advertising or industry self-regulatory organization.

“Subsidiaries” means, with respect to any Party, any corporation, partnership, joint venture or other legal entity of which such Party (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other equity interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” means all federal, state, local or foreign tax, custom, impost, levy, duty, fee or other assessment or charge of any nature whatsoever imposed by any Governmental Entity (including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, premium, license, recording, occupation, environmental, escheat, abandoned or unclaimed property, real or personal property and estimated tax, alternative or add-on minimum tax, customs duty or other tax), together with any interest, penalties, fines or additions imposed with respect thereto.

“Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

“Treasury Regulation” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act by a person that would, or reasonably would be expected, to result in a material breach of this Agreement.

Section 1.2 Defined Terms. The following terms are defined in this Agreement in the sections indicated below:

Section
Acceptable Confidentiality Agreement	1.1
Acquiror	Preamble
Acquiror Approvals	5.2(b)
Acquiror Benefit Plans	6.4(b)
Acquiror Board of Directors	Recitals
Acquiror Material Adverse Effect	1.1
Adverse Recommendation Change	6.3(e)
Affiliates	1.1
Agreement	Preamble
Antitrust Laws	1.1
Book-Entry Shares	3.1(a)(i)
Business Day	1.1
Cancelled Shares	3.1(a)(ii)
Capitalization Date	4.2(a)
Certificate	3.1(a)(i)
Certificate of Merger	2.3
Chosen Courts	9.5(a)
Clearance Date	6.6(a)
Closing	2.2
Closing Date	2.2
Code	1.1
Collective Bargaining Agreement	4.17(a)(xi)

Commercially Available Software	1.1
Company	Preamble
Company Approvals	4.3(c)
Company Associate	1.1
Company Benefit Plan	1.1
Company Board of Directors	Recitals
Company By-Laws	4.1(b)
Company Certificate	4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	IV
Company Financial Statements	4.4(b)
Company Indemnified Parties	6.9(a)
Company Intellectual Property	1.1
Company Intervening Event	1.1
Company Intervening Event Recommendation Change	6.3(g)
Company Leased Real Property	4.15
Company Material Adverse Effect	1.1
Company Material Contract	4.17(a)(xi)
Company Option	1.1
Company Organizational Documents	4.1(b)
Company Owned Real Property	4.15
Company Permits	4.7(b)
Company Preferred Stock	4.2(a)
Company Real Property Leases	4.15
Company Recommendation	Recitals
Company Registrations	1.1
Company Restricted Stock	1.1
Company SEC Documents	4.4(a)
Company Securities	4.2(b)
Company Shares	Recitals
Company Special Meeting	6.6(b)
Company Stock Plans	1.1
Company Stockholder Approval	4.3(b)
Company Subsidiary Organizational Documents	4.1(b)
Company Superior Proposal	1.1
Company Takeover Proposal	1.1
Company Takeover Transaction	8.3(a)
Confidentiality Agreement	6.2(b)
Continuing Employee	6.4(a)
Contract	1.1
Copyrights	1.1
Credit Agreement	6.13(a)
D&O Insurance	6.9(c)
Debt Financing	6.12(a)
Debt Financing Sources	1.1
Delaware Secretary	2.3

DGCL	Recitals
DGCL 262	3.1(b)
Dispositions	6.1(a)(vi)
Dissenting Shares	3.1(b)
Effective Time	2.3
Environmental Law	1.1
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	4.3(c)
Existing Loan Agreement Termination	6.13(a)
Extended Outside Date	8.1(b)
First Fallaway Date	7.1(b)
Further Extended Outside Date	8.1(b)
GAAP	4.4(b)
Governmental Entity	1.1
Guaranty	9.15(a)
Hazardous Materials	1.1
HSR Act	4.3(c)
Indebtedness	1.1
Intellectual Property	1.1
IRS	4.10(a)
knowledge	1.1
Laws	1.1
Legal Proceeding	1.1
Letter of Transmittal	3.2(c)
Liability	1.1
Liens	1.1
made available	1.1
Merger	2.1
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
NASDAQ	1.1
Option Cash Payment	3.3(a)
Order	1.1
Outside Date	8.1(b)
Parent	Preamble
Parties	Preamble
Party	Preamble
Patent Rights	1.1
Payment Agent	3.2(a)
Payment Agent Agreement	3.2(a)
Payment Fund	3.2(b)
Payoff Amount	6.13(b)
Payoff Letter	6.13(b)
Permitted Lien	1.1
person	1.1

Proxy Statement	1.1
Qualified Plan	4.10(c)
Release	1.1
Remainder Shares	3.1(a)(iii)
Representatives	1.1
Restricted Stock Units	1.1
Restrictive Covenant	1.1
RSU Cash Payment	3.3(c)
Sarbanes-Oxley Act	4.4(a)
SEC	1.1
Second Fallaway Date	7.1(b)
Securities Act	4.3(c)
SRO	1.1
Subsidiaries	1.1
Surviving Corporation	2.1
Tax	1.1
Tax Return	1.1
Termination Fee	8.3(d)
Trademarks	1.1
Treasury Regulation	1.1
Unvested Proceeds	3.3(d)
Voting Agreement	Recitals
Willful Breach	1.1

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct or indirect Subsidiary of Acquiror. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m., New York City time, on the fifth Business Day (or other date agreed by the Parties) after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or, if permissible, waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing), unless another time, date or place is agreed to in writing by the Company and Acquiror. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Acquiror under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Acquiror and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the Company Certificate and the Company By-Laws shall be amended to the same form as the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time (which shall include provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to the Company Indemnified Parties with respect to acts or omissions occurring at or prior to the Effective Time as those in the Company Organizational Documents as of the date of this Agreement) except that the name of the Surviving Corporation shall be VCA Inc., and as so amended shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6 Officers and Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Conversion of Company Common Stock. Subject to Section 3.1(b) and less any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Dissenting Shares, and Remainder Shares) shall be automatically converted into the right to receive $93.00 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(ii) Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Certain Parent and Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect Subsidiary of the Company or by Parent or any of its Subsidiaries (including Acquiror and its Subsidiaries) shall remain outstanding at the Effective Time (“Remainder Shares”) and shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(i).

(iv) Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or otherwise lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration as provided in Section 3.1(a)(i). The Company shall give prompt written notice to Acquiror of any demands received by the Company for fair value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged appraisal rights, and Acquiror shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Appointment of Payment Agent. Prior to the Effective Time, Acquiror shall appoint a bank or trust company to act as payment agent (the “Payment Agent”), the identity and terms of appointment of which to be reasonably acceptable to the Company for the payment of the Merger Consideration in the Merger and shall enter into an agreement (the “Payment Agent Agreement”) relating to the Payment Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Acquiror shall make or cause to be made available to the Payment Agent cash sufficient to pay the aggregate Merger Consideration payable in the Merger at such time as is necessary for the payment to holders of Company Common Stock (the “Payment Fund”). The Payment Agent shall invest any cash included in the Payment Fund as directed by Acquiror; provided however that (i) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Acquiror shall promptly provide, or cause to be provided, additional funds to the Payment Agent for the benefit of the holders of the Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from such investments shall be paid to Acquiror or its designee, upon demand. Acquiror shall cause the Payment Fund to be (i) held for the benefit of the holders of the Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1. The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(c) Exchange Procedures. As promptly as reasonably practicable after the Effective Time and in any event within seven (7) Business Days of the Closing Date, Acquiror shall cause the Payment Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.2(d)) or transfer of Book-Entry Shares (as evidenced by receipt by the Payment Agent of an “agent’s message” in customary form or other evidence as the Payment Agent may reasonably request) to the Payment Agent and shall be in customary form and have such other provisions as Acquiror shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or transfer of Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof as provided in this Section 3.2(d)) or transfer of Book-Entry Shares (as evidenced by receipt by the Payment Agent of an “agent’s message” in customary form or other evidence as the Payment Agent may reasonably request) to the Payment Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Payment Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement promptly following the later to occur of (i) the Effective Time or (ii) the Payment Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share (as evidenced by receipt by the Payment Agent of an “agent’s message” in customary form or other evidence as the Payment Agent may reasonably request), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate or Book-Entry Share is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Payment Agent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

(e) No Further Ownership Rights in Company Common Stock. The cash paid in accordance with the terms of this Article III in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262). From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration (subject to DGCL 262) into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.1(b) or 3.2(d), as applicable, in each case without interest or duplication. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock converted pursuant to this Agreement are presented to the Surviving Corporation, Acquiror or the Payment Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to DGCL 262 in the case of Dissenting Shares.

(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Acquiror or a Subsidiary of Acquiror designated by Acquiror, upon written demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration without any interest thereon. Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 3.2(b) to pay for Company Shares for which appraisal rights have been perfected shall be delivered to Acquiror promptly (and in any event within two (2) Business Days of Acquiror’s demand to the Payment Agent therefor).

(g) No Liability. None of Acquiror, the Company, Merger Sub, the Payment Agent or any of their respective Affiliates shall be liable to any person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any other provision of this Agreement notwithstanding, any portion of the Merger Consideration that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Payment Agent, the posting by such person of a bond in such amount as Acquiror or the Payment Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(f), Acquiror) shall deliver or cause to be delivered, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

Section 3.3 Company Incentive Awards.

(a) The Company shall take all action necessary so that, at the Effective Time, each Company Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) (i) shall, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right of the holder to receive from Acquiror an amount, in cash, equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Company Option (the “Option Cash Payment”) and (ii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Options shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment in accordance with this Section 3.3(a). For the avoidance of doubt, in the event that the per share exercise price under any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect and the applicable holder shall cease to have any rights with respect thereto.

(b) Subject to Section 3.3(d), the Company shall take all action necessary so that, at the Effective Time, each share of Company Restricted Stock outstanding immediately prior to the Effective Time (i) shall, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, vest and become free of any vesting, forfeiture or other restrictions, (ii) at the Effective Time, shall entitle the holder thereof to receive from Acquiror an amount, in cash, equal to the Merger Consideration and (iii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 3.3(b).

(c) The Company shall take all action necessary so that, at the Effective Time, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether subject to service-based or performance-based vesting or delivery requirements) (i) shall, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, fully vest as to the number of shares of Company Common Stock issuable pursuant to such Restricted Stock Unit (including, with respect to performance-based Restricted Stock Units, upon attainment of the target level of performance applicable to such Restricted Stock Unit) and become free of any vesting, forfeiture or other restriction, (ii) at the Effective Time, shall entitle the holder thereof to receive from Acquiror an amount, in cash, equal to the product of (A) such number of shares of Company Common Stock referenced in clause (i) of this Section 3.3(c) and (B) the Merger Consideration (the “RSU Cash Payment”) and (iii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Restricted Stock Units shall cease to have any rights with respect thereto, except the right to receive the RSU Cash Payment in accordance with this Section 3.3(c).

(d) Acquiror (i) shall cause the Company to make all payments required to be made by Acquiror under this Section 3.3 no later than the first regularly scheduled payroll date that is at least three (3) Business Days after the Effective Time and (ii) in connection therewith, shall, to the extent necessary, cause to be made available to the Company an amount, in cash, sufficient to satisfy all payments to be made by the Company under this Section 3.3. Notwithstanding the immediately preceding sentence, the amount otherwise payable under this Section 3.3 with respect to shares of Company Restricted Stock held by employees of the Company or its Subsidiaries, in each case, which were granted during the 2016 calendar year and which would not vest by their terms on or prior to December 31, 2017 (or if later, the Effective Time) (“Unvested Proceeds”), shall instead be paid to such holders, together with an additional matching amount equal to the Unvested Proceeds, on the first anniversary of the Closing Date, but only if the holders of such awards satisfied the vesting conditions under the applicable award agreements governing such shares of Company Restricted Stock (determined as if the vesting date was no earlier than the date that is the first anniversary of the Closing Date); provided, that any holder of such awards who is employed or providing service as of the Closing Date, whose employment or service to the Company or its Subsidiaries terminates as a result of his death prior to the first anniversary of the Closing Date shall be treated as having satisfied the vesting conditions under the applicable award agreements governing the applicable shares of Company Restricted Stock and such holder’s surviving spouse or designated beneficiary shall be entitled to payment of the Unvested Proceeds, together with an additional matching amount equal to the Unvested Proceeds, no later than the first regularly scheduled payroll date that is at least three (3) Business Days after the Company receives satisfactory proof of the holder’s death.

Section 3.4 Further Assurances.

(a) If at any time before or after the Effective Time, Acquiror or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Acquiror, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement; provided, however, that this Section 3.4(a) shall not be interpreted to require any person to take any action or omit from taking any action that it is not required to take pursuant to the terms of Section 6.5.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 3.5 Withholding Rights. Each of the Company, Acquiror, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any amounts otherwise payable pursuant to this Article III, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld, and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed after January 1, 2015 and publicly available prior to the date hereof (excluding any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any similarly titled captions and any other disclosures contained therein that are cautionary or forward looking in nature) (provided, that this clause (a) shall not be applicable to Sections 4.2(a) (Capital Stock), 4.2(b) (Capital Stock), 4.2(c) (Capital Stock), 4.3 (Corporate Authority Relative to this Agreement; No Violation), 4.4 (Reports and Financial Statements), 4.6 (No Undisclosed Liabilities), 4.11(b) (Absence of Certain Changes or Events), 4.12 (Information Supplied), 4.18 (Opinion of Financial Advisor), 4.19 (Finders or Brokers) and 4.20 (State Takeover Statutes)), or (b) the disclosure schedule delivered by the Company to Acquiror immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section or subsection of such Company Disclosure Schedule shall apply only to the corresponding section or subsection of this Agreement except to the extent that the relevance of such disclosure to another section or subsection of this Article IV is reasonably apparent on the face of such disclosure and, provided further, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedule shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Acquiror prior to the date of this Agreement a true and complete copy of the Company’s Second Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-Laws”) (collectively, the “Company Organizational Documents”), in each case, as amended and in effect through the date hereof. The Company Organizational Documents and the certificate of incorporation, by-laws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company that would be required to be identified in the Company’s Annual Report on Form 10-K pursuant to Section 601(b)(21) of Regulation S-K (collectively, the “Company Subsidiary Organizational Documents”) are in full force and effect and neither the Company nor its Subsidiaries is in violation of any of their provisions, except, in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock, and 11,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on January 6, 2017 (the “Capitalization Date”) (except with respect to clause (ii), which representation is made as of the date of this Agreement and as of the Closing Date), (i) 81,573,526 shares of Company Common Stock (including 341,138 shares of Company Restricted Stock) were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no shares of Company Common Stock or Company Preferred Stock were held by the Company or any of its Subsidiaries in its or their treasury; and (iv) an aggregate of 1,111,113 shares of Company Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plans, of which 441,245 shares of Company Common Stock were underlying outstanding and unexercised Company Options and 669,868 shares of Company Common Stock were underlying unvested Restricted Stock Units. Except as set forth in the preceding sentence or as set forth on Section 4.2(a) of the Company Disclosure Schedule, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. From and after the Capitalization Date until and including the date hereof, the Company has not issued any shares of its capital stock (other than in respect of the valid exercise of Company Options or upon the valid settlement of Restricted Stock Units or Company Restricted Stock), has not granted any options, warrants, restricted stock, restricted stock units or stock appreciation rights or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Company Shares are, and all Company Shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

(b) The Company has made available to Acquiror a true, correct and complete list, as of the Capitalization Date, of (i) the name of each holder of Company Options, Restricted Stock Units or Company Restricted Stock, (ii) the Company Stock Plan under which such Company Option, Restricted Stock Unit or Company Restricted Stock was granted, (iii) the number of outstanding Company Options, Restricted Stock Units and Company Restricted Stock held by such holder, (iv) the grant date of each such Company Option, Restricted Stock Unit and

Company Restricted Stock, (v) the number of Company Shares such holder is entitled to receive upon the exercise of each Company Option and the corresponding exercise price, (vi) the expiration date of each Company Option and (vii) the vesting schedule of each such Company Option, Restricted Stock Unit and Company Restricted Stock. Each Company Option has been granted with an exercise price no less than the fair market value of the underlying Company Shares as of the date of such grant. Except for the Company Options, Restricted Stock Units and Company Restricted Stock and except as set forth on Section 4.2(a) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from (x) the exercise of Company Options outstanding on such date and (y) the vesting and settlement of the Restricted Stock Units and Company Restricted Stock outstanding on such date, there are no outstanding (A) shares of capital stock, voting securities, other ownership interests or other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or any of its Subsidiaries, (B) options, warrants, rights or other agreements, obligations or commitments requiring the Company or any of its Subsidiaries to issue any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company or any of its Subsidiaries (or, in each case, the economic equivalent thereof), (C) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries, or (D) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, the Company (the items in clauses (A), (B), (C) and (D), together with the capital stock of the Company or any of its Subsidiaries, being referred to collectively as “Company Securities”).

(c) Except pursuant to this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company and its Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” laws.

(d) All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21.1 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2015, and their respective jurisdictions of organization are listed in Section 4.2(d) of the Company Disclosure Schedule. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been duly authorized, and to the extent the following concepts are applicable thereto, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws).

(e) Section 4.2(e) of the Company Disclosure Schedule sets forth, with respect to each Practice Entity, (x) its name and jurisdiction of organization or formation; and (y) the ownership of its outstanding equity interests. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Practice Entity has the requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted, (ii) each Practice Entity is duly qualified to do business as a foreign company and is in good standing (with respect to the jurisdictions that recognize such concept) under the Laws of all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, (iii) each Practice Entity’s organizational documents are in full force and effect, and (iv) no Practice Entity is in violation of any of the provisions of its governing documents. Except as otherwise disclosed on Section 4.2(e) of the Company Disclosure Schedule, there are no outstanding (i) options, warrants or conversion or subscription agreements or other rights for the acquisition, issuance, return or redemption of the equity interests of any Practice Entity, (ii) securities or other obligations of any Practice Entity which are convertible into or exchangeable for the equity interests of any Practice Entity or (iii) options, sale agreements, equityholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on any Practice Entity or equityholder thereof and which relate to the ownership, voting or transfer of any of such equity interests (except, in each case ((x) and (y)), those owned by, or that are to the benefit of, as applicable, the Company or any of its Subsidiaries). Except as otherwise disclosed in Section 4.2(e) of the Company Disclosure Schedule, there are no (x) preemptive rights, subscription rights, rights of first refusal, put, call or other similar rights with respect to the issuance or sale of any equity interests of any Practice Entity or (y) restrictions on the transfer of any equity interest of any Practice Entity except to comply with applicable Law (except, in each case ((x) and (y)), those in favor of the Company or any of its Subsidiaries). With respect to each Practice Entity that is not a Subsidiary, the Company (either directly or indirectly through its Subsidiaries) (x) has a Contractual right to acquire (or cause the sale, assignment, transfer or other disposition to a third party veterinarian (or veterinarian-owned person) of) all of the equity interests of such Practice Entity for consideration that is, in the aggregate, immaterial to the Company and its Subsidiaries, (y) controls such Practice Entity (other than with respect to veterinary services) and (z) is the primary beneficiary of such Practice Entity.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger have been duly and validly authorized by the Company Board of Directors and, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Merger. The Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this

Agreement, (iii) duly and validly approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, (iv) resolved to submit this Agreement to the stockholders of the Company for their approval of the adoption hereof and (v) resolved to recommend the adoption of this Agreement by the stockholders of the Company and to include such recommendation in the Proxy Statement.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby, including without limitation, the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under applicable Law and the Company Certificate and Company By-Laws to approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, for the Company to engage in the transactions contemplated by this Agreement and to consummate the Merger.

(c) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the filing of the Proxy Statement and any amendments or supplements thereto with the SEC, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities and “blue sky” laws, (vi) the rules and regulations of NASDAQ, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the Company Stockholder Approval and (ix) the approvals set forth in Section 4.3(c) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Merger, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, adverse modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, documents and reports required to be filed or otherwise so transmitted, as applicable, by it with the SEC (including under the Securities Act and the Exchange Act) since January 1, 2015 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Company SEC Documents complied in all material respects with the requirements (A) of the Securities Act, (B) the Exchange Act and (C) the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and, in each case, the applicable rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2015 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with the applicable listing and corporate governance rules of NASDAQ.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated income, results of operations, changes in financial position and cash flows and stockholders’ equity for the respective periods then ended, all in accordance with U.S. generally accepted accounting principles (“GAAP”), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable. No financial statements of any person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2015, and to the date of this Agreement, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, promulgations by the Financial Accounting Standards Board or applicable Law.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item  303(a) of Regulation S-K of the SEC).

Section 4.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed, and since January 1, 2015, have been reasonably designed, to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Since January 1, 2015, the Company’s principal executive officer and principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act). The Company has made available to Acquiror all disclosures described in this Section 4.5(b) made by management to the Company’s auditors and audit committee from January 1, 2015 to the date hereof.

(c) Since the enactment of the Sarbanes-Oxley Act, the Company has not made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(d) Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley Act.

Section 4.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) of the type required to be (x) disclosed in the liabilities column of a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or (y) reflected, reserved against or expressly disclosed in any notes or schedules thereto prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including Liabilities reflected, reserved against or expressly disclosed in any notes or schedules thereto), (b) Liabilities that are reflected or reserved against on the unaudited consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 (including Liabilities reflected, reserved against or expressly disclosed in any notes or schedules thereto), (c) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2016 and that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (d) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2015, have been, in compliance with all applicable Laws, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding any actual or alleged failure by the Company, any Company Benefit Plan or any fiduciary of any Company Benefit Plan to comply with any Law or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Law.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) hold, and have at all times since January 1, 2015, held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and its Subsidiaries as is currently being conducted (the “Company Permits”), (ii) have paid all fees and assessments due and payable in connection therewith, (iii) are in compliance in all respects with the terms and requirements of all Company Permits, and (iv) the consummation of the Merger and compliance with the provisions of this Agreement will not result in any loss, suspension, limitation or impairment of any right of the Company or its Subsidiaries with respect to any Company Permit. All material Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any adverse modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened.

(c) Since January 1, 2015, none of the Company, its Subsidiaries, any of their respective directors or officers, or to the knowledge of the Company, any employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to governmental officials or employees or to political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a government official or other person.

Section 4.8 Investigations; Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) there is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is subject to ongoing obligations. Section 4.8 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (x) all Legal Proceedings of any nature and (y) all subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in each case ((x) and (y)) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties that are or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.9 Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and since January 1, 2015, have been, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (b) there have been no Releases for which the Company or any of its Subsidiaries (or their predecessors) is responsible at any Company Leased Real Property or Company Owned Real Property (or, to the knowledge of the Company, any property formerly owned, leased or operated by the Company or its Subsidiaries (or their predecessors) or at any other location where any of their wastes have been transported to, disposed of or Released) of Hazardous Materials that have given rise to or would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (c) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other person that have resulted in or would reasonably be expected to result in Liabilities to the Company and its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases and (d) since January 1, 2015, neither the Company nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged material noncompliance with or material Liability under applicable Environmental Laws (including any such Liability or obligation arising under, retained or assumed by Contract or by operation of law). The Company has made available to Acquiror copies of all environmental reports, studies and assessments that are in the possession, custody or control the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that contain information that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.10 Employee Benefit Plans; Employment Matters.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been (or, within 10 Business Days after the date this Agreement is signed by the Parties, will be) delivered or made available to Acquiror by the Company: (i) the Company Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance Contracts or other funding arrangements, (v) the two (2) most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all related material filings and communications received from or sent to any Governmental Entity since January 1, 2015 and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Except as has not had and would not reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full and (ii) there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) Section 4.10(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company and its Subsidiaries, there are no existing circumstances and no events have occurred that would, or would reasonably be expected to, individually or in the aggregate, adversely affect the qualified status of any Qualified Plan or the related trust.

(d) Neither the Company nor any ERISA Affiliate, currently has, or has had during any period during which any such ERISA Affiliate has been a member of the same “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) with the Company, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. To the knowledge of the Company, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any liability under Title IV or Section 302 of ERISA.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable U.S. state Laws or applicable non-U.S. Laws.

(f) Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former Company Associate to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Company Associate, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such Company Associate or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code or Section 409A(a)(1)(B) of the Code, or otherwise.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Schedule, since January 1, 2015, there have been no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. Since January 1, 2015, there has been no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance in all respects with and have complied in all respects with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims, grievances or charges or complaints by the National Labor Relations Board or any comparable Governmental Entity relating to such non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.

(k) As of the date hereof, no Company Associate has provided the Company with a resignation notice and the Company has not provided any Company Associate with a termination notice.

Section 4.11 Absence of Certain Changes or Events.

(a) Since December 31, 2015, through the date of this Agreement, except as expressly contemplated by this Agreement and except as set forth in Section 4.11(a) of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since December 31, 2015 through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Information Supplied; Proxy Statement. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, on the date that the Proxy Statement is first mailed to the stockholders of the Company, or on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Acquiror or any of its respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.13 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate.

(ii) Each of the Company and its Subsidiaries has timely paid in full all Taxes required to be paid by it (whether or not shown on any Tax Return).

(iii) The U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending December 31, 2012, and neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver or extension for, any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(iv) All assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full.

(v) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(vi) There are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax matters (including Tax Returns) of the Company or any of its Subsidiaries.

(vii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(viii) Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(ix) In the last three (3) years, no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that any such entity is or may be subject to Taxes by that jurisdiction.

(x) Neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any of its Subsidiaries), (B) is a party to, bound by, or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company and/or its Subsidiaries) or (C) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, by Contract or otherwise.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in method of accounting pursuant to Section 481(c) of the Code (or any analogous or similar provision of state, local or foreign Law) prior to the Closing, (B) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, or any “excess loss account,” existing as of immediately prior to the Closing, (C) prepaid amount received on or prior to the Closing, (D) “closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or foreign Law) entered into prior to the Closing or (E) election pursuant to Section 108(i) of the Code (or any analogous or similar provision of state, local or foreign Law).

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two (2) year period ending on the date of this Agreement.

(c) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(d) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements prior to the date hereof are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.

Section 4.14 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries own, beneficially and of record, the Company Registrations free and clear of all Liens other than Permitted Liens, and the Company Registrations are, to the knowledge of the Company, valid and enforceable.

(ii) Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was available to the Company and its Subsidiaries immediately prior to the Closing.

(iii) The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of trade secrets included in the Company Intellectual Property.

(iv) The conduct of the business of the Company and its Subsidiaries does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party, and since January 1, 2015, the Company has not received in writing any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required) alleging any such infringement, violation or misappropriation.

(v) Each of the Company and its Subsidiaries has at all times complied with (A) the Company’s or such Subsidiary’s applicable written privacy policies, if any, and (B) all applicable Laws relating to privacy, data protection and the collection, compilation, sharing, use, storage, transfer or security from unauthorized disclosure of personally identifiable information (including name, address, telephone number or email address) of its customers collected, used or held for use by the Company or the relevant Subsidiary.

Section 4.15 Property. With respect to the real property owned by the Company or any Subsidiary of the Company (the “Company Owned Real Property”), except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens, and (b) neither the Company nor any Subsidiary of the Company has received written notice of any pending condemnation proceeding with respect to any Company Owned Real

Property, and to the knowledge of the Company, no such proceeding is threatened. Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subleasing, licensing or otherwise granting any person any right to use or occupy a Company Owned Real Property or a Company Leased Real Property. No damage or destruction has occurred with respect to any of the Company Owned Real Property or the Company Leased Real Property that has not been repaired or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 Insurance. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is sufficient to comply with applicable Law. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, the Company and its Subsidiaries are in material compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action that would, or would reasonably be expected to, individually or in the aggregate, permit cancellation, termination or modification of, any such material insurance policies.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or any of their respective properties or assets) is bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ii) any Contract that contains covenants that limit the ability of the Company or its Subsidiaries: (A) to compete in any business or with any person or in any geographic area (including any non-compete provisions) or (B) to enforce in any material respect its rights under (x) any Material Contract or (y) under applicable Law, including any material covenant not to sue (other than any covenant not to sue entered into in connection with the settlement of litigation restricting the right of the Company or of any of its Subsidiaries to bring suit with respect to claims released thereunder for events occurring prior to the date of such release), except, in each case with respect to clauses (A) and (B), for any such Contract that may be cancelled without penalty or other liability of the Company or any of its Affiliates upon notice of ninety (90) days or less;

(iii) provide for or govern the formation, creation, operation, management or control of any partnership, strategic alliance, joint venture or similar arrangement involving the sharing of profits or losses (in each case, except for any Subsidiary and any Practice Entity);

(iv) provide for the license by or to the Company or any of its Subsidiaries of any Intellectual Property that (A) is material to the business of the Company and its Subsidiaries, taken as a whole (other than licenses by the Company or any of its Subsidiaries that are ancillary to a sale of services to customers in the ordinary course of business and licenses by the Company or any of its Subsidiaries to another Subsidiary or any Practice Entity) or (B) materially limit the Company’s or its Subsidiaries’ ability to use any Company Intellectual Property;

(v) with any Company Associate or any of their immediate family members, in each case, other than a Company Stock Plan;

(vi) involve any settlement, conciliation or similar agreement (A) that is with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity;

(vii) any loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness for borrowed money of the Company or any of its Subsidiaries may be incurred or is outstanding, in each case, in an amount in excess of $15,000,000 individually and $50,000,000 in the aggregate;

(viii) (A) were entered into on or after December 31, 2015, and/or (B) have not yet been consummated, and involve the acquisition or Disposition, directly or indirectly (by merger or otherwise), of a business or all, or substantially all, capital stock or other equity interests of a person or all, or substantially all, material assets or properties of a person other than any such acquisition for consideration (including any “earnouts” and contingent payments) that does not exceed $50,000,000;

(ix) contain a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of a third party;

(x) expressly prohibit the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, the Company or any of its Subsidiaries; or

(xi) is a collective bargaining agreement, labor union contract, trade union agreement or works council agreement (each, a “Collective Bargaining Agreement”).

Each Contract of the type described in clauses (i) through (xi) above (or set forth in Section 4.17(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents (other than any such Contract filed as an exhibit to the Company SEC Documents that, as of the date hereof, has expired pursuant to its terms or has been disclosed prior to the date hereof in the Company SEC Documents (without giving effect to the date limitation in the definition thereof) as having been terminated)), other than a Company Stock Plan, is referred to herein as a “Company Material Contract.” The Company has made available to Acquiror prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement (other than any unwritten Contractual arrangement with any Company Associate).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, (ii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with or without notice or lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect (in each case, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity), (iv) there are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and (v) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the knowledge of the Company, is any such party threatening to do so.

Section 4.18 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Barclays Capital Inc. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be offered to the holders of Company Common Stock (other than Acquiror and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.19 Finders or Brokers. Except for Barclays Capital Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.20 State Takeover Statutes. Assuming the accuracy of the representation in the second sentence of Section 5.7, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company By-Laws.

Section 4.21 No Additional Representations or Warranties; Acknowledgement of Disclaimer.

(a) Except for the representations and warranties expressly set forth in this Article IV or in a certificate delivered pursuant to this Agreement, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Acquiror, Merger Sub or any of their Affiliates or Representatives, including, but not limited to, its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Acquiror and Merger Sub expressly set forth in Article V and of Parent expressly set forth in Section 9.15(c), or in a certificate delivered pursuant to this Agreement, (a) none of Acquiror, Merger Sub or any of their Affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its Representatives is relying on any representation or warranty of Acquiror, Merger Sub or any of their Affiliates except for those expressly set forth in Article V and Section 9.15, and (b) no person has been authorized by Parent, Acquiror, Merger Sub or any of their Affiliates to make any representation or warranty relating to Parent, Acquiror, Merger Sub or any of their Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Acquiror is a Delaware corporation, and Merger Sub is a Delaware corporation. Each of Acquiror and Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and the consummation by each of them of the Merger have been duly and validly authorized by the Acquiror Board of Directors and the board of directors of Merger Sub, and, subject to the approval of the adoption of this Agreement by the sole stockholder of Merger Sub, no other corporate proceedings on the part of either of Acquiror or Merger Sub or vote of Acquiror’s stockholders is necessary to authorize the execution and delivery by Acquiror and Merger Sub of this Agreement and the consummation of the Merger. The board of directors of Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein; (ii) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole stockholder; (iii) resolved to submit this Agreement to the sole stockholder of Merger Sub for its approval of the adoption hereof; and (iv) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities and “blue sky” laws, (v) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, and (vi) the adoption of this Agreement by the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement (collectively, the “Acquiror Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Acquiror or Merger Sub of the Merger, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c) The execution and delivery by Acquiror and Merger Sub of this Agreement does not, and (assuming the Acquiror Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) conflict with or result in any violation of any provision of the Acquiror’s constituent documents or (ii) conflict with or violate any applicable Laws, except, in the case of clause (ii), for such conflicts or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.3 Information Supplied. The information supplied or to be supplied by or on behalf of Acquiror and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Acquiror or Merger Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 5.4 Available Funds. Acquiror and Merger Sub will have sufficient funds at the Closing to pay all cash amounts required to be paid by Acquiror and Merger Sub under or in connection with this Agreement, including (x) the Merger Consideration, (y) the payment of any Indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the consummation of the Merger and any premiums and fees incurred in connection therewith and (z) any other related fees and expenses required to be paid by Acquiror or Merger Sub as of the date of the consummation of the Merger.

Section 5.5 Merger Sub. Merger Sub is a wholly owned direct or indirect Subsidiary of Acquiror. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.6 Litigation. As of the date hereof, there are no (x) Legal Proceedings of any nature or (y) subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case ((x) and (y)) pending or, to the knowledge of Acquiror, threatened against or relating to Acquiror, Merger Sub or any of their Affiliates, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Merger in each case threatened against or relating to Acquiror, Merger Sub or any of their Affiliates.

Section 5.7 Stock Ownership. As of the date hereof, none of Parent, Acquiror, Merger Sub or any of their respective controlled Affiliates (other than pursuant to an employee benefit, pension or similar plan) owns any shares of Company Common Stock. Each of Parent, Acquiror, Merger Sub and any of their respective “Affiliates” or “Associates” (as such terms are defined in Section 203 of the DGCL) is not, and at no time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.8 Solvency. None of Acquiror, Parent or Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors, and immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, including the payment of the Merger Consideration, then assuming (a) satisfaction of the conditions to Acquiror’s and Merger Sub’s obligation to consummate the Merger as set forth herein; (b) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to (x) any “Company Material Adverse Effect”, “materiality” or similar qualifiers and (y) the exclusion contained in clause (b) of Section 4.6); and (c) the preparation in good faith based upon assumptions that were and continue to be reasonable of any estimates, projections or forecasts of the Company and its Subsidiaries, (i) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they become due, (ii) the then-present fair value of the assets of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become due, (iii) the assets of the Surviving Corporation and its Subsidiaries shall have a fair value in excess of their debts (including the probable amount of all contingent liabilities) and (iv) the Surviving Corporation will not have unreasonably small capital to carry on its business as proposed to be conducted following the Closing Date.

Section 5.9 No Additional Representations or Warranties; Acknowledgement of Disclaimer.

(a) Except for the representations and warranties of Acquiror and Merger Sub expressly set forth in this Article V and of Parent expressly set forth in Section 9.15(c), or in a certificate delivered pursuant to this Agreement, none of Parent, Acquiror, Merger Sub or any other person on behalf of Parent, Acquiror or Merger Sub makes any express or implied representation or warranty with respect to Parent, Acquiror or Merger Sub or with respect to any other information provided to the Company or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby.

(b) Acquiror and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV or in a certificate delivered pursuant to this Agreement, (a) none of the Company or any of its Affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself (other than those made by the parties to the Voting Agreements solely with respect to themselves and their ownership of certain equity interests in the Company and not with respect to the Company or any other Affiliate of the Company) or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Acquiror, Merger Sub or their respective Affiliates or Representatives is relying on any representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article IV and (b) no person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Parent, Acquiror or Merger Sub.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business of the Company.

(a) During the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law or as expressly required by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, or unless the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned or delayed) has been obtained, the Company shall, and shall cause each of its Subsidiaries and the Practice Entities to, (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve substantially intact its business organization, keep available the services of key employees and maintain satisfactory relationships and goodwill with Practice Entities and any Governmental Entity that has jurisdiction over the Company, its Subsidiaries or the Practice Entities, and (z) prepare and file any required regulatory filings on a timely basis consistent with past practice. Without limiting the generality of the foregoing, during the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law or as expressly required by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Schedule, or unless the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Acquiror shall be permitted, in its sole discretion, to withhold, condition or delay consent with respect to Section 6.1(a)(vii)) has been obtained, the Company shall not, shall cause its Subsidiaries not to, and shall not direct any Practice Entity or consent to any request from any Practice Entity to:

(i) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (except, in the case of Subsidiary Organizational Documents, amendments that would not reasonably be expected to, directly or indirectly, adversely affect Acquiror or any of its Subsidiaries (after giving effect to the Merger) and amendments in connection with actions permitted to be taken under Section 6.1(a)(iv)), or take any action to exempt any person from any provision of the Company Organizational Documents or, except that would not be materially adverse to the Company, the Company Subsidiary Organizational Documents;

(ii) (i) split, combine or reclassify any of its capital stock or (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock (except (A) pro rata dividends paid or pro rata distributions made by any Subsidiaries of the Company to the holders of such Subsidiary’s equity interests in the ordinary course of such Subsidiary’s business and in accordance with the applicable Organizational Documents of such Subsidiary or (B) (I) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of the

Company Options, (II) the withholding of Company Shares to satisfy Tax obligations with respect to Company Options, Restricted Stock Units or Company Restricted Stock, or (III) the acquisition by the Company of Company Options, Restricted Stock Units or Company Restricted Stock in connection with the forfeiture of such awards);

(iii) (i) issue, sell, grant any right to acquire or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the settlement or exercise of Company Options, Restricted Stock Units or Company Restricted Stock outstanding as of the date hereof in accordance with their terms or (B) as required to comply with any Company Benefit Plan or other written agreement as in effect on the date of this Agreement that has been made available to Acquiror, (ii) enter into any agreement, understanding or arrangement with respect to the voting of shares of Company Common Stock, or (iii) adopt or implement a shareholder rights plan or similar arrangement;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than, with respect to any Subsidiary or Practice Entity of the Company: (x) any merger in connection with an acquisition permitted under Section 6.1(a)(vii) and (y) liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations in the ordinary course of business consistent with past practice that would not reasonably be expected to, directly or indirectly, result in any Tax Liability (other than immaterial Tax Liabilities) of the Company or any of its Subsidiaries or Practice Entities;

(v) (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money in the ordinary course of business consistent with past practice (I) among the Company and its Subsidiaries or Practice Entities or (II) among Subsidiaries of the Company and Practice Entities, (B) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or the Practice Entities or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries or Practice Entities, in each case (I) in the ordinary course of business consistent with past practice and (II) which Indebtedness is incurred in accordance with this clause (v), and (C) borrowings (including letters of credit) under the revolving credit facility pursuant to the Credit Agreement in the ordinary course of business consistent with past practice, to fund (x) working capital, (y) capital expenditures permitted under Section 6.1(a)(viii) and (z) the purchase price and transaction expenses of acquisitions permitted under Section 6.1(a)(vii); (ii) incur or suffer to exist any Lien on any of its material property or assets (including, for the avoidance of doubt, material Company Intellectual Property), except for Permitted Liens; (iii) other than in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel or otherwise acquire any Indebtedness for borrowed money, any debt securities or any calls, options, warrants or other rights with respect to any debt securities or (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person for Indebtedness (other than the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) for borrowed money;

(vi) other than in the ordinary course of business consistent with past practice: (i) sell, transfer, license, mortgage, encumber or otherwise dispose (collectively, “Dispositions”) of any of its material Intellectual Property rights, properties or assets to any person, other than (x) sales of inventory or of obsolete equipment or licenses of Intellectual Property that do not constitute a Material Contract under Section 4.17(a)(iv), (y) Dispositions of assets or properties (including material Intellectual Property rights) in an amount not to exceed $10,000,000 individually or $25,000,000 in the aggregate, or (z) under Permitted Liens or (ii) cancel, release or assign any Indebtedness of any person owed to it or any material claims held by it against any person in excess of $50,000,000 in the aggregate;

(vii) except as set forth in Section 6.1(a)(vii) of the Company Disclosure Schedule, (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business, (B) make any investment in any other person (other than a Subsidiary of the Company in the ordinary course of business consistent with past practice), (C) make any loans or advances to any other person, except for (I) loans among the Company and any of its Subsidiaries or Practice Entities or among the Company’s Subsidiaries and other Subsidiaries or Practice Entities of the Company, (II) loans or cash advances to employees and (III) extensions of credit to clients, in the case of each of clauses (I), (II) and (III), in the ordinary course of business consistent with past practice or (D) enter into any new line of business;

(viii) make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the amount set forth on Section 6.1(a)(viii) of the Company Disclosure Schedule;

(ix) (A) other than in the ordinary course of business consistent with past practice, terminate, amend (other than by renewing on terms not otherwise materially different), or waive, release or assign any right under in a manner material and adverse to the Company and/or any of its Subsidiaries or Practice Entities (as applicable), any Company Material Contract or enter into any Contract that would constitute a Company Material Contract (or that Contractually obligates or entitles the Company and/or any of its Subsidiaries or Practice Entities to make or receive aggregate payments of more than $30,000,000 in any twelve-month period) if it were in effect on the date of this Agreement (or amend any Contract such that it would constitute a Company Material Contract (or would Contractually obligate or entitle the Company and/or any of its Subsidiaries or Practice Entities to make or receive aggregate payments of more than $30,000,000 in any twelve-month period) if such amendment were in effect on the date of this Agreement) or (B) enter into any Contract that contains, or amend any Contract such that it would contain, terms that purport to be binding on Acquiror and its Affiliates (other than the Company and its Subsidiaries and Practice Entities) after giving effect to the Merger and restrict their ability to (x) to compete in any business or with any person or in any geographic area (including any non-compete provisions) or (y) purchase or sell products or services from or to any person.

(x) other than (i) as required by applicable Law or (ii) pursuant to the requirements of any written Contract (including any Company Benefit Plan) in existence as of the date hereof or (iii) retention or severance awards to be allocated among employees of the Company and its Subsidiaries, in the discretion of the Chief Executive Officer of the Company after reasonable consultation with Acquiror and in any event consistent with the parameters set forth in Section 6.1(a)(x) of the Company Disclosure Schedules, (A) increase the compensation or benefits (including equity and equity-based awards) payable or to become payable to any Company Associate, (B) grant any increase in severance or termination pay to any Company Associate or pay or award, or commit to pay or award, any bonuses (other than any ordinary course annual bonuses as provided in Section 6.1(a)(x) of the Company Disclosure Schedules) or incentive compensation (including equity and equity-based awards) to any Company Associate, (C) amend any existing written employment agreement or offer letter with any Company Associate who is a party to a written employment agreement or offer letter as of the date hereof, (D) amend or enter into any employment agreement or offer letter with (x) any Company Associate who is not a party to a written employment agreement or offer letter as of the date hereof or (y) any prospective employee or consultant who would be a Company Associate if he was employed or engaged on the date hereof (other than, in the case of this clause (y), employment arrangements and offer letters with such persons providing for terms that are generally comparable to those offered to existing Company Associates with comparable duties and responsibilities, but in no event shall the foregoing apply to an executive officer of the Company and in no event shall any supplemental executive retirement benefits, retiree medical benefits or consulting agreements be provided to such persons), (E) establish, adopt, enter into, amend, renew or terminate any Collective Bargaining Agreement or Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Company Associate, other than as expressly provided by this Agreement, (G) waive or modify any Restrictive Covenant, (H) terminate the employment of any Company Associate, other than for cause, without reasonable consultation with Acquiror, (I) hire any person who would be a Company Associate upon being hired without reasonable consultation with Acquiror or (J) other than in the ordinary course of business consistent with past practice, take any action referred to in the foregoing clauses (A), (B), (E) and (F) with respect to any other employee or individual consultant;

(xi) implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law;

(xii) settle or compromise any Legal Proceeding, except for settlements or compromises (x) in the ordinary course consistent with past practice or (y) involving amounts to be paid by the Company in settlement of $5,000,000 or less, in each case ((x) and (y)), that (i) do not impose any restriction on its business or the business of its Subsidiaries or Affiliates, (ii) do not relate to any litigation by any of the Company’s stockholders in connection with this Agreement or the Merger and (iii) do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries; provided, that the foregoing shall not permit the Company or any of its Subsidiaries to settle or compromise any Legal Proceeding that is not permitted pursuant to Section 6.5 or Section 6.14;

(xiii) (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period or make a material change in any method of Tax accounting, (iii) file any amended Tax Return that would result in a material amount of Taxes, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law) that would result in a material amount of Taxes, (v) request any material Tax ruling from any Governmental Entity, (vi) settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes or surrender any claim for a material refund of Taxes, (vii) except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes or (viii) take any action, or cause or otherwise permit any other person to take any action, which would (A) materially increase Acquiror’s or any of its Affiliates’ (which following the Closing shall include the Company and its Subsidiaries) liability for Taxes or (B) result in, or change the character of, any income or gain in a material amount that Acquiror or any of its Affiliates (which following the Closing shall include the Company and its Subsidiaries) must report on any Tax Return;

(xiv) other than in the ordinary course of business consistent with past practice, relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, any of its rights in any material Company Registrations;

(xv) other than in the ordinary course of business consistent with past practice, fail to maintain in full force and effect insurance policies covering the Company and its properties, businesses, assets and operations in a form and amount consistent, in all material respects, with those in place as of the date of this Agreement;

(xvi) make or forgive any loans to any Named Executive Officer or, other than in the ordinary course of business consistent with past practice, other Company Associates, officers, employees, or fulltime consultants of the Company or any of its Subsidiaries; or

(xvii) authorize, offer to any third party, agree or commit (in writing or otherwise) to take any of the foregoing actions prohibited by this Section 6.1.

(b) In addition and notwithstanding the foregoing, prior to the Closing, the Company and its Subsidiaries shall be prohibited from, and the Company shall not direct any Practice Entity or consent to any request from any Practice Entity in connection with the, acquiring (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), or authorizing, making a binding offer to any third party, agreeing or committing (in writing or otherwise) to acquire, any other person or business for consideration (including any “earnouts” and contingent payments) that is (x) for a single acquisition or series of related acquisitions, in excess of $50,000,000 and (y) together with any and all other acquisitions consummated by or agreed to by the Company or any of its Subsidiaries or Practice Entities after the date of this Agreement (other than those listed in Item 1 of Section 6.1(a)(vii) of the Company Disclosure Letter), in excess of $260,000,000 in the aggregate.

Section 6.2 Access; Integration Planning.

(a) The Company shall and shall cause it Subsidiaries to afford Acquiror and its employees, accountants, consultants, internal and external legal counsel, financial advisors, tax advisors and other Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the valid termination of this Agreement in accordance with Article VIII and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records (including Tax Returns) and, during such period, the Company shall, and shall cause its Subsidiaries to make available to Acquiror such other available information concerning its business, properties and personnel as Acquiror may reasonably request and shall instruct the Company’s (and its Subsidiaries’) independent accountants to provide access to their work papers and such other information (including Tax Returns) as Acquiror may reasonably request. The foregoing notwithstanding, the Company shall not be required to provide access to or make available to any person any document or information if doing so would, in the reasonable judgment of the Company and its outside counsel, violate any Law or jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided, that the Company will inform Acquiror of the general nature of the document or information being withheld and reasonably cooperate with Acquiror to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege; provided, further, that any access or investigation pursuant to this Section 6.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries. No investigation by Acquiror or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(b) The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Merger shall be governed in accordance with the confidentiality agreement, dated as of November 29, 2016, between the Company and Parent (the “Confidentiality Agreement”).

(c) From and after the date hereof until the Effective Time, the Company and Acquiror shall, and shall cause their Subsidiaries and Representatives to, use their commercially reasonable efforts, subject to applicable Law, to cooperate with the other Party in connection with planning the integration of the business operations of the Surviving Corporation and Acquiror and their respective Subsidiaries following the Closing.

Section 6.3 No Solicitation by the Company.

(a) Except as expressly permitted by this Section 6.3, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Parent and its Subsidiaries (including Acquiror) and their respective Representatives) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than (x) solely in response to an unsolicited inquiry, to refer the inquiring person to the terms of this Section 6.3 and to limit its communication exclusively to such referral or (y) upon receipt of a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 6.3, solely to the extent necessary to ascertain facts or clarify terms with respect to a Company Takeover Proposal for the Company Board of Directors to be able to have sufficient information to make the determination described in Section 6.3(c)), (C) approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any person (other than Acquiror and its Affiliates) or to any transactions constituting or contemplated by a Company Takeover Proposal, (E) otherwise cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations or (F) resolve or agree to do any of the foregoing. The Company shall not, and shall cause its Subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or knowingly fail to enforce, any confidentiality obligations with respect to a Company Takeover Proposal or similar matter or any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party; provided, that, prior to the time the Company Stockholder Approval is obtained, but not after, the Company may waive any standstill or similar provisions to the extent necessary to permit a person or group to make, on a confidential basis to the Company Board of Directors, a Company Takeover Proposal, conditioned upon such person agreeing to disclosure of such Company Takeover Proposal to Acquiror, in each case as contemplated by this Section 6.3 (provided, further, that the Company may only take such action if the Company Board of Directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure of the Company Board of Directors to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law). None of the Company or its Subsidiaries shall enter into any confidentiality agreement or other agreement subsequent to the date hereof which prohibits the Company or any of its Subsidiaries from (x) providing to Acquiror or any of its Affiliates or Representatives the information required to be provided pursuant to this Section 6.3 or (y) otherwise complying with this Section 6.3. The Company and Acquiror hereby agree that all standstill or similar provisions in the Confidentiality Agreement shall, as of the date of this Agreement, terminate and be of no further force and effect.

(b) The Company shall, and shall cause its Subsidiaries to, promptly after the date hereof request any person that has executed a currently in-effect confidentiality or non-disclosure agreement after January 1, 2015 and in connection with any actual or potential Company Takeover Proposal to promptly after the date of such request return or destroy all confidential information in the possession of such person or its Representatives (other than from any person with which the Company has entered into an Acceptable Confidentiality Agreement and, prior to the date of the earlier of (x) the receipt of the Company Stockholder Approval and (y) the return or destruction of such information, enters into negotiations or discussions regarding any Company Takeover Proposal in accordance with this Section 6.3 other than as a result of any breach of this Section 6.3 by the Company).

(c) Anything to the contrary contained in Section 6.3(a) notwithstanding, if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, but not after, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 6.3 and if the Company Board of Directors determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal, then the Company and its Representatives may, prior to the time the Company Stockholder Approval is obtained, but not after, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal; provided, that the Company, to the extent permitted under applicable Law (including any applicable Antitrust Law), shall concurrently with the delivery to such person provide to Acquiror any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Acquiror (which non-public information, for the avoidance of doubt, shall be subject to the Confidentiality Agreement and may, in order to comply with applicable Law, be restricted to certain designated Representatives of Acquiror) and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Acquiror if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal or if the Company furnishes information or enters into discussions or negotiations as provided in this Section 6.3(c).

(d) Without limiting the foregoing, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) notify Acquiror in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that constitutes or contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and a description of the material terms and conditions thereof. The Company shall keep Acquiror reasonably informed, on a reasonably current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by as promptly as practicable (and in any event within twenty-four (24) hours after receipt) providing to Acquiror a description of any changes to the material terms and conditions of such Company Takeover Proposal).

(e) Except as expressly permitted by Section 6.3(f) or Section 6.3(g), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Acquiror, the Company Recommendation or (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)) (a “Company Acquisition Agreement”).

(f) Anything to the contrary set forth in this Agreement notwithstanding, prior to the time that the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of this Section 6.3, make an Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 8.1(g) in order to substantially concurrently with such termination enter into a definitive agreement relating to such Company Takeover Proposal if and only if, prior to taking either such action, (i) the Company has complied with its obligations under this Section 6.3, (ii) the Company Board of Directors has determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and (iii) the Company Board of Directors determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that prior to making such Adverse Recommendation Change or effecting such termination (and prior to making the determination set forth in clause (iii)), (A) the Company has given Acquiror at least five (5) Business Days’ prior notice of its intention to take such action, specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Takeover Proposal and has contemporaneously provided to Acquiror a copy of the Company Takeover Proposal and a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms and conditions thereof), (B) the Company shall have negotiated, in good faith, with Acquiror and its Representatives during such notice period (if, and to the extent, Acquiror has indicated its desire to negotiate to the Company) to enable Acquiror to propose revisions to the terms of this Agreement such that it would cause such Company Takeover Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Acquiror (and not revoked), and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed in writing by Acquiror (and not revoked) were to be given effect and (D) in the event of any change to any of the financial terms (including the form, amount, mix and timing of payment of consideration) or any other material terms of such Company Takeover Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) three (3) Business Days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.3(f) and Section 8.1(g) unless the Company pays, or causes to be paid, to Acquiror the Termination Fee pursuant to Section 8.3(c) prior to or concurrently with such termination. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(g) Other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval has been obtained, but not after, make an Adverse Recommendation Change in response to a Company Intervening Event (a “Company Intervening Event Recommendation Change”) if (i) the Company has complied with its obligations under this Section 6.3 and (ii) prior to taking such action, the Company Board of Directors has determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that prior to making such Company Intervening Event Recommendation Change, (A) the Company has given Acquiror at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event, (B) the Company shall have negotiated, in good faith, with Acquiror and its Representatives during such notice period to enable Acquiror to propose revisions to the terms of this Agreement (if, and to the extent, Acquiror has indicated its desire to negotiate to the Company) and (C) following the end of such notice period, the Company Board of Directors shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Acquiror (and not revoked), and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to make a Company Intervening Event Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(h) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any legally required (based upon the advice of outside counsel) disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Takeover Proposal, or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that, in the case of clauses (i), (ii) and (iii) of this Section 6.3(h), no such action or disclosure that would amount to an Adverse Recommendation Change shall be permitted, made or taken other than in compliance with this Section 6.3.

Section 6.4 Employee Matters.

(a) For a period of at least twelve (12) months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), Acquiror shall, or it shall cause the Surviving Corporation to, (i) provide each employee of the Company or any of its Subsidiaries who continues as of the Effective Time to be employed by Acquiror, the Surviving Corporation or any Affiliate of Acquiror (each, a “Continuing Employee”) with at least the same level of base salary or hourly wage rate, as the case may be, that was provided to such Continuing Employee immediately prior to the Effective Time, and (ii) provide the Continuing Employees with other compensation and employee benefits substantially comparable in value, in the aggregate, to those provided to such Continuing Employees immediately prior to the Effective Time (including the grant date accounting value of target equity and equity-based compensation received in 2016, but excluding the value of any supplemental executive retirement plans and consulting agreements) (it being understood that any long-term cash incentive, retention or severance grants, awards or other rights granted by Venice or any of its Subsidiaries after the date hereof prior to the Effective Time in excess of the amount set forth on Section 6.4(a)(i) of the Company Disclosure Schedule shall be credited against Acquiror’s obligations hereunder). At the first regularly scheduled payroll date of the Company occurring more than three (3) Business Days after the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, pay bonuses with respect to the 2016 fiscal year under the VCA Inc. 2015 Annual Cash Incentive Plan to the extent not previously paid by the Company. In addition, Acquiror shall cause the Surviving Corporation to perform each obligation of the Company under each Contract set forth on Section 6.4(a)(ii) of the Company Disclosure Schedule in accordance with each such Contract’s respective terms if, and to the extent, not performed by the Company prior to the Effective Time.

(b) At the Effective Time, each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Acquiror employee benefit plans and arrangements (collectively, the “Acquiror Benefit Plans”) with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date, provided that the foregoing shall not result in the duplication of benefits and service credit shall not be given for benefit accrual purposes under defined benefit pension plans and retiree medical plans.

(c) In addition, and without limiting the generality of the foregoing, after the Effective Time Acquiror shall use its reasonable best efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Acquiror Benefit Plans to the extent coverage under such Acquiror Benefit Plan replaces, to the extent that Acquiror deems it appropriate, coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) for purposes of each Acquiror Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee from and after the Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Acquiror Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Company Benefit Plan and (B) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such Acquiror Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Acquiror Benefit Plan.

(d) The Parties hereto acknowledge and agree that all provisions contained in this Section 6.4 are included for the sole benefit of the Parties hereto, and that nothing in this Section 6.4, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Acquiror or any of its Affiliates (including, following the Effective Time, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Acquiror Benefit Plan, or (iii) shall limit the right of Acquiror or its Affiliates (including, following the Effective Time, the Surviving Corporation) to amend, terminate or otherwise modify any Company Benefit Plan or Acquiror Benefit Plan. The Company will notify Acquiror of receipt of any notice of resignation of a Company Associate within five (5) days of receipt thereof.

Section 6.5 Regulatory Approvals; Efforts.

(a) Subject to Section 6.5(b) and Section 6.5(d), Acquiror, Merger Sub and the Company shall use their respective reasonable best efforts to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to submit all notifications to and obtain all clearances, authorizations, consents, Orders and approvals of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such clearances, authorizations, consents, Orders and approvals, and (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith including responding to any request for additional information or documentary material under the HSR Act or Canada Competition Act as promptly as reasonably practicable. Each Party agrees to make promptly (but in no event later than February 6, 2017, unless otherwise mutually agreed to by the Parties) its respective filings, if necessary, pursuant to the HSR Act and Canada Competition Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or Canada Competition Act. Each Party agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, foreign investment or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such applicable antitrust, competition, foreign investment or trade regulation Law.

(b) Without limiting the generality of Acquiror’s and the Company’s undertakings pursuant to Section 6.5(a) but subject to Section 6.5(d), Acquiror and the Company shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, foreign investment or trade regulation Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the Parties hereto to close the Merger as promptly as practicable including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated hereby as soon as practicable; provided, that no Party hereto shall be required pursuant to this Section 6.5 to commit to or effect any action that is not conditioned upon the consummation of the Merger. In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement, each of the Parties shall, and shall cause its respective Affiliates to, in each case in accordance with and subject to Section 6.5(d), cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Entity in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing. Acquiror shall be responsible for all filing fees and other similar fees required to be paid in connection with obtaining any consent, approval, order or authorization of, or making any declaration or filing with, any Governmental Authority in connection with the discharge of the Parties’ obligations under this Section 6.5.

(c) Each Party shall promptly notify the other Party of any communication received from, or given by such Party or any of its Affiliates to, any Governmental Entity or person relating to the matters that are the subject of this Agreement (including any transactions permitted under Section 6.1(a)(vii)) and shall permit the other Party (and its advisors) to review in advance any proposed communication by such Party (and its advisors) to any Governmental Entity and shall consider in good faith the views of the other Party in connection with any such proposed communication. None of the Parties shall participate in any substantive meeting or conference (including with respect to any transactions permitted under Section 6.1(a)(vii)), whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. The Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (including any transactions permitted under Section 6.1(a)(vii)). Acquiror and the Company may, as each deems advisable and necessary, (i) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries and (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 6.5(c) as “counsel only” or, as appropriate, as “outside counsel only.” This Section 6.5(c) shall not apply with regard to Tax matters.

(d) The Parties acknowledge that Acquiror shall control and direct, and the Company will cooperate reasonably, subject to applicable Law, with such direction and control, regarding the filings (including where to file), strategies, process, negotiation of settlements (if any), and related proceedings contemplated by this Section 6.5, including for the avoidance of doubt the marketing or sale of any part of the Company’s, the Acquiror’s or any of their respective Affiliates’ businesses or assets. Notwithstanding anything to the contrary in this Section 6.5, any reasonable actions or strategies pursued by Acquiror (i) to avoid, resist or reduce the scope of any action that may be sought or required to satisfy the conditions in Section 7.1(b) and Section 7.1(c) or (ii) pertaining to the submission of all required notifications to any Governmental Entity and obtaining the consent of any Governmental Entity, shall be deemed consistent with its obligations under this Section 6.5 so long as such action or strategy does not delay satisfaction of the conditions set forth in Article VII to a date beyond the Outside Date, as the same may be extended to the Extended Outside Date or Further Extended Outside Date, as applicable.

(e) Prior to the Closing, none of Parent, the Company or any of their respective Subsidiaries shall (and shall not direct any Practice Entity or consent to any request from any Practice Entity to) acquire or license any assets, businesses or securities of a third party if such acquisition or license would or would reasonably be expected to prevent or delay satisfaction of the conditions set forth in Sections 7.1(b) and 7.1(c).

(f) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company Shares from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.6 Preparation of the Proxy Statement; Company Special Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (and shall use its reasonable best efforts to do so within fifteen (15) Business Days of the date of this Agreement). Acquiror shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Acquiror and Merger Sub that is required in connection with the preparation of the Proxy Statement. The Company will respond as promptly as practicable to any comments from the SEC or the staff of the SEC. No filing of, or amendment or supplement to, the Proxy Statement, will be made by the Company without providing Acquiror and its counsel a reasonable opportunity to review and comment thereon, and the Company shall reasonably consider all such comments in good faith. The Company shall notify Acquiror as promptly as practicable of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquiror with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If, at any time prior to the Company Special Meeting (or any adjournment or postponement thereof), any information relating to Acquiror or the Company, or any of their respective Affiliates, officers or directors, is discovered by Acquiror or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (or confirmation of no comments to, or further review of, the preliminary Proxy Statement by the SEC or the staff of the SEC) (such date, the “Clearance Date”) (and in any event no later than five (5) Business Days following the Clearance Date).

(b) Subject to Section 6.3(f), the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Special Meeting”) as promptly as practicable following the Clearance Date. The Company shall, subject to Section 6.6(c), convene the Company Special Meeting on or around the twentieth (20th) Business Day following the commencement of the mailing of the Proxy Statement to its stockholders. Except as expressly permitted by Section 6.3, the Company Board of Directors (or any committee thereof) shall not make any Adverse Recommendation Change and, unless the Company shall have made an Adverse Recommendation Change if, and to the extent, permitted by this Agreement, shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Special Meeting.

(c) The Company shall cooperate with and keep Acquiror informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Special Meeting only (i) if, as of the time which the Company Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting or to the extent that at such time the Company has not received proxies sufficient to allow receipt of the Company Stockholder Approval, (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined, in good faith, after consultation with the Company’s outside legal counsel, is necessary or required to be filed and disseminated under applicable Law, the Company’s certificate of incorporation or the Company’s By-Laws or (iii) with the prior written consent of Acquiror; provided, however, that any such adjournment or postponement shall be for not more than the amount of time, in the reasonable judgment of the Company (after consultation with its outside legal counsel and after reasonably consulting with Acquiror and its outside legal counsel), is necessary to comply with applicable Law or the Company’s certificate of incorporation or the Company’s By-Laws, and, in any event, shall not be to a date that is later than six (6) Business Days prior to October 6, 2017. Any additional postponements or adjournments shall be by mutual agreement of Acquiror and the Company. In no event will the record date of the Company Special Meeting be changed without Acquiror’s prior written consent, unless required by applicable Law. The Company shall, at the instruction of Acquiror, postpone or adjourn the Company Special Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for the purposes of obtaining the Company Stockholder Approval. During any such period of adjournment or postponement, the Company shall continue to comply with its obligations under Section 6.3 and this Section 6.6. Without the prior written consent of Acquiror, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Special Meeting.

(d) The Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board of Directors has effected an Adverse Recommendation Change, the Company shall use its reasonable best efforts to secure Company Stockholder Approval at the Company Special Meeting. The Company shall cooperate with and keep Acquiror informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

Section 6.7 Takeover Statutes. The Company shall not take any action that would cause the Merger to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.8 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Acquiror and the Company. The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by Law, by the rules and regulations of NASDAQ or in connection with an Adverse Recommendation Change (in which case the Company shall provide to Acquiror a draft of such public announcement or statement as far in advance as reasonably practicable); provided, that (w) each of the Company and Acquiror may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Acquiror (or made by one Party after having consulted with the other Party), (x) no public announcement or statement or other disclosure shall be made in connection with an Adverse Recommendation Change unless it is made in compliance with Section 6.3 and (y) this Section 6.8 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement.

Section 6.9 Indemnification and Insurance.

(a) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time, and any rights to advancement of expenses, existing as of the date hereof in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer of the Company or any of the Company’s Subsidiaries or any of their respective predecessors (in each case, when acting in such capacity or as a fiduciary of any Company Benefit Plan) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents in effect as of the date hereof) or any indemnification agreements in existence as of the date hereof, shall survive the Merger and continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder with respect to acts or omissions occurring at or prior to the Effective Time of such Company Indemnified Parties. From and after the Effective Time, Acquiror shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) From and after the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless each Company Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person is or was a director or officer of the Company, any of the Company’s Subsidiaries or any of their respective predecessors or, while serving as a director or officer, is or was a fiduciary of any Company Benefit Plan and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement and the Merger, in each case, to the fullest extent permitted by the Company Organizational Documents (or Company Subsidiary Organizational Documents), and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by the Company Organizational Documents (or Company Subsidiary Organizational Documents, as applicable); provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such Company Indemnified Party is not entitled to indemnification under this Section 6.9 or otherwise. Neither Acquiror nor the Surviving Corporation shall, without the prior written consent of the applicable Company Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for which such Company Indemnified Party would reasonably be expected to be entitled to indemnification hereunder, unless such settlement, compromise or consent (i) does not require such Company Indemnified Party to perform any covenant or refrain from engaging in any activity and (ii) does not include any statement as to, or an admission of, fault, violation, culpability, malfeasance or nonfeasance by, or on behalf of, such Company Indemnified Party. Acquiror and the Surviving Corporation shall provide the applicable Company Indemnified Party with the opportunity to participate in the defense of any matter for which such Company Indemnified Party would reasonably be expected to be entitled to indemnification hereunder. Acquiror’s and the Surviving Corporation’s obligations under this Section 6.9(b) shall continue in full force and effect for the period beginning upon the Effective Time and ending six (6) years from the Effective Time; provided, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, asserted or made within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

(c) Prior to the Effective Time, at the Company’s option, the Company shall, or, if the Company is unable to, Acquiror shall, cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case with respect to acts or omissions occurring at or prior to the Effective Time and for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the date of this Agreement; provided, however that the Company shall not pay an amount for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance for the policy period that includes the date of this Agreement. If such “tail” prepaid policy has been obtained by either the Company or the Surviving Corporation prior to or as of the Effective Time, Acquiror shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O

Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement, or (ii) Acquiror will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company Indemnified Parties who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the date of this Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Acquiror and the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance for the policy period that includes the date of this Agreement; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Acquiror or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), for a cost not exceeding such amount.

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents), by Contract or otherwise. Notwithstanding anything in this Agreement to the contrary, following the Effective Time, no Party shall amend, or seek to amend, this Section 6.9 (except to the extent such amendment permits the Company to provide broader indemnification rights on a retroactive basis to the Company Indemnified Parties).

(e) In the event that the Surviving Corporation or Acquiror or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Acquiror and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns or transferees of the Surviving Corporation or Acquiror, as the case may be, expressly assume or succeed to the obligations set forth in this Section 6.9.

Section 6.10 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Acquiror or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including each director and officer of the Company) to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. The Company shall provide Acquiror with a reasonable opportunity to review any resolutions or other documents in respect of the actions described in this Section 6.11 and will implement any reasonable comments that are timely provided by Acquiror in respect thereof.

Section 6.12 Financing Cooperation.

(a) Subject to the remaining provisions of this Section 6.12 and the Debt Financing Sources or other prospective lenders being subject to obligations of confidentiality on customary terms for syndicated lending transactions, prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide, and the Company and its Subsidiaries shall use their respective reasonable best efforts to cause their respective Representatives to provide, to Acquiror and its Affiliates (including Parent) all cooperation that may be reasonably requested by Acquiror (including reasonable requests of banks, initial purchasers, underwriters or other Debt Financing Sources or their counsel) to assist Acquiror and its Affiliates (including Parent) in the arrangement of any third party debt financing (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Acquiror and its Affiliates (including Parent) to prepare projections or pro forma financial statements) for the purpose of financing, directly or indirectly, the aggregate Merger Consideration, any repayment or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of the Acquiror or its Affiliates (the “Debt Financing”) (it being understood that the arrangement or receipt of any such financing is not a condition to the Merger); provided, that in no event shall the Company or any of its Subsidiaries be in breach of this Agreement because of (i) the failure to deliver, after use of reasonable best efforts to do so, any financial or other information that is not currently readily available as of the date hereof (or as of the date requested by Acquiror) or is not otherwise prepared in the ordinary course of the Company’s and its Subsidiaries’ respective businesses and operations at the time requested by Acquiror unless such failure to deliver any such information would result in the information previously provided by, or on behalf of, the Company containing an untrue statement of material fact or omitting to state any fact necessary to prevent such information from being materially misleading or (ii) the failure to obtain, after use of reasonable best efforts to do so, any review of any financial or other information by accountants or the furnishing of any reports or other information by accountants.

(b) For the avoidance of doubt, the Company shall not be required to provide, or to cause its Subsidiaries or its or their respective Representatives to provide, cooperation under this Section 6.12 that unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries. Nothing in this Section 6.12 shall require the Company or its Subsidiaries to (i) bear any out-of-pocket cost or expense for which it has not received prior reimbursement pursuant to Section 6.12(c) or pay any fee in connection with the Debt Financing, (ii) incur any liability in connection with the Debt Financing prior to the Effective Time, (iii) enter into any binding agreement or commitment that would be effective prior to the Effective Time and that does not terminate without liability to the Company and its Subsidiaries upon termination of this Agreement, or (iv) take any action that would (A) cause any natural person serving as a director, manager, partner, officer, employee or agent of the Company or any of its Subsidiaries to incur any personal liability or (B) require the Company or any of its Subsidiaries to provide access to, or disclose, information that reasonably would be expected to result in the waiver of any attorney-client, work product or other applicable privilege or protection.

(c) Acquiror shall, promptly upon written request by the Company, (i) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries and its and their respective Representatives in connection with their respective obligations under this Section 6.12 and (ii) indemnify, defend and hold harmless the Company and its Subsidiaries and their respective Representatives to the fullest extent permitted by applicable Law from and against any and all Liability suffered, sustained or incurred by, or asserted against, any of them, directly or indirectly relating to, or arising out of, this Section 6.12, the arrangement of the Debt Financing or any alternative financing or providing any of the information utilized in connection therewith, whether in respect of direct claims, third-party claims or otherwise, other than to the extent any of the foregoing arises from (A) the Willful Breach of the obligations of the Company, its Subsidiaries and their respective Representatives under this Section 6.12 or any fraud, intentional misrepresentation, willful misconduct, bad faith or gross negligence of the Company, its Subsidiaries or their respective Representatives or (B) material misstatements or omissions in information provided by the Company, its Subsidiaries or their respective Representatives in connection with the Debt Financing or any alternative financing. The foregoing obligations in this Section 6.12(c) shall survive the Closing or, if earlier, the termination of this Agreement. The provisions of this Section 6.12(c) are (i) intended to be for the benefit of, and shall be enforceable by, each Subsidiary of the Company and its respective Representatives and, in the case of Representatives who are natural persons, his or her heirs, executors and representatives.

Section 6.13 Treatment of Certain Company Indebtedness.

(a) If requested by Acquiror, the Company shall, and shall cause its Subsidiaries, as applicable, to deliver all notices and take all other reasonable actions required to facilitate (i) the termination of commitments under that certain Credit Agreement, dated as of June 29, 2016 (as amended, the “Credit Agreement”), by and between the Company, certain of its Subsidiaries as borrowers and guarantors, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto, (ii) the repayment in full (or, in the case of letters of credit, cash collateralization, to the extent Acquiror shall not have entered into an alternative arrangement with the issuing bank) of all obligations then-outstanding thereunder and (iii) the release of all Liens and guarantees in connection therewith, in each case, on the Closing Date in connection with such repayment (such termination, repayment and release, the “Existing Loan Agreement Termination”); provided, that (A) in no event shall this Section 6.13(a) require the Company or any of its Subsidiaries to cause such Existing Loan Agreement Termination unless the Closing shall have occurred and (B) Acquiror shall provide, or cause to be provided, all funds required to effect all such repayments and cash collateralization of letters of credit.

(b) On or prior to the second Business Day prior to the Closing Date, the Company shall use its reasonable best efforts to cause to be delivered by the administrative agent under the Credit Agreement or the applicable representative of the holders of such other Indebtedness, as the case may be, to Acquiror an executed payoff letter (subject to delivery of funds as arranged by Acquiror) with respect to the Credit Agreement and any other Indebtedness of the Company or any of its Subsidiaries (each, a “Payoff Letter”), in form and substance reasonably acceptable to Acquiror and the relevant Debt Financing Sources, each of which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement or agreement(s) governing such other Indebtedness, as applicable, as of the anticipated Closing Date and per diem additional amounts due and payable if such amount is not paid on the anticipated Closing Date (such amount payable with respect to such Payoff Letter and Credit Agreement or agreement(s) governing such other Indebtedness, as applicable, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under each such Payoff Letter, the Credit Agreement and all related loan documents, or the agreement(s) governing such other Indebtedness, as applicable, shall be terminated (but excluding any contingent obligations, including indemnification obligations or other obligations that, by their terms, survive the termination of the Credit Agreement and the related loan documents or the agreement(s) governing such other Indebtedness, as applicable, that in any such case are not then-due and payable), (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be automatically released and terminated upon the payment of each Payoff Amount on the Closing Date, (iv) provide authorizations to file any Uniform Commercial Code termination statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Liens and (v) evidence that, upon the receipt of payment of the Payoff Amount, all tangible collateral (including, without limitation, all equity certificates and related transfers or assignments in blank) securing the obligations under the Credit Agreement held in Bank of America, N.A.’s (or any of its Affiliates’) possession shall be promptly delivered to the Company or its designee.

Section 6.14 Transaction Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder or other holder of any Company Securities (whether directly or on behalf of the Company or otherwise) against the Company and/or its directors or officers, the Company shall (i) promptly notify Acquiror of such litigation, (ii) keep Acquiror reasonably informed with respect to the status thereof and (iii) give Acquiror the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any such litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle or enter into any negotiations for full or partial settlement of any such litigation, including, in each case, any payment of fees, without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that Acquiror shall not be obligated to consent to any settlement that does not include a full release of Acquiror and its Affiliates or that imposes equitable relief upon Acquiror or its Affiliates (including, after the Effective Time, the Company and its Subsidiaries).

Section 6.15 Obligations of Merger Sub and Surviving Corporation. Acquiror shall cause Merger Sub or the Surviving Corporation, as applicable, to perform its obligations under this Agreement, and, prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in, or contemplated by, this Agreement.

Section 6.16 Notification of Certain Matters.

(a) Each of the Company and Acquiror shall promptly notify the other of (i) any written notice or other communication received by such Party (or, to the Company’s knowledge, by any of its Affiliates or Representatives) from any person alleging that the consent of such person is or may be required in connection with the Merger, if the failure to obtain such consent would reasonably be expected to materially affect, impede or impair the consummation of the Merger and (ii) any Legal Proceedings commenced or, to such Party’s knowledge, threatened against, the Company or Acquiror or any of their respective Affiliates, that seek to materially impede or delay the consummation of the Merger, or that make allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

(b) The Company shall promptly notify Acquiror of (i) any inaccuracy of any representation or warranty of the Company contained herein in any material respect at any time during the term hereof and (ii) any failure of the Company (or its Subsidiaries) to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, in each case if and only to the extent that such inaccuracy, or such failure, would reasonably be expected to cause the condition to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(b) to fail to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.16(b) shall not affect or be deemed to modify any representation or warranty (or cure any inaccuracy thereof) of the Company set forth in this Agreement or the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

(c) Acquiror shall promptly notify the Company of (i) any inaccuracy of any representation or warranty of Acquiror or Merger Sub contained herein in any material respect at any time during the term hereof and (ii) any failure of Acquiror or Merger Sub to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, in each case if and only to the extent that such inaccuracy, or such failure, would reasonably be expected to cause the condition to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.3(b) to fail to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.16(c) shall not affect or be deemed to modify any representation or warranty of Acquiror or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by each of the Company and Acquiror, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Legal Prohibition. (i) No Order by any Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger and (ii) no Legal Proceeding shall have been brought by any Governmental Entity, and remain pending, that seeks an Order that would prohibit, enjoin or make illegal the consummation of the Merger; provided, however, that if the Effective Time shall not have occurred prior to, as applicable, (x) if neither the Company nor Acquiror has exercised its right to extend the Outside Date to the Extended Outside Date pursuant to Section 8.1(b), September 22, 2017 (the “First Fallaway Date”), (x) if Acquiror or the Company has exercised its right to extend the Outside Date to the Extended Outside Date pursuant to Section 8.1(b), December 20, 2017 (the “Second Fallaway Date”) or (z) if Acquiror has exercised its right to extend the Extended Outside Date to the Further Extended Outside Date pursuant to Section 8.1(b), March 23, 2018, then from and after such date (September 22, 2017, December 20, 2017 or March 23, 2018, as applicable) the condition set forth in this Section 7.1(b)(ii) shall be deemed to be satisfied.

(c) Regulatory Approval. Any waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and all other clearances or approvals under applicable Antitrust Laws, including those set forth on Section 7.1(c) of the Company Disclosure Schedule, shall have been obtained.

Section 7.2 Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Acquiror, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Article IV (other than in Section 4.1(a) ((Organization) (first sentence only)), Section 4.1(b) (Organization) (with respect to the Company Organizational Documents), Section 4.2 (Capital Stock) (other than clauses (i), (ii), (iii), (iv) and (vi) of the first sentence of Section 4.2(b), Section 4.2(d) (with respect to Subsidiaries that are not material to the Company), the first two sentences of Section 4.2(e) and, solely with respect to Practice Entities that are not material to the Company, the third, fourth and fifth sentences of Section 4.2(e)), Section 4.3(a), Section 4.3(b) and Section 4.3(d)(ii) (Corporate Authority Relative to this Agreement; No Violation), Section 4.11(b) (Absence of Certain Changes or Events), Section 4.18 (Opinion of

Financial Advisor), Section 4.19 (Finders or Brokers) and Section 4.20 (State Takeover Statutes)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (ii) Section 4.1(a) ((Organization) (first sentence only)), Section 4.1(b) (Organization) (with respect to the Company Organizational Documents), Section 4.2(e) (Capital Stock) (third and fourth sentences only with respect to Practice Entities that are material to the Company), Section 4.3(a), Section 4.3(b) and Section 4.3(d)(ii) (Corporate Authority Relative to this Agreement; No Violation) and Section 4.19 (Finders or Brokers) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 4.2 (Capital Stock) (other than clauses (i), (ii), (iii), (iv) and (vi) of the first sentence of Section 4.2(b), Section 4.2(d) (with respect to Subsidiaries that are not material to the Company), the first four sentences of Section 4.2(e) and, solely with respect to Practice Entities that are not material to the Company, the fifth sentence of Section 4.2(e)), Section 4.18 (Opinion of Financial Advisor) and Section 4.20 (State Takeover Statutes) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies with respect to Section 4.2 (Capital Stock) and (iv) Section 4.11(b) (Absence of Certain Changes or Events) shall be true and correct at and as of the date of this Agreement; provided, that, in the case of clauses (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii) above, as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all covenants required by the Agreement to be performed or complied with by it prior to the Closing.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement.

(d) Closing Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror set forth in (i) Article V (other than in Section 5.1, Section 5.2 (other than Section 5.2(c)(ii))) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Acquiror Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have an Acquiror Material Adverse Effect and (ii) Section 5.1, Section 5.2 (other than Section 5.2(c)(ii))) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period.

(b) Performance of Obligations of Acquiror and Merger Sub. Each of Acquiror and Merger Sub shall have performed or complied with in all material respects all covenants required by the Agreement to be performed or complied with by it prior to the Closing.

(c) Closing Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows:

(a) by the mutual written consent of the Company and Acquiror;

(b) by either the Company or Acquiror, if the Effective Time shall not have occurred on or prior to October 6, 2017 (the “Outside Date”); provided, that if on or after the fifth Business Day prior to the First Fallaway Date all of the conditions to Closing, other than the condition set forth in Section 7.1(c) (or Section 7.1(b) as it relates to the HSR Act or any other Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Party to January 5, 2018 (the “Extended Outside Date”); provided, further, that if on or after the fifth Business Day prior to the Second Fallaway Date all of the conditions to Closing, other than the condition set forth in Section 7.1(c) (or Section 7.1(b) as it relates to the HSR Act or any other Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, the Extended Outside Date may be further extended by Acquiror to April 6, 2018 (the “Further Extended Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure of the Closing to have occurred on or before the Outside Date, Extended Outside Date or Further Extended Outside Date, as applicable, was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a material breach of this Agreement);

(c) by either the Company or Acquiror if, prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have entered an Order that has become final and non-appealable or any Law shall have been adopted or become effective, in each case that permanently prohibits, enjoins or makes illegal the consummation of the Merger; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied in all material respects with its obligations under Section 6.5 to contest, appeal and remove such Order; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the issuance of the Order or the occurrence of any such other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a material breach of this Agreement);

(d) by either the Company or Acquiror, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof;

(e) by the Company if (i) Acquiror or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in Section 7.3(a) or Section 7.3(b) not being satisfied and (ii) which breach, failure to perform or inaccuracy (A) is either not curable or (B) if capable of being cured, is not cured by the earlier of (I) the Outside Date, Extended Outside Date or Further Extended Outside Date, as applicable, and (II) the date that is twenty (20) Business Days following written notice from the Company to Acquiror; provided, however, that the right to terminate the Agreement pursuant to this Section 8.1(e) shall not be available to the Company if it is then in breach of any representations, warranties, covenants or agreements under this Agreement (which breach would result in the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied);

(f) by Acquiror (i) if the Company has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than an intentional and material breach of Section 6.3), which breach would result in the conditions in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied; and (ii) which breach, failure to perform or inaccuracy (A) is either not curable or (B) if capable of being cured, is not cured by the earlier of (I) the Outside Date, Extended Outside Date or Further Extended Outside Date, as applicable, and (II) the date that is twenty (20) Business Days following written notice from Acquiror to the Company; provided, however, that the right to terminate the Agreement pursuant to this Section 8.1(f) shall not be available to the Acquiror if it is then in breach of any representations, warranties, covenants or agreements under this Agreement (which breach would result in the conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied);

(g) by the Company, prior to receipt of the Company Stockholder Approval, in order to substantially concurrently with such termination enter into a definitive agreement relating to a Company Superior Proposal to the extent permitted by and subject to the terms of Section 6.3(f) so long as the Company pays, or causes to be paid, to Acquiror the Termination Fee pursuant to Section 8.3(c) prior to or concurrently with, and as a condition to the effectiveness of, such termination; or

(h) by Acquiror, (i) at any time following an Adverse Recommendation Change or (ii) if the Company shall have materially breached Section 6.3; provided, that Acquiror’s right to terminate this Agreement pursuant to this Section 8.1(h) shall expire upon receipt of the Company Stockholder Approval.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other Parties in accordance with Section  9.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of this Section 8.2, Section 6.12(c), Section 8.3 and Article IX shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Acquiror or Merger Sub, on the other hand, to the other except (a) as provided in Section 6.12(c) or Section 8.3 or (b) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 8.3 Termination Fees.

(a) If (i) Acquiror or the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(d) or Acquiror terminates this Agreement pursuant to Section 8.1(f) (or this Agreement is terminated under any other provision of Section 8.1, and at such time could have been terminated under any of the foregoing Sections), (ii) a Company Takeover Proposal shall have been made or publicly made known after the date of this Agreement and not, as applicable, (x) in the case of a Company Takeover Proposal that has not been publicly made known after the date of this Agreement, withdrawn in writing in good faith (with a copy of such written withdrawal having been delivered to Acquiror), or (y) in the case of a proposal made known publicly, publicly withdrawn, in each case ((x) and (y)), prior to such termination (in the case of a termination pursuant to Section 8.1(b) or Section 8.1(f)) or the later of the Company Special Meeting and any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(d)) and (iii) at any time on or prior to the first (1st) anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal (provided that references in the definition of “Company Takeover Proposal” to twenty percent (20%) shall be deemed to be fifty percent (50%)) with any person (a “Company Takeover Transaction”), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction and the consummation of any Company Takeover Transaction.

(b) If Acquiror terminates this Agreement pursuant to Section 8.1(h), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, within three (3) Business Days after such termination.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(d) “Termination Fee” shall mean a cash amount equal to $275,000,000. Anything to the contrary in this Agreement notwithstanding, if the Termination Fee shall become due and payable in accordance with this Section 8.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.3 except in the case of fraud or Willful Breach and Acquiror agrees, on behalf of itself and its Affiliates and their respective Representatives, that, following payment by the Company to Acquiror of the Termination Fee, no Person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Affiliates or any of their respective Representatives relating to, or arising out of, this Agreement, any of the transactions contemplated hereby or any matter forming the basis of this Agreement’s termination, except in each case for fraud or Willful Breach. In no event shall Acquiror or its designee be entitled to more than one (1) payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(e) Each of the Parties hereto acknowledges that the payment of the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Acquiror in the circumstances in which the Termination Fee is due and payable or reimbursable, as applicable, and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 8.3, then (i) the Company shall reimburse Acquiror or its designee for all reasonable costs and expenses (including reasonable disbursements and fees of outside legal counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Acquiror or its designee interest on such amount from and including the date payment of such amount was due but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2.00%).

(f) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries and its and their respective directors, officers and employees (in each case, in their respective capacities as such and prior to the Closing of the Merger)) hereby waives any rights or claims against any Debt Financing Source (in their capacity as such) in connection with this Agreement or the Debt Financing, whether at law or equity, in Contract, in tort or otherwise. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source (in their capacity as such) shall have any liability for any claims, losses, settlements, Liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, officers, directors and employees (in each case, with respect to such Subsidiaries, officers, directors and employees prior to the Closing of the Merger) in connection with this Agreement or the Debt Financing or the transactions contemplated thereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including, for the avoidance of doubt, Section 6.9 (Indemnification and Insurance) and Section 6.12(c) (Financing Cooperation)).

Section 9.2 Expenses. Except as set forth in Section 6.5(b), Section 6.12, Section 6.13 and Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.5 Jurisdiction; Specific Enforcement.

(a) Each of the Parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such Chosen

Court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.7 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts designated in Section 9.5(a) or Section 9.5(c), as applicable, without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 8.3. Nothing contained in this Section 9.5(b) shall be deemed to be an election of remedies. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Agreement.

(c) Notwithstanding anything herein to the contrary, each Party further agrees that (i) New York State or United States federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any claims, suits, actions or proceedings (whether at law or at equity and whether brought by any Party or any other person) brought against any lender, arranger or other provider of Debt Financing and their respective Affiliates and Representatives or other Debt Financing Source in connection with the Debt Financing or this Agreement, (ii) that no Party will bring or permit any of their Affiliates to bring, any such claim, suit or proceeding in any other court, in each case, except to the extent otherwise contemplated by any Contract between such Debt Financing Source and Acquiror or any of its Affiliates and (iii) except as expressly set forth in any agreement related to the Debt Financing to which a Debt Financing Source is a party, all claims, suits or proceedings involving the Debt Financing arising out of or relating to the Debt Financing or any agreement related thereto or the performance of the foregoing by the Debt Financing Sources shall be governed by the Laws of the State of New York, without giving effect to the conflicts of laws rules or principles thereof to the extent such rules or principles would require or permit the application of Laws of a jurisdiction other than the State of New York. In furtherance of the foregoing, each Party (I) submits to the exclusive jurisdiction of any New York State or United States federal courts sitting in the borough of Manhattan, City of New York in any claim, suit, action or proceeding brought against any lender, arranger or other provider of Debt Financing and their respective Affiliates and Representatives or other Debt Financing Source in connection with the Debt Financing or this Agreement, agrees that all claims in respect of such action, suit or proceeding may be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating thereto in any other court and (II) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 9.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER AND THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email to the Party to be notified; provided, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.7 and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.7; or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

If to Acquiror, Parent or Merger Sub, to:

c/o Mars, Incorporated

6885 Elm Street

McLean, VA, 22101

Attention: Peter Seka, General Counsel, Corporate Development

Email:      peter.seka@effem.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Attention:   Howard Ellin

                   Neil Stronski

                   June Dipchand

Email:        Howard.Ellin@skadden.com

                   Neil.Stronski@skadden.com

                   June.Dipchand@skadden.com

If to the Company, to:

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

Attention: Robert L. Antin, Chief Executive Officer and President

Email:      ba.antin@vca.com

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

Attention: Legal Department

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars

Suite 600

Los Angeles, CA 90067-6022

(310) 728-3204

Attention:  Frank Reddick

Email:        freddick@akingump.com

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue

Suite 4100

Dallas, TX 75201-4624

(214) 969-2800

Attention:  J. Kenneth Menges Jr., P.C.

Email:        kmenges@akingump.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, that each of Merger Sub and Acquiror may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent upon prior written notice to the Company, but no such assignment shall relieve Parent, Acquiror or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquiror, and Merger Sub; provided, that, without the further approval of the stockholders of the Company and the sole stockholder of Merger Sub, no such amendment or waiver shall be made or given after the Company Stockholder Approval that requires the approval of the stockholders of the Company or the sole stockholder of Merger Sub under the DGCL unless the required further approval is obtained; provided, further, that this further proviso to this first sentence of Section 9.11 and Sections 8.3(f), 9.4, 9.5(c), 9.6 and 9.13 may not be amended or waived in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Acquiror or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Acquiror and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third Party Beneficiaries. Except for (a) the right of the Company Indemnified Parties to enforce the provisions of Section 6.9 (Indemnification and Insurance), (b) the rights of the Company, its Subsidiaries and their respective Representatives to enforce the provisions of Section 6.12(c) (Financing Cooperation), (c) at and after the Effective Time, the rights of the holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (d) at and after the Effective Time, the rights of the holders of Company Options, Company Restricted Stock and Restricted Stock Units to receive the payments contemplated by the applicable provisions of Section 3.3, in each case in accordance with the terms and conditions of this Agreement, (e) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages for Acquiror’s or Merger Sub’s breach of this Agreement (provided, however, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (e) of this Section 9.13 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion), each of Acquiror, Merger Sub and the Company agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The foregoing notwithstanding, each Debt Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Section 8.3(f), Section 9.4, Section 9.5, Section 9.6, the further proviso to the first sentence of Section 9.11 and this Section 9.13, and may enforce such provisions.

Section 9.14 Interpretation.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (vii) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) a reference to any person includes such person’s successors and permitted assigns; (xi) references to “$” shall mean U.S. dollars; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (xiv) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; and (xv) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.15 Guaranty.

(a) Parent, in order to induce the Company to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) each and every covenant, agreement and other obligation of Acquiror and Merger Sub, including the due, punctual and full payment and performance of Acquiror’s and Merger Sub’s (including their permitted designees’ and assigns’) obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of any of Acquiror’s and Merger Sub’s representations, warranties or covenants herein), subject to any and all limitations on Acquiror’s and Merger Sub’s covenants, agreements and other obligations hereunder.

(b) This Guaranty is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Acquiror’s and Merger Sub’s and/or their respective designees’ or assigns’ Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Parent hereby waives (i) any right to require the Company, as a condition of payment or performance by Parent of any obligations of Acquiror or Merger Sub hereunder, to proceed against Acquiror or Merger Sub or pursue any other remedy whatsoever in the event that Acquiror or Merger Sub fails to perform its obligations hereunder, and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties.

(c) Parent represents and warrants to the Company that (i) Parent is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to execute and deliver this Guaranty, and to perform its obligations hereunder, (ii) the execution, delivery and performance by Parent of this Guaranty have been approved by all requisite corporate action, and (iii) no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Guaranty. Except for the representations and warranties of Parent expressly set forth in this Section 9.15(c) and of Acquiror and Merger Sub expressly set forth in Article V, or in a certificate delivered pursuant to this Agreement, none of Parent, Acquiror, Merger Sub or any other person on behalf of Parent, Acquiror or Merger Sub makes any express or implied representation or warranty with respect to Parent, Acquiror, Merger Sub or with respect to any other information provided to the Company or any of its Affiliates in connection with the transactions contemplated hereby.

(d) Without limiting in any way the foregoing Guaranty, but subject in all respects to any and all limitations on Acquiror’s and Merger Sub’s covenants, agreements and other obligations hereunder, Parent agrees to cause, and to take all actions to enable, Acquiror and Merger Sub to adhere to each provision of the Agreement which requires an act or omission on the part of Acquiror or Merger Sub or any of their respective Affiliates to cause or enable Acquiror and Merger Sub to comply with their respective obligations under this Agreement.

(e) The provisions of Section 9.1 (No Survival), Section 9.2 (Expenses), Section 9.3 (Counterparts; Effectiveness), Section 9.4 (Governing Law), Section 9.5 (Jurisdiction; Specific Enforcement), Section 9.6 (Waiver of Jury Trial), Section 9.7 (Notices), Section 9.8 (Assignment; Binding Effect), Section 9.9 (Severability), Section 9.10 (Entire Agreement), Section 9.11 (Amendments; Waivers), Section 9.12 (Headings), Section 9.13 (No Third Party Beneficiaries) and Section 9.14 (Interpretation) of this Agreement will be deemed to be applicable to this Section 9.15, and for the purposes of such Sections, Parent shall be considered a “Party”.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VCA INC.

By:	/s/ Robert L. Antin
Name: Robert L. Antin
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

MMI HOLDINGS, INC.

By:	/s/ Peter Seka
Name: Peter Seka
Title: Authorized Signatory

By:	/s/ Alistair Mackworth Gee
Name: Alistair Mackworth Gee
Title: Authorized Signatory

VENICE MERGER SUB INC.

By:	/s/ Peter Seka
Name: Peter Seka
Title: Authorized Signatory

By:	/s/ Alistair Mackworth Gee
Name: Alistair Mackworth Gee
Title: Authorized Signatory

MARS, INCORPORATED
(solely for the purposes of Section 9.15)

By:	/s/ Peter Seka
Name: Peter Seka
Title: Authorized Signatory

By:	/s/ Alistair Mackworth Gee
Name: Alistair Mackworth Gee
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

ANNEX B

EXECUTION COPY

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of January [●], 2017, among MMI Holdings, Inc., a Delaware corporation (“Acquiror”), and [●] (“Stockholder”), a stockholder of VCA Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock of the Company, par value $0.001 (“Company Shares”), as set forth opposite such Stockholder’s name on Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Venice Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Mars, Incorporated (for the purposes of a specific section only), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, the approval of the Merger and the adoption of the Merger Agreement by the affirmative vote or consent of the holders, as of the record date for the stockholders of the Company Stockholder Meeting, of at least a majority of the outstanding number of Company Shares, is a condition to the consummation of the Merger;

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has determined to vote in favor of the Merger and the other transactions contemplated in the Merger Agreement and in furtherance thereof has agreed to enter into this Agreement; and

WHEREAS, in order to induce Acquiror to enter into the Merger Agreement, Acquiror has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Company Shares, now or hereafter “beneficially owned” by Stockholder.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01 Voting Agreement. Stockholder shall (x) appear at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Stockholder Meeting) of the stockholders of Company concerning proposals related to the Merger, Merger Agreement, any Company Takeover Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the Company Shares owned (whether beneficially or of record) at such time by Stockholder to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Company for written consent, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Shares (including any New Company Shares (as defined below), as applicable) owned (whether beneficially or of record) at such time by Stockholder:

(a) with respect to each meeting at which a vote of the Stockholder on the Merger is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;

(b) against any Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions or matters contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction that is intended, or that would or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions expressly contemplated by the Merger Agreement or the performance by such Stockholder of its obligations under this Agreement;

(d) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement; and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Merger (clauses (a) through (e) of this Section 1.01, the “Required Votes”).

Section 1.02 Solicitation. Stockholder further agrees that, until the termination of this Agreement, Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with either the proposal to approve the Merger Agreement and the Merger or any Company Takeover Proposal, (b) subject to Section 5.15, initiate a stockholders’ vote with respect to a Company Takeover Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to a Company Takeover Proposal.

Section 1.03 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted by Stockholder with respect to Company Shares owned (whether beneficially or of record) by it as of the date of this Agreement. By entering into this Agreement, Stockholder hereby irrevocably grants to, and appoints, Acquiror and any designee of Acquiror (determined in Acquiror’s sole discretion) as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.03) any Company Shares owned (whether beneficially or of record) by Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Vote in Section 1.01. The proxy granted by Stockholder pursuant to this Section 1.03, except upon the termination of this Agreement in accordance with Section 5.03, is irrevocable and is granted in consideration of the Acquiror entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Stockholder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.03, is intended to be irrevocable. Each Stockholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.03, to vote its Company Shares (including any New Company Shares) in accordance with Section 1.01(a) through Section 1.01(e) above. The parties agree that the foregoing is a voting agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Acquiror that:

Section 2.01 Authorization.

(a) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its covenants and other obligations hereunder. The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of its covenants and obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Stockholder, and no additional proceedings or actions on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement, the performance by the Stockholder of its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Law affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Stockholder’s spouse is necessary under any community property or other applicable Laws for Stockholder to enter into, and perform, his obligations under this Agreement.

Section 2.02 Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, (ii) require any consent or other action by any person under any provision of any agreement or other instrument binding on Stockholder, or (iii) result in the creation of any Lien upon the Company Shares.

Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of the Stockholder, threatened against such Stockholder or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by Acquiror of its rights under this Agreement or the ability of the Stockholder to fully perform its covenants and obligations pursuant to this Agreement.

Section 2.04 No Inconsistent Agreements. Except for this Agreement, such Stockholder has not:

(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Company Shares with respect to the matters set forth in Section 1.01; or

(b) deposited any of its Company Shares into a separate voting trust or entered into a voting agreement with respect to any of its Company Shares (or any other agreement or arrangement with respect to the voting of such Company Shares).

Section 2.05 Ownership. As of the date hereof, (a) Stockholder owns (whether beneficially or of record) those Company Shares set forth opposite such Stockholder’s name on Exhibit A. Stockholder is the sole beneficial owner and has (and, other than in connection with Transfers to Permitted Transferees in accordance with the terms hereof), will have at all times through the Closing) sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by this Agreement, Liens applicable to the Company Shares that may exist pursuant to securities Laws, under the Company’s organizational documents or customary Liens pursuant to the terms of any custody or similar agreement applicable to the Company Shares held in brokerage accounts (collectively, “Permitted Liens”)), (b) no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Company Shares, and (c) Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Company Shares owned (whether beneficially or of record) by Stockholder.

Section 2.06 Broker Fees . There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Stockholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.

Section 2.07 Acknowledgement. Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Acquiror represents and warrants to Stockholder that:

Section 3.01 Authorization.

(a) Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquiror has been duly authorized by all necessary corporate action on the part of Acquiror, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Acquiror, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Law affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02 Non-Contravention. The execution, delivery and performance by the Acquiror of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, (ii) require any consent or other action by any person under any provision of any agreement or other instrument binding on the Acquiror, or (iii) result in the creation of any Lien upon any of the properties or assets of Acquiror.

Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of the Acquiror, threatened against Acquiror or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by Stockholder of its rights under this Agreement or the ability of the Acquiror to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 4.01 No Proxies for or Encumbrances on Company Shares. Stockholder shall not, without the prior written consent of the Acquiror, directly or indirectly, (i) grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Company Shares or deposit any Company Shares in a voting trust, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Stockholder from voting the Company Shares owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.

Section 4.02 No Transfer of Company Shares.

(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.03, except as consented to in advance in writing by Acquiror, Stockholder agrees not to, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”) the Company Shares or any New Company Shares, other than to a Permitted Transferee (as defined below), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of, any Company Shares or New Company Shares; provided, that, a Transfer may be made to a Permitted Transferee only if (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Acquiror with the ability to enforce the obligations of the transferring Stockholder and the Permitted Transferee with respect to the Company Shares, including causing such Company Shares to vote in accordance with the Required Votes; and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Acquiror pursuant to Section 5.04.

(b) From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Company Shares or any certificate or uncertificated interest representing any of Stockholder’s Company Shares, except as permitted by, and in accordance with, this Agreement.

(c) Any attempted Transfer of Company Shares in violation of this Section 4.02 shall be null and void.

(d) A “Permitted Transferee” means, with respect to Stockholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder, (iii) any trust, the beneficiaries of which include only the Stockholder and his family members (including the persons named in clause (ii)), (iv) any partnership or limited liability company, all partners or members of which include only the Stockholder and his family members (including the persons named in clause (ii)) and any trust named in clause (iii), (v) if the Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Company Shares (including any New Company Shares), and (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto. For the avoidance of doubt, a Permitted Transferee may Transfer Company Shares to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Company Shares. Stockholder agrees that any Company Shares (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the Company) that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Company Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as the Company Shares currently owned by Stockholder (it being understood, for the avoidance of doubt, that any such New Company Shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof, and the representations and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Company Shares is acquired).

Section 4.04 No Solicitation. Stockholder hereby agrees that, during the term of this Agreement, Stockholder shall not take any action, in his capacity as a stockholder of the Company, that the Company otherwise is then-prohibited from taking under Section 6.3 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take certain actions set forth in Section 6.3 of the Merger Agreement with respect to a Company Takeover Proposal, Stockholder in his capacity as an officer or director of the Company will be free to participate in any discussions or negotiations regarding such actions in accordance with and subject to the provisions of the Merger Agreement.

Section 4.05 Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by the Acquiror and the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Stockholder’s identity and ownership, this Agreement and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that, Acquiror shall (with respect to any of its disclosures) give Stockholder and his legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, Stockholder hereby consents to the filing of this Agreement by the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). As promptly as practicable after obtaining actual knowledge thereof, Stockholder shall notify the Acquiror and the Company of any required corrections with respect to such information previously supplied by Stockholder to the Acquiror or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.06 Appraisal and Dissenter’s Rights. Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Company Shares or New Company Shares.

Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Company Shares, the terms “Company Shares” and “New Company Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Definitional and Interpretative Provisions.

(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(b) For the purposes of this Agreement, (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (vii) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) a reference to any person includes such person’s successors and permitted assigns; (xi) references to “$” shall mean U.S. dollars; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (xiv) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; and (xv) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(c) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.

Section 5.02 Further Assurances. The Acquiror and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the mutual written consent of the Acquiror and Stockholder and (iii) the receipt of the Company Stockholder Approval; provided, that, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Section 5.02) shall survive any termination of this Agreement.

Section 5.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Acquiror in accordance with Section 9.7 of the Merger Agreement and to the Stockholder at its address set forth in Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice). The Stockholder shall be required to give Acquiror prompt (and in any event within 24 hours) written notice of any breaches of any representation, warranty, covenant or agreement of the Stockholder set forth in this Agreement that would prevent or delay the performance by the Stockholder of its obligations under this Agreement in any material respect.

Section 5.05 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the Acquiror may transfer or assign its rights and obligations to any Affiliate of the Acquiror.

Section 5.07 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Each of Acquiror and the Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the actions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any actions contemplated by this Agreement in any court other than any such Chosen Court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any claim, action, suit, litigation, arbitration, proceeding or other action (“Legal Proceeding”) arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the actions contemplated hereby.

Section 5.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND IN SECTION 5.07.

Section 5.09 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Stockholder, on the one hand, or Acquiror, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Stockholder, on the one hand, and Acquiror, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

Section 5.12 Entire Agreement. This Agreement, the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, and to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.13 No Third-Party Beneficiaries. Each of Acquiror and the Stockholder agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

Section 5.14 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Company Shares beneficially owned by Stockholder. All rights, ownership and economic benefits of and relating to such Company Shares shall remain vested in and belong to Stockholder, and the Acquiror shall not have any authority to direct the Stockholder in the voting or disposition of such Company Shares except as otherwise provided herein.

Section 5.15 Capacity. Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Company Shares and nothing herein shall limit, restrict or otherwise affect any actions taken by Stockholder in his capacity as director, officer or employee of the Company (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict

Stockholder, in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising such Stockholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MMI HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER:

[Signature Page to Voting Agreement]

Exhibit A

Stockholder Information

Stockholder	Company Shares	Notice Address
[●]	[●]	[●]

Exhibit A

ANNEX C

OPINION OF BARCLAYS CAPITAL INC.

745 Seventh Avenue New York, NY 10019 United States

January 7, 2017

Board of Directors

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064

Members of the Board of Directors:

We understand that VCA Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with MMI Holdings, Inc. (“Parent”), a wholly owned subsidiary of Mars, Incorporated (“Mars”), pursuant to which (i) Venice Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company being the surviving corporation, and (ii) each share of common stock, par value $0.001 per share, of the Company issued and outstanding shall be converted into the right to receive $93.00 in cash (the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger by and among the Company, Parent, Merger Sub and (solely for the purpose of Section 9.15 thereof) Mars, dated as of January 7, 2017 (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than Parent and its affiliates) of the Merger Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of January 7, 2017, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including preliminary financial information for the quarter and fiscal year ended December 31, 2016 and financial projections of the Company prepared by management of the Company (collectively, the “Projections”); (4) a trading history of the Company’s common stock from January 6, 2014 to January 6, 2017 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) published estimates of independent research analysts with respect to the future financial performance and price targets for the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of the Company, we have assumed that such Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such Projections. We assume no responsibility for and we express no view as to any such Projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Merger Consideration to be offered to the stockholders of the Company (other than Parent and its affiliates) in the Proposed Transaction is fair, from a financial point of view, to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Mars and certain of its affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (i) Joint Lead Arranger in the refinancing of the Company’s $1.6 billion Revolving Credit Facility and Term Loan A Facility and (ii) Barclays is a lender under the Company’s Revolving Credit Facility. We have not, in the past two years, performed and investment banking or financial services for, and have not received any fees from, Mars or its affiliates.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Mars and certain of its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.					For	Against	Abstain
1

The proposal to approve the adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of January 7, 2017, by and among the Company, MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Acquiror, and, solely for purposes of Section 9.15 of the merger agreement, Mars, Incorporated, a Delaware corporation.

					☐	☐	☐
2

The proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers in connection with the merger.

					☐	☐	☐
3

The proposal to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the adoption of the merger agreement.

					☐	☐	☐
NOTE: PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING ARE LISTED ABOVE ALONG WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES CUSIP # SEQUENCE #
	Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com.

VCA INC. SPECIAL MEETING OF STOCKHOLDERS [ ● ], 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoint(s) Robert L. Antin and Tomas W. Fuller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VCA Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ● ] [a.m.] [p.m.], Pacific Time on [ ● ], [ ● ], 2017 at 12401 W. Olympic Blvd., Los Angeles, CA 90064, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). ANY STOCKHOLDER(S) COMPLETING THIS PROXY THAT FAIL(S) TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING THE SHARES HELD BY SUCH STOCKHOLDER(S) AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF PROPOSALS 1, 2 AND 3.

IF VOTING BY MAIL PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side